As filed with the Securities and Exchange Commission on March 26, 2004.

Registration No. 333-110029

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRODER BROS., CO.*

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	5136 (Primary Standard Industrial Classification Number)	38-1911112 (I.R.S. Employer Identification No.)

401 E. Hunting Park Ave.

Philadelphia, Pennsylvania 19124

Telephone: (215) 291-0300

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

David Hollister

Chief Financial Officer and Secretary

401 E. Hunting Park Ave.

Philadelphia, Pennsylvania 19124

Telephone: (215) 291-0300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dennis M. Myers, P.C.

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Telephone: (312) 861-2000

*	The Co-Registrants listed on the next page are also included in this Form S-4 Registration Statement as additional Registrants.

Approximate date of commencement of proposed sale of the securities to the public:    The exchange will occur as soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Exact Name of Additional Registrants*	Primary Standard Industrial Classification Number	Jurisdiction of Formation	I.R.S. Employer Identification No.
TSM Acquisition Co.	5136	Delaware	77-0601218
ASHI, Inc.	5136	Delaware	51-0397048

*	The address for each of the Additional Registrants is c/o 401 E. Hunting Park Ave., Philadelphia, Pennsylvania 19124. telephone: (215) 291-0300.

The name, address, including zip code of the agent for service for each of the Additional Registrants is David Hollister, Chief Financial Officer and Secretary of Broder Bros., Co., 401 E. Hunting Park Ave., Philadelphia, Pennsylvania 19124, telephone: (215) 291-0300.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell nor is it an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                      , 2004

PROSPECTUS

BRODER BROS., CO.

Exchange Offer for

$175,000,000

11 1/4% Senior Notes due 2010

We are offering to exchange:

up to $175,000,000 of our new 11 1/4% Senior Notes due 2010, series B for

a like amount of our outstanding 11 1/4% Senior Notes due 2010.

Material Terms of Exchange Offer

♦	The terms of the notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the transfer restrictions and registration rights relating to the outstanding notes will not apply to the exchange notes.

♦	The exchange notes will be guaranteed on a senior unsecured basis by all of the existing and future material domestic subsidiaries of Broder Bros., Co.

♦	There is no existing public market for the outstanding notes or the exchange notes. We do not intend to list the exchange notes on any securities exchange or seek approval for quotation through any automated trading system.

♦	You may withdraw your tender of notes at any time before the expiration of the exchange offer. We will exchange all of the outstanding notes that are validly tendered and not withdrawn.

♦	The exchange offer expires at 5:00 p.m., New York City time, on , 2004, unless extended.

♦	The exchange of notes will not be a taxable event for U.S. federal income tax purposes.

♦	The exchange offer is not subject to any condition other than that it not violate applicable law or any applicable interpretation of the Staff of the SEC.

♦	We will not receive any proceeds from the exchange offer.

For a discussion of the material risk factors that you should consider before participating in this exchange offer, see “ Risk Factors” beginning on page 15 of this prospectus.

Neither the SEC nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    , 2004

We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.

Until                             , 2004, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

Broder Bros., Co. is a Michigan corporation. Our principal executive offices are located at 401 E. Hunting Park Ave., Philadelphia, Pennsylvania 19124 and our telephone number at that address is (215) 291-0300.

In this prospectus, unless the context requires otherwise, “Broder,” “we,” “our,” and “us” refer collectively to Broder Bros., Co. and its consolidated subsidiaries. For periods after the acquisition, “Alpha” refers to the former business operated by Alpha Shirt Holdings, Inc. After consummation of the Alpha acquisition described elsewhere in this prospectus, Alpha Shirt Holdings, Inc. and its operating subsidiary, Alpha Shirt Company, Inc., were merged into Broder. Broder continues to operate the Alpha business in substantially the same manner as it was conducted prior to the Alpha acquisition.

i

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to participate in the exchange offer. We urge you to read this entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and the notes to those statements.

The Company

We are a leading distributor of imprintable sportswear and accessories in the United States. We source product from more than 35 suppliers and sell to over 50,000 customers. Our decorator customers then sell imprinted sportswear and accessories to a highly diversified range of end-consumers. From 1999 through 2003, revenues for Broder increased by 43.6% from $339.6 million to $487.8 million, and gross profits increased by 50.0% from $51.1 million to $76.7 million. From 1999 through 2002, revenues for Alpha increased by 26.9% from $322.4 million to $409.0 million, and gross profits increased by 56.7% from $46.7 million to $73.2 million. Growth for each of Broder and Alpha was driven by both organic unit volume growth and acquisitions as more fully described herein. On a pro forma basis after giving effect to the Alpha acquisition, and recognizing restructuring charges related to the ongoing integration of the Alpha business, we had net sales of $798.6 million, income from operations of $5.8 million, net loss of $(12.9) million and EBITDA of $27.5 million for the year ended December 31, 2003. See additional EBITDA discussion on pages 9 to 10 of Summary Pro Forma Consolidated Financial Data, including a reconciliation of EBITDA to historical cash flows from operations.

Industry Overview and Trends

Imprintable sportswear and accessories is an estimated $8 billion U.S. market in wholesale revenues. Within the overall market, imprintable sportswear and accessories sold for corporate promotional purposes in the U.S. is estimated at $3 billion in wholesale revenue. Imprintable sportswear unit volume has grown over the last eight years, increasing at a compound annual growth rate of approximately 7%.

Competitive Strengths

We believe that our principal competitive strengths include:

•	Our scale and position as a leading distributor;

•	We offer one of the most extensive product lines in the industry;

•	We have the most extensive distribution network in the imprintable sportswear and accessories industry;

•	We provide value-added merchandising, marketing and promotional support to our customers;

•	Our operating model generates gross profit growth opportunities and significant free cash flow; and

•	We have an experienced management team.

Business Strategy

Our business strategy is to:

•	Leverage our scale;

•	Maintain two national brands, Broder and Alpha;

•	Continue to focus on operational excellence;

•	Enhance local market positions with organic growth; and

•	Pursue selective acquisitions of companies that meet our key evaluation criteria.

Risks Relating to Our Business Strategy

Some of the challenges and risks inherent to our business strategy are:

•	Our industry is highly competitive and if we are unable to compete successfully we could lose customers and our sales may decline.

•	We may not realize all of the anticipated operating synergies and cost savings from the Alpha acquisition.

•	Any disruption in our supplier’s ability to deliver products to us or a decrease in demand for their products could have an adverse effect on our results of operations and damage our customer relationships.

Recent Developments

On September 22, 2003, Broder acquired all of the outstanding capital stock of Alpha Shirt Holdings, Inc. Immediately after consummation of the acquisition, Alpha and its subsidiaries were merged with and into Broder, except for ASHI, Inc. which became a direct, wholly owned subsidiary of Broder. The total cash consideration in the acquisition was $247.8 million, including indebtedness repaid or assumed at closing and related fees and expenses.

The aggregate cash costs, together with the necessary funds to refinance certain existing indebtedness of Broder and pay the related fees and expenses, were financed by the following transactions:

›	$76.0 million of new equity contributed to Broder by Bain Capital, LLC, or “Bain Capital”—one of Broder’s principal equity investors—, management and other investors, which we refer to as “equity contribution”;

›	borrowings by Broder of $92.0 million under a new $175.0 million revolving credit facility, which we refer to as the “new revolving credit facility”; and

›	proceeds from the issuance and sale of the outstanding notes.

For ease of reference, we use the term “Transactions” to collectively refer to the: (i) Alpha acquisition, including repayment of Alpha’s outstanding indebtedness; (ii) equity contribution; (iii) new revolving credit facility; (iv) outstanding notes; (v) refinancing of substantially all of Broder’s pre-transaction indebtedness (as described in “Use of Proceeds”); and (vi) fees and expenses related to the foregoing.

Corporate Structure

Broder Bros., Co. is an operating company that owns substantially all of the assets and conducts substantially all of the operations of Broder’s business. Broder currently has two, wholly owned subsidiaries, TSM Acquisition Co., through which it acquired substantially all of the assets of T-Shirts & More, Inc., or “TSM,” in June 2003, and ASHI, Inc., acquired from Alpha on September 22, 2003. To facilitate future financing flexibility, Broder may consolidate the TSM entity into Broder. In addition, Broder is currently evaluating whether to create a holding company structure to facilitate future acquisitions.

Broder Bros., Co. is the issuer of the notes and the borrower under the new revolving credit facility. All of Broder’s existing subsidiaries are guarantors to its obligations under the notes and the new revolving credit facility. All future material domestic subsidiaries, if any, will be added as guarantors under the notes and the new revolving credit facility. Borrowings under the new revolving credit facility are secured by substantially all of the assets of Broder and its existing subsidiaries.

SUMMARY OF THE EXCHANGE OFFER

The Initial Offering of Outstanding Notes

We sold the outstanding notes on September 22, 2003 to UBS Securities LLC and Banc One Capital Markets, Inc. We collectively refer to those parties in this prospectus as the “initial purchasers.” The initial purchasers subsequently resold the outstanding notes: (i) to qualified institutional buyers pursuant to Rule 144A; or (ii) outside the United States in compliance with Regulation S, each as promulgated under the Securities Act of 1933, as amended.

Registration Rights Agreement

Simultaneously with the initial sale of the outstanding notes, we entered into a registration rights agreement for the exchange offer. In the registration rights agreement, we agreed, among other things, to use our reasonable best efforts to file a registration statement with the SEC and to commence and complete this exchange offer within 210 days of issuing the outstanding notes. The exchange offer is intended to satisfy your rights under the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your outstanding notes.

The Exchange Offer

We are offering to exchange the exchange notes, which have been registered under the Securities Act, for your outstanding notes, which were issued on September 22, 2003 in the initial offering. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue exchange notes promptly after the expiration of the exchange offer. Affiliates of Broder or broker-dealers that acquired outstanding notes directly from Broder are not eligible to participate in the exchange offer.

Resales

We believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	the exchange notes are being acquired in the ordinary course of your business; and

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer.

If any of these conditions are not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from these requirements you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-marking or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Record Date	We mailed this prospectus and the related exchange offer documents to registered holders of outstanding notes on , 2004.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, , 2004, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the SEC.

Procedures for Tendering Outstanding Notes	If you wish to tender your notes for exchange in this exchange offer, you must transmit to the exchange agent on or before the expiration date either:

•	an original or a facsimile of a properly completed and duly executed copy of the letter of transmittal, which accompanies this prospectus, together with your outstanding notes and any other documentation required by the letter of transmittal, at the address provided on the cover page of the letter of transmittal; or

•	If the notes you own are held of record by The Depository Trust Company, or “DTC,” in book-entry form and you are making delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of DTC, or “ATOP,” in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer. As part of the book-entry transfer, DTC will facilitate the exchange of your notes and update your account to reflect the issuance of the exchange notes to you. ATOP allows you to electronically transmit your acceptance of the exchange offer to DTC instead of physically completing and delivering a letter of transmittal to the notes exchange agent.

In addition, you must deliver to the exchange agent on or before the expiration date:

•	a timely confirmation of book-entry transfer of your outstanding notes into the account of the notes exchange agent at DTC if you are effecting delivery of book-entry transfer, or

•	if necessary, the documents required for compliance with the guaranteed delivery procedures.

Special Procedures for Beneficial Owners

If you are the beneficial owner of book-entry interests and your name does not appear on a security position listing of DTC as the holder of the book-entry interests or if you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the book-entry interest or outstanding notes in the exchange offer, you should contact the person in whose name your book-entry interests or outstanding notes are registered promptly and instruct that person to tender on your behalf.

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on , 2004.

Federal Income Tax Considerations	The exchange of outstanding notes will not be a taxable event for United States federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	Wachovia Bank, National Association is serving as the exchange agent in connection with the exchange offer.

SUMMARY OF TERMS OF THE EXCHANGE NOTES

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damage provisions contained in the outstanding notes. The exchange notes represent the same debt as the outstanding notes. Both the outstanding notes and the exchange notes are governed by the same indenture. Unless the context otherwise requires, we use the term notes in this prospectus to collectively refer to the outstanding notes and the exchange notes.

Issuer	Broder Bros., Co.

Securities	$175.0 million aggregate principal amount of 11 1/4% Senior Notes due 2010, Series B.

Maturity	October 15, 2010

Interest payment dates	April 15 and October 15, commencing April 15, 2004.

Optional redemption

The exchange notes will be redeemable at Broder’s option, in whole or in part, at any time on or after October 15, 2007, at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest, if any, to the date of redemption.

At any time on or before October 15, 2006, Broder may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of qualified equity offerings at a redemption price of 111.25% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control

If Broder experiences a change of control, the Issuer may be required to offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any. Broder might not be able to pay you the required price of the exchange notes you present us at the time of a change of control because other indebtedness may prohibit payment or we might not have enough funds at that time. Change of control is defined elsewhere in this prospectus under the heading “Description of Notes—Certain Definitions—Change of Control”.

Guarantees

The exchange notes will be senior unsecured obligations of Broder and will be guaranteed on a senior unsecured basis by all of Broder’s current and future material domestic subsidiaries. The guarantees will be unsecured senior indebtedness of our guarantors and will have the same ranking with respect to indebtedness of our guarantors as the exchange notes will have with respect to our indebtedness.

Ranking	The exchange notes will:

•	be Broder’s senior unsecured obligations;

•	rank equally in right of payment with all of Broder’s existing and future senior unsecured debt;

•	be effectively subordinated to all of Broder’s existing and future senior secured debt (including the new revolving credit facility) to the extent of the value of the assets securing such debt, and

•	be senior in right of payment to all of Broder’s debt that is expressly subordinated to the notes and the guarantees.

As of December 31, 2003, Broder had $263.4 million of total indebtedness outstanding, of which $85.9 million was senior secured indebtedness. As of December 31, 2003, Broder could have borrowed up to an additional $37.7 million under the borrowing base provided in its new revolving credit facility. Broder has no other current or pending arrangements or agreements to incur any additional significant indebtedness that would be incurred or ranked pari passu in right of payment on the notes.

Covenants

The indenture under which the outstanding notes were issued will govern the exchange notes. The indenture, among other things, limits Broder’s ability and the ability of Broder’s restricted subsidiaries to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions or repurchase or redeem Broder’s stock or subordinated indebtedness or make investments;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting Broder’s subsidiaries’ ability to pay dividends;

•	enter into transactions with affiliates;

•	engage in new lines of business; and

•	consolidate, merge or sell all or substantially all of Broder’s assets.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of Notes—Material Covenants” in this prospectus.

Mandatory offers to purchase

In connection with certain asset dispositions, Broder may be required to use the proceeds from those asset dispositions to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase if such proceeds are not otherwise used within 365 days to repay indebtedness, to invest in assets related to Broder’s business or to make capital expenditures.

Additional Information

Broder Bros., Co. was founded in 1919 and later incorporated under the laws of the state of Michigan in 1966. Our principal executive offices are located at 401 E. Hunting Park Ave., Philadelphia, Pennsylvania 19124, and our telephone number is (215) 291-0300.

Risk Factors

You should refer to the section entitled “Risk Factors” for an explanation of material risks associated with our business, operations and financial condition.

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA

The following tables present the summary pro forma consolidated financial data for the fiscal year ended December 31, 2003.

The unaudited pro forma consolidated financial data for the fiscal year ended December 31, 2003 give effect to: (i) the Transactions; and (ii) the results of operations of TSM for the period from January 1, 2002 to June 17, 2003, the date TSM was acquired by Broder; and in each case as if they had occurred at January 1, 2003. The pro forma adjustments include the effects of adjustments which allocate the total purchase price for Alpha to the net assets of Alpha based upon estimates of fair value. The purchase price allocation was performed with the assistance of an independent appraisal firm to determine valuations of certain tangible and identifiable intangible assets. The pro forma consolidated statements of operations do not purport to represent what our results of operations would have been if the Transactions and the TSM acquisition had occurred as of the dates indicated, nor are they indicative of the results for any future periods.

The summary pro forma consolidated financial and other data should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial Data of Broder,” “Selected Historical Consolidated Financial Data of Alpha,” “Unaudited Pro Forma Consolidated Financial Data” and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes thereto and the unaudited consolidated and condensed consolidated financial statements and notes thereto of Broder and Alpha, respectively, included elsewhere in this prospectus.

Pro Forma
Fiscal Year Ended December 31, 2003
(dollars in thousands)
Statement of Operations Data:
Net sales	$798,601
Cost of sales	663,588

Gross profit	135,013
Warehousing, selling and administrative expenses	97,804
Depreciation and amortization	22,310
Restructuring and asset impairment charges	9,073

Income from operations	5,826
Interest expense, net	26,597
Other expense (income) (1)	658

Total other expense	27,255

Income (loss) before provision for income taxes	(21,429)
Income tax provision (benefit)	(8,487)

Net income (loss)	$(12,942)

Other Pro Forma Financial Data:
EBITDA (2)	$27,478
Cash interest expense (3)	23,619
Capital expenditures (4)	2,961
Ratio of earnings to fixed charges (5)	N/A

Other Historical Financial Data:
Cash flow from (used in) operating activities	$(3,916)
Cash flow from (used in) investing activities	(252,408)
Cash flow from (used in) financing activities	256,876

(1)	Other expense for the pro forma fiscal year ended December 31, 2003 includes a $1.9 million loss on the conversion of Broder’s senior subordinated notes into equity, and $1.6 million gain on the retirement of notes to selling shareholders.
(2)	EBITDA is defined as income before income taxes, interest expense and depreciation and amortization. EBITDA is a measure commonly used in the distribution industry and is presented to aid in developing an understanding of the ability of our operations to generate cash for debt service and taxes, as well as cash for investments in working capital, capital expenditures and other liquidity needs. EBITDA should not be considered as an alternative to, or more meaningful than, amounts determined in accordance with GAAP, including cash flow from operations. EBITDA is not calculated identically by all companies, and therefore, the presentation herein may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of EBITDA to cash flows from operating activities:

Pro Forma
Fiscal Year Ended December 31, 2003
(dollars in thousands)
Net income (loss)	$(12,942)
Interest expense, net	26,597
Income tax provision (benefit)	(8,487)
Depreciation and amortization	22,310

EBITDA	$27,478

Reconciliation to historical cash flows provided by (used in) continuing operations
Interest expense, net	$(26,597)
Income tax provision (benefit)	8,487
Net change in historical assets and liabilities	4,348
Net change between pro forma and historical depreciation and amortization	(11,193)
Change in interest rate swaps and PIK interest expense	(574)
Change in deferred taxes	(7,759)
Asset impairment charges	948
Other	460
Net change between pro forma and historical net income	486

Historical cash flow provided by (used in) continuing operations	$(3,916)

In connection with the Alpha acquisition, we have identified and expect to implement certain transaction related cash cost reductions in overhead and headcount that are expected to result in a positive annualized effect on pro forma EBITDA when compared to recent operating history of the separate companies. The following table sets forth the estimated recurring annual impact of these cost reductions as well as the one-time costs expected to be incurred to effect the savings. While we believe these expenses will not recur in future periods after implementation of such cash cost reduction measures, there can be no assurance that we will not incur other expenses similar to the cash expenses described below in future periods. Therefore the following calculations should not be viewed as indicative of future results.

	Annual Cost Savings (a)	One-Time Costs
		Incurred and Recorded in 2003	Expected in Future
	(unaudited—dollars in thousands)
Elimination of former Alpha owner compensation (b)	$133	$—	$—
Expected cost savings due to permanent headcount reduction at TSM (c)	223	—	—
Expected cost savings from closure of three duplicative distribution centers (d)	2,072	200	1,100
Expected cost savings due to permanent headcount reduction from integration (e)	3,881	1,033	1,500
Expected cost savings from closure of Wadesboro hub facility (f)	3,631	8,040	—

Total (g)	$9,940	$9,273	$2,600

(a)	With the exception of the Wadesboro future rent commitment described herein, these annual cost savings represent cash cost savings.
(b)	Alpha was acquired by its former owners on April 30, 1999. In connection with that transaction, Alpha entered into an agreement to pay the previous owner a salary of approximately $0.2 million per year of which, 8 months were expensed by Alpha during 2003 prior to the acquisition. This agreement terminated on August 31, 2003 and was not renewed. Because payments under this agreement have ended, this non-recurring cost has been reflected above.

(c)	As part of Broder’s acquisition of TSM, we identified and eliminated 10 full-time equivalents as part of an expected permanent headcount reduction in connection with the integration of TSM. The pro forma operating results of Broder reflect $0.2 million of these costs before they were eliminated July 2003.
(d)	Consists of occupancy cost (rent, utilities, property taxes and insurance) and indirect labor cost reductions as a result of closing three small duplicative distribution centers in connection with the Transactions. The corresponding one-time costs include lease termination and inventory reduction expenses related to the closure of the facilities. See “Risk Factors—Risks Relating to Our Business After Completion of the Alpha Acquisition—We may not realize all of the anticipated operating synergies and cost savings from the Alpha acquisition and we may experience difficulties in integrating Alpha’s business which may adversely affect our financial performance.”
(e)	We have performed a detailed review of our combined operations in order to identify areas of overlap and potential cost savings. We have identified approximately 50 full-time equivalent positions (primarily general and administrative) as part of an expected permanent headcount reduction in connection with the Transactions. The corresponding one-time costs represented expected severance costs necessary to effect the savings. See “Risk Factors—Risks Relating to Our Business After Completion of the Alpha Acquisition—We may not realize all of the anticipated operating synergies and cost savings from the Alpha acquisition and we may experience difficulties in integrating Alpha’s business which may adversely affect our financial performance.”
(f)	As the result of our acquisition and the resulting inventory replenishment strategy of the combined company, we closed our Wadesboro hub facility in the fourth quarter of 2003. As a result of the closure, we have identified $3.6 million of directly related distribution, occupancy, labor and supporting costs incurred during 2003, which we do not expect to recur in 2004 and future years. The corresponding one-time costs represent cash lease commitments of $6.8 million to be paid over the remaining 10 year term of the lease, severance costs of $0.3 million, and non-cash fixed asset write-offs of $0.9 million. These one-time costs are reflected in a restructuring charge included in the Company’s fourth quarter 2003 operating results.
(g)	Under our amended and restated advisory services agreement with Bain Capital, we may pay Bain Capital a management fee at the discretion of our board of directors, to the extent our EBITDA exceeds $52.0 million, after giving effect to the payment of the management fee, up to an annual maximum of $1.5 million for each of the first two full fiscal years after the Transactions (and a maximum of $3.0 million per year thereafter). For purposes of calculating whether the payment of a management fee is permitted in the first complete fiscal year after the Transactions, EBITDA in the first complete fiscal year will be adjusted for cost savings of $8.5 million, without duplication of such cost savings actually realized through fiscal year 2004, as reviewed and approved by our board of directors in their reasonable discretion. Such actual and expected cost savings may not exceed, in the aggregate, $8.5 million. The presentation shown above does not include an adjustment for any management fee paid to Bain Capital.

(3)	Cash interest expense represents total interest expense less amortization of deferred financing fees.
(4)	Capital expenditures for the fiscal year ended December 31, 2003 represents the sum of Broder capital expenditures of $2.0 million and Alpha capital expenditures of $1.0 million over this period. These amounts exclude Broder’s non-cash capital expenditures, financed through capital leases, of $2.2 million. Amounts also exclude capital expenditures of TSM for the period prior to acquisition on June 17, 2003, which are insignificant.
(5)	See note (8) to Unaudited Pro Forma Consolidated Statement of Operations for additional information as to the calculation of the pro forma ratio of earnings to fixed charges. On a pro forma basis, earnings were insufficient to cover fixed charges by $21.4 million for the fiscal year ended December 31, 2003.

SUMMARY HISTORICAL FINANCIAL DATA OF BRODER

The following tables present the summary historical consolidated financial data of Broder as of the dates and for the periods indicated. The financial information for Broder as of December 31, 2001, 2002 and 2003 and for the fiscal years ended December 31, 2001, 2002 and 2003 has been derived from the historical consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus.

The summary information below should be read in conjunction with: “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Financial Data of Broder,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited and unaudited consolidated financial statements and notes thereto of Broder, included elsewhere in this prospectus.

	Fiscal Year Ended December 31, (1)
	2001	2002	2003
	(dollars in thousands)
Consolidated Statement of Income Data:
Net sales	$409,139	$429,694	$487,785
Cost of sales (2)	349,341	363,472	411,123

Gross profit	59,798	66,222	76,662
Warehousing, selling and administrative expenses (2)(3)	44,242	48,996	63,264
Depreciation and amortization	2,639	7,410	10,355
Restructuring and asset impairment charges	—	—	9,073

Total operating expenses	46,881	56,406	82,692

Income (loss) from operations	12,917	9,816	(6,030)
Interest expense, net	11,324	11,430	14,604
Other expense (income)	(74)	(301)	(14)

Total other expense, net	11,250	11,129	14,590

Income (loss) before provision (benefit) for income tax	1,667	(1,313)	(20,620)
Income tax provision (benefit)	384	87	(8,164)

Net income (loss)	$1,283	$(1,400)	$(12,456)

Other Financial Data:
Cash flow from (used in) operating activities	$37,130	$(137)	$(3,916)
Cash flow from (used in) investing activities	(31,022)	2,132	(252,408)
Cash flow from (used in) financing activities	(3,732)	(3,474)	256,876
Capital expenditures (4)	3,523	4,269	2,021
Ratio of earnings to fixed charges (5)	1.1x	n/a	n/a

Consolidated Balance Sheet Data:
Cash	$4,102	$2,623	$3,175
Working capital	55,311	55,119	119,518
Total assets	162,417	157,296	478,882
Total debt, net of discount	92,659	87,529	263,367
Stockholders’ equity (deficit)	(12,369)	(12,926)	64,890

(1)	Broder operates on a 52- or 53-week year basis with the year ending on the last Saturday of December.
(2)	To conform to the 2003 presentation, costs related to purchasing, receiving, inspection and handling for the fiscal years 2001 and 2002 have been reclassified from warehousing, selling and administrative expenses to cost of sales. See further discussion in footnote 2 to the consolidated financial statements.

(3)	Warehousing, selling and administrative expenses include management and advisory fees paid to Bain Capital totaling $0.6 million, $0.8 million and $0.6 million for the fiscal years ended December 31, 2001, 2002 and 2003, respectively.
(4)	Capital expenditures exclude Broder’s non-cash capital expenditures, financed through capital leases.
(5)	See Note (3) to Selected Historical Financial Data of Broder for additional information regarding the calculation of the ratio of earnings to fixed charges. The ratio of earnings to fixed charges for the fiscal years ended December 31, 1999 and 2000 was 2.0 and 1.5, respectively. Earnings were insufficient to cover fixed charges by $1.3 million, and $20.6 million for the fiscal years ended December 31, 2002 and 2003, respectively.

SUMMARY HISTORICAL FINANCIAL DATA OF ALPHA

The following tables present the summary historical consolidated financial information for Alpha at the dates and for the periods indicated. The financial information for Alpha as of December 31, 2000, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been derived from the historical consolidated financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this prospectus.

The summary information below should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “Selected Historical Financial Data of Alpha,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited consolidated and unaudited condensed consolidated financial statements and notes thereto of Alpha, included elsewhere in this prospectus.

	Year Ended December 31,
	2000	2001	2002
	(dollars in thousands)
Consolidated Statement of Income Data:
Net sales	$417,136	$391,142	$409,040
Cost of sales	354,030	326,751	335,818

Gross profit	63,106	64,391	73,222
Warehousing, selling and administrative expenses (1) (2)	43,955	44,570	45,778
Depreciation and amortization	4,709	4,941	3,208

Total operating expenses	48,664	49,511	48,986

Income from operations	14,442	14,880	24,236
Interest expense, net	8,790	6,356	5,183
Other expense (income)	23	(2)	1

Total other expense, net	8,813	6,354	5,184

Income before provision for income taxes	5,629	8,526	19,052
Income tax provision	2,092	3,091	7,256

Net income	$3,537	$5,435	$11,796

Other Financial Data:
Cash flow from (used in) operating activities	$(1,961)	$28,597	$13,182
Cash flow used in investing activities	(2,866)	(1,695)	(5,354)
Cash flow from (used in) financing activities	4,574	(25,981)	(9,537)
Capital expenditures	2,866	1,695	2,369
Ratio of earnings to fixed charges (3)	1.6x	2.2x	4.1x

Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,566	$2,487	$778
Working capital	54,751	38,885	39,757
Total assets	154,152	134,534	139,001
Total debt, net of discount	72,756	47,607	38,685
Stockholders’ equity	43,137	46,922	58,813

(1)	Warehousing, selling and administrative expenses include management and advisory fees paid to FNL Management Corp. totaling $0.8 million, $0.8 million, and $0.8 million, for the years ended December 31, 2000, 2001 and 2002, respectively.
(2)	Warehousing, selling and administrative expenses include the cost of purchasing, receiving and inspection. For the fiscal years ended December 31, 2000, 2001 and 2002, these costs totaled approximately $1.8 million, $1.8 million and $2.0 million, respectively.
(3)	See Note (3) to Selected Historical Financial Data of Alpha for additional information as to the calculation of the ratio of earnings to fixed charges.

RISK FACTORS

You should carefully read and consider the risk factors set forth below, in addition to the other information contained in this prospectus, when deciding whether to participate in the exchange offer. You should be prepared to accept the occurrence of any and all of the risks associated with the notes, including a loss of all your investment.

Risks Associated with the Exchange Offer

Because there is no public market for the notes, you may not be able to resell your notes.

The exchange notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debentures and our financial performance.

We understand that the initial purchasers presently intend to make a market in the notes. However, they are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the notes or that any trading market that does develop will be liquid.

In addition, any outstanding note holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see “Exchange Offer.”

Your outstanding notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your notes will continue to be subject to existing transfer restrictions and you may not be able to sell your outstanding notes.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. If we do not receive your notes, letter of transmittal and other required documents by the expiration date of the exchange offer, we will not accept your notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange. If there are defects or irregularities with respect to your tender of notes, we will not accept your notes for exchange. For more information, see “Exchange Offer.”

If you do not exchange your outstanding notes, your outstanding notes will continue to be subject to the existing transfer restrictions and you may not be able to sell your outstanding notes.

We did not register the outstanding notes, nor do we intend to do so following the exchange offer. Outstanding notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your outstanding notes, you will lose your right to have your outstanding notes registered under the federal securities laws. As a result, if you hold outstanding notes after the exchange offer, you may not be able to sell your outstanding notes.

Risks Relating to Our Business

Our industry is highly competitive and if we are unable to compete successfully we could lose customers and our sales may decline.

The imprintable sportswear and accessories market is a fragmented industry that is highly competitive. We face significant competition from national, regional and local distributors. There can be no assurance that we can continue to compete successfully with such competitors. Competition is based on price, product quality, breadth of product selection, quality of service and delivery times. To the extent that one or more of our competitors gains an advantage with respect to any key competitive factor, we could lose customers and our sales may decline. To remain competitive, we must review and adjust our pricing structure on a constant basis in response to price changes in our industry, including with respect to changes in raw materials cost such as cotton. To the extent we may be obligated to adjust our pricing policies to meet competition or we delay our pricing adjustments, our financial performance may be adversely affected if any of our competitors reduce their prices or fail to increase prices in line with increases in our costs and expenses.

Slowdowns in general economic activity may detrimentally impact our customers and may have an adverse effect on our sales and profitability.

Our business is sensitive to the business cycle of the national economy. A decline in general economic conditions may adversely affect demand for our products, which could cause sales of our products to decrease. In addition, slowdowns in economic activity have in the past, and may in the future, result in our customers shifting their purchases towards lower-priced products, such as T-shirts, which adversely affects our gross profit margin. There can be no assurances that future economic conditions will be favorable to the imprintable sportswear and accessories industry. These factors have contributed historically to fluctuations in Broder’s and Alpha’s results of operations and such fluctuations are expected to occur for the combined company in the future. A decline in the demand for our products or a mix shift to lower margin products due to deteriorating economic conditions could have a material adverse effect on our results of operations and financial condition.

Disruption in our distribution centers could adversely affect our results of operations.

We expect to maintain 16 distribution centers. A serious disruption to any distribution center or to the flow of goods in or out of our centers due to fire, earthquake, act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers in a timely manner or at a reasonable cost. We could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace a distribution center. As a result, any such disruption could have a material adverse effect on our business, results of operations and financial condition.

We may not realize all of the anticipated operating synergies and cost savings from the Alpha acquisition and we may experience difficulties in integrating Alpha’s business which may adversely affect our financial performance.

There can be no assurance that we will realize all of the anticipated operating synergies and cost savings from the Alpha acquisition or that we will not experience difficulties in integrating the operations of Alpha with our operations. For example, the integration of Alpha will require the experience and expertise of certain key managers of Alpha and Broder. There can be no assurance, however, that these managers will remain with us for the time period necessary to successfully integrate the operations of Alpha with our operations. In addition, the Alpha acquisition may present significant challenges for our management due to the increased time and resources required to properly integrate management, employees, information systems, accounting controls, personnel and administrative functions of Alpha with those of Broder and to manage the combined company on a going forward basis. We may not be able to successfully integrate and streamline overlapping functions or, if such activities are successfully accomplished, that such integration will not be more costly to accomplish than presently contemplated. In addition, we could encounter difficulties in managing the combined company due to its increased size and scope.

In addition, there can be no assurance that we will achieve the operating synergies and annual cost savings that we expect to result from the Alpha acquisition, which we discuss under “Prospectus Summary—Summary Pro Forma Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. These are forward-looking estimates and involve known and unknown risks, uncertainties and other factors that may cause the actual cost savings or cash generated to be materially different from our estimates or result in these savings not being realized in the time frame expected, or at all. In addition, we will not realize cost savings from the planned closing of three distribution centers relating to rent reductions until the related leases expire or we sublease the distribution centers. The leases of these centers expire between 2004 and 2014. We may also experience a short-term decline in operating results as a result of measures undertaken to improve our inventory turnover. In addition to the general factors discussed above, such estimates are based on a variety of other factors and were derived utilizing numerous important assumptions, including:

›	achieving estimated reductions from redundant administrative functions and fixed occupancy expenses as well as indirect labor costs from facility closures;

›	maintaining historical sales levels of Alpha and Broder;

›	integrating Alpha’s business without incurring additional unforeseen costs;

›	integrating the information technology systems of Broder and Alpha without undue cost, delay or interruption;

›	eliminating certain components of fixed overhead without affecting our ability to manage our continuing operations; and

›	achieving the expected cost savings set forth elsewhere in this prospectus.

Furthermore, there can be no assurance that, as a combined company, we will continue to maintain all of the supplier and customer relationships that Broder and Alpha enjoyed as separate companies. As a combined company, we may encounter difficulties managing relationships with our suppliers due to our increased size and scope and to the increased number of relationships we will have with suppliers. In addition, because of the relationship we have with many suppliers, some suppliers may view us as distributing competing products, and may seek to limit or terminate their relationship with us.

We obtain a significant portion of our products from a limited group of suppliers. Any disruption in their ability to deliver products to us or a decrease in demand for their products could have an adverse effect on our results of operations and damage our customer relationships.

We obtain a significant portion of the products we sell from a limited group of suppliers. On a pro forma basis giving effect to the Transactions as if they had occurred at the beginning of fiscal 2003, 64.1% of the products we sold in fiscal 2003 were purchased from four suppliers and four suppliers each account for 10% or more of the products purchased by Broder and Alpha on a combined basis: Fruit of the Loom, Gildan, Russell Corp. and Hanes. From time to time, we may experience difficulties in receiving orders from some of these suppliers or certain products may not be available. Their ability to supply us with our products is subject to a number of risks, including the destruction of our suppliers’ facilities, work stoppages or strikes by our suppliers’ employees. The partial or complete loss of any of these sources could have an adverse effect on our results of operations and damage customer relationships. Consumer demand for these products may decrease based on a number of factors such as general economic conditions and public perception. In addition, a significant increase in the price of one or more of these products could materially adversely affect our results of operations.

Our relationships with most of our suppliers are terminable at will and the loss of any of these suppliers could have an adverse effect on our sales and profitability.

Our relationships with suppliers, including our exclusive or near-exclusive relationships with suppliers such as Nike Golf, Perry Ellis, Weatherproof Garment (MV Sport) and Columbia Sportswear, are generally not governed by written contracts. We consider the term “near-exclusive” to represent those arrangements where we, although not contractually entitled to exclusivity, believe we are the only distributor to offer these products in an annual catalog to the imprinted sportswear industry. These relationships and exclusivity arrangements may be terminable at will by the supplier at any time. Alpha is party to a written supply agreement with Champion that prohibits Alpha from distributing or otherwise representing certain of Champion’s competitors, including Nike Golf and Russell brands which are currently distributed by Broder. If Champion or any of our other suppliers were to terminate their relationships with us, or choose to supply other distributors with their products, we may lose customers, which could adversely affect our sales and profitability.

We do not have any long-term contracts with our customers and the loss of customers could adversely affect our sales and profitability.

Our business is based primarily upon individual sales orders with our customers. We typically do not enter into long-term contracts with our customers. As such, our customers could cease buying our products from us at any time and for any reason. The fact that we do not have long-term contracts with our customers means that we have no recourse in the event a customer no longer wants to purchase products from us. In addition, if, as a result of the Alpha acquisition, we lose any suppliers from which our current customers purchase products, we could lose those customers or they could purchase such brands elsewhere. If a significant number of our customers elect not to purchase product from us, our business, prospects, financial condition and results of operations could be adversely affected.

We rely significantly upon one shipper in order to distribute our products to our customers and any service disruption could have an adverse effect on our sales.

Our ability to both maintain our existing customer base and to attract new customers is highly dependent upon our ability to deliver products and fulfill orders in a timely and cost-effective manner. To ensure timely delivery of our products to our customers, we rely significantly on a third party to ship the vast majority of our products to our customers. This shipper may not continue to ship our product at its current pricing or its current terms. If there is any disruption in our shipper’s ability to deliver our products, we may lose customers and our sales will be adversely affected. Further, should this shipper decide to terminate its contract with us, we may not be able to find an adequate replacement within a reasonable period of time and at a reasonable cost to us. To the extent that our current shipper increases its prices, we are unable to find a replacement or are required to hire a replacement at additional cost, our financial performance could be materially adversely affected.

If any of our distribution facilities were to unionize, we would incur increased risk of work stoppages and possibly higher labor costs.

None of our employees are members of a union. If any of our distribution facilities were to unionize, we would incur increased risk of work stoppages and possibly higher labor costs. Although all of our facilities are non-unionized, organization efforts have taken place in the past. For example, the Teamsters union conducted an organizing drive at our distribution facility located in Philadelphia, Pennsylvania, but their representation was rejected by the facility’s employees in September 2001. If organization efforts at any of our facilities are successful, it could have an adverse effect on our relationships with employees, labor costs or financial performance.

Loss of key personnel or our inability to attract and retain new qualified personnel could hurt our business and inhibit our ability to operate and grow successfully.

Our success in the highly competitive markets in which we operate will continue to depend to a significant extent on our leadership team and other key management personnel. Upon completion of the Alpha acquisition, Allen Menard, Alpha’s former chief executive officer, was initially named as chief executive officer of the combined company, and Thomas Frank, Alpha’s former chief financial officer, was initially named the chief financial officer of the combined company. We did not enter into employment agreements with Mr. Menard or Mr. Frank, and in November 2003 and December 2003, Mr. Menard and Mr. Frank, respectively each resigned their positions with Broder; Mr. Menard for personal reasons, and Mr. Frank to accept a position with a company listed on the NASDAQ exchange. Vincent Tyra, the President of Broder Bros., and David Hollister, the Vice President of Finance for Broder Bros. have been named as chief executive officer and chief financial officer, respectively. We have entered into employment agreements with Mr. Tyra and Mr. Hollister and with other members of the senior management team including Mark Barrocas, Executive Vice President and Glenn Putnam, Executive Vice President. While we believe the employment arrangements align the interests of Broder’s executives with our long term goals and objectives, our operations could be materially adversely affected if we are unable to retain these executives.

The current principal shareholders of Broder will continue to have significant influence over the combined company, and could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you as a holder of notes may disagree or which might not be in your best interests.

Funds affiliated with Bain Capital currently collectively hold approximately 79.8% of our Class A voting common stock, 100% of our Class B common stock and approximately 94.7% in the aggregate of our outstanding Class L common stock (including our Series 1, 2, 3 and 4). Our Class B common stock and each series of our Class L common stock is non-voting. In addition, in connection with the Transactions, these investment funds affiliated with Bain Capital and other shareholders have entered into an amended and restated shareholders agreement (on substantially the same terms as the one entered into in connection with the May 2000 recapitalization of Broder) regarding, among other things, the voting of such capital stock. These agreements and their stock ownership give the investment funds affiliated with Bain Capital the power:

›	to prevent the approval of all matters submitted to our stockholders;

›	to elect all the directors of Broder; and

›	to limit actions related to the business, policies and affairs of Broder.

The interests of the investment funds affiliated with Bain Capital as equity holders may not be aligned with your interests as a holder of notes. In addition, these investment funds may have an interest in pursuing acquisitions and other transactions that, in their judgment, could enhance their equity investment, even though such transactions may involve risks to you as a holder of our notes. In addition, we are obligated to pay Bain Capital annual management fees and expenses in certain circumstances. See “Certain Relationships and Related Party Transactions—Shareholders Agreement” and “Certain Relationships and Related Party Transactions—Advisory Agreement.”

We may incur restructuring or impairment charges that would reduce our earnings.

We may incur restructuring charges in connection with recent or future acquisitions. These restructuring charges would be undertaken to realign our operations, eliminate duplicative functions, rationalize our operating facilities and products, and reduce our staff. Additionally, on January 1, 2002, we adopted Statement of Financial Accounting Standards, or “SFAS,” No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and intangible assets that have an indefinite useful life be tested at least annually for impairment.

Following the Alpha acquisition, we carry a significant amount of goodwill and intangible assets and SFAS No. 142 requires us to perform an annual assessment for possible impairment. If we determine our goodwill or intangibles to be impaired, the resulting non-cash charge could be substantial.

We may not successfully identify or complete future acquisitions, which could adversely affect our business.

We have expanded our business partly through acquisitions and expect to continue to do so. We may not succeed in:

›	identifying suitable acquisition candidates;

›	completing acquisitions;

›	integrating acquired operations into our existing operations; or

›	expanding into new markets.

In addition, future acquisitions could have an adverse effect on our operating results, particularly in the fiscal quarters immediately following their completion while we integrate the operations of the acquired business. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected.

Risks Relating to the Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have substantial indebtedness. As of December 31, 2003, we had $263.4 million of total indebtedness. In addition, subject to restrictions in the indenture and our new revolving credit facility, we may incur additional indebtedness. The high level of our indebtedness could have important consequences to you, including the following:

›	it may be more difficult for us to satisfy our obligations with respect to the notes;

›	our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

›	we must use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other indebtedness, which will reduce the funds available to us for other purposes such as capital expenditures;

›	we may be limited in our ability to borrow additional funds;

›	we may have a higher level of indebtedness than some of our competitors, which may put us at a competitive disadvantage and reduce our flexibility in planning for, or responding to, changing conditions in our industry, including increased competition; and

›	we are more vulnerable to economic downturns and adverse developments in our business.

We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, our new revolving credit facility and other debt from cash flow from our operations. Our ability to meet our expenses thus depends on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. Our cash flow may not be sufficient to allow us to pay principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough liquidity, we may be required to refinance all or part of our existing debt, including the notes, sell assets or borrow more money. We may not be able to do so on terms acceptable to us, if at all. In addition, the terms of existing or future debt agreements, including our new revolving credit facility and the indenture, may restrict us from pursuing any of these alternatives.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

Our new revolving credit facility now provides for aggregate borrowings of up to $175.0 million, subject to borrowing base limitations. As of December 31, 2003, we had approximately $85.9 million of outstanding borrowings under our new revolving credit facility and had $37.7 million of additional borrowing availability under the borrowing base provided in our new revolving credit facility. In addition, we may increase the borrowing capacity of our new revolving credit facility in certain circumstances through the availability of one or more standby, uncommitted incremental increases of up to $50.0 million. In that event, the maximum amount of indebtedness we may incur under the new revolving credit facility would be $225.0 million, subject to borrowing base limitations. The terms of the indenture permit us and our subsidiaries to incur significant additional indebtedness in the future. The terms of the indenture permit Broder and its subsidiaries to incur additional indebtedness if Broder’s fixed charge coverage ratio (as defined in the indenture) for the most recently ended fiscal quarter is at least 2.25 to 1 before December 31, 2004 or 2.5 to 1 after such date. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we now face could intensify. See “Description of Other Obligations—New Revolving Credit Facility” and “Description of Notes—Incurrence of Indebtedness and Issuance of Preferred Stock”.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control and we may be unable to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control.

Our business may not generate sufficient cash flow from operations, currently anticipated cost savings and operating improvements may not be realized on schedule, or at all, and future borrowings may not be available to us under our new revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these notes on or before maturity. We may not be able to refinance any of our indebtedness, including our new revolving credit facility and these notes, on commercially reasonable terms or at all.

Our failure to comply with restrictive covenants contained in the new revolving credit facility or the indenture could lead to an event of default under such instruments.

Our new revolving credit facility and the indenture impose significant covenants on us. The agreement governing our new revolving credit facility also requires us to achieve specified financial and operating results and maintain compliance with specified financial ratios and satisfy other financial condition tests. Our ability to comply with these ratios may be affected by events beyond our control. Our breach of any of these restrictive covenants or our inability to comply with the required financial ratios could result in a default under the agreement governing our new revolving credit facility. If a default occurs, the lenders under our new revolving credit facility may elect to declare all borrowings outstanding, together with all accrued interest and other fees, to be immediately due and payable which would result in an event of default under the notes. The lenders would also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under our new revolving credit facility will also have the right to proceed against our collateral, including our available cash, granted to them to secure the indebtedness. If the indebtedness under our new revolving credit facility and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. See “Description of Notes” and “Description of Other Obligations”.

Although these notes are referred to as “senior notes” they are effectively subordinated to our and the subsidiary guarantors’ secured indebtedness, including the new revolving credit facility.

The notes, and each guarantee of the notes are unsecured and are effectively subordinated to any existing or future secured indebtedness of us or any guarantor, including the new revolving credit facility. In addition, we also have certain capital leases secured by the underlying assets. In the event of a foreclosure, dissolution, winding-up, liquidation, reorganization, bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured indebtedness will be used to satisfy the obligations under the secured indebtedness before any payments are made on the notes. There may be insufficient assets remaining to pay amounts due on all or any of the notes or any guarantee of the notes. As of December 31, 2003, we had $85.9 million of secured indebtedness under our new revolving credit facility, and approximately $37.7 million of additional availability under our new revolving credit facility, subject to borrowing base limitations. In addition, we may expand the size of our new revolving credit facility in the future, which is not prohibited by the indenture. Borrowings under our new revolving credit facility are secured by substantially all of our and our guarantors’ assets. In addition, we and our subsidiaries may incur certain amounts of additional secured indebtedness in the future, as permitted by the indenture and the new revolving credit facility. See “Description of Other Obligations—New Revolving Credit Facility.”

The indenture for the notes and the agreements governing our other indebtedness impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking certain corporate actions.

The indenture and the agreements governing our other indebtedness impose significant operating and financial restrictions on us. These restrictions will limit our ability to take certain actions. For more information, see “Description of Notes” and “Description of Other Obligations.” These covenants may adversely affect our ability to finance our future operations or capital needs or our ability to pursue available business opportunities. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

We may not be able to satisfy our obligations to the holders of the notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, each holder of the notes will have the right to require us to repurchase the outstanding notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture, which would in turn be a default under our new revolving credit facility. Moreover, a change of control (as defined in the terms of the new revolving credit facility) is considered an event of default under the new revolving credit facility. Broder has no other outstanding securities or liabilities that are pari passu with the notes that contain a change of control repayment provision. However, any future debt that we incur may also contain change of control repayment provisions.

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of notes or to satisfy all obligations under our new revolving credit facility and the indenture. In order to satisfy our obligations, we could seek to refinance the indebtedness under our new revolving credit facility and the indenture or obtain a waiver from the lenders or you as a holder of the notes. We may not be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all.

We can engage in a number of significant corporate transactions that may not constitute a change of control under the indenture.

The definition of “change of control” in the indenture includes a disposition of all or substantially all of our property and assets. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the property or assets of a person. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes. Moreover, certain other corporate events, such as a leveraged recapitalization, which would increase our level of indebtedness, would not necessarily constitute a change of control under the indenture and that the holders of the note would not be entitled to require repurchase thereof in connection with any such transaction. See “Description of Other Obligations” and “Description of Notes—Change of Control.”

The subsidiary guarantees may not be enforceable.

The exchange notes will be guaranteed by all of our existing and any of our future material domestic subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or any of our guarantors’ unpaid creditors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor’s other debt or take other action detrimental to holders of the notes and the guarantees of the notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

›	issued the guarantee to delay, hinder or defraud present or future creditors; or

›	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee and:

›	was insolvent or rendered insolvent by reason of issuing the guarantee;

›	was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

›	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

›	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

›	it could not pay its debts as they become due.

We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, since the guarantee was incurred for Broder’s benefit and only indirectly for the benefit of the guarantor, the guarantee could be subject to the claim that the obligations of the applicable guarantor were incurred for less than fair consideration.

FINANCIAL INFORMATION

Broder operates on a 52- or 53-week year ending on the last Saturday of December. Broder’s fiscal years 1999, 2000, 2001, 2002 and 2003 ended on December 26, 1999, December 30, 2000, December 29, 2001, December 28, 2002 and December 27, 2003, respectively. Broder’s fiscal years in 1999, 2001, 2002 and 2003 contained 52 weeks. Broder’s 2000 fiscal year contained 53 weeks. Fiscal periods are identified in this prospectus according to the calendar period that they most accurately represent. For example, the fiscal year ended December 27, 2003 is referred to herein as “fiscal 2003,” “fiscal year 2003” or “fiscal year ended December 31, 2003.”

MARKET AND OTHER DATA

Market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys and independent sources.

This prospectus contains trademarks, service marks and trade names of companies and organizations other than Broder.

FORWARD-LOOKING STATEMENTS

Information contained in this prospectus, other than historical information, may be considered forward-looking. Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or the negative of these terms or other comparable words, or by discussions of strategy, plans or intentions. Examples of forward-looking statements are statements that concern future revenues, future costs, future capital expenditures, business strategy, competitive strengths, competitive weaknesses, goals, plans, references to future success or difficulties relating to the Alpha acquisition and other similar information.

The forward-looking statements in this document are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

›	the competitive nature of our business;

›	the effects of general economic slowdowns;

›	integration risks in connection with the Alpha acquisition;

›	relationships with our suppliers;

›	relationships with our customers;

›	reliance on our shippers;

›	dependence on our key employees;

›	our substantial indebtedness; and

›	our ability to generate sufficient cash.

Additional factors that could cause actual results to differ materially from the forward-looking statements are set forth in this prospectus, including under the headings, “Prospectus Summary,” “Risk Factors,” “Unaudited Pro Forma Consolidated Financial Data” and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that they will not be realized.

EXCHANGE OFFER

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer unless we decide to extend the exchange offer. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Any holder may tender some or all of its outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

The exchange offer is being conducted in reliance on the SEC’s position enunciated in Exxon Capital Holdings Corporation (available April 13, 1989), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Sherman & Sterling (available July 2, 1993) no-action letters. In that regard, affiliates of Broder within the meaning of Rule 405 under the Securities Act and broker-dealers that acquired the outstanding notes directly from us are not eligible to participate in the exchange offer.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

(1)	the exchange notes bear a Series B designation and a different CUSIP Number from the outstanding notes;

(2)	the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof; and

(3)	the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the outstanding notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated.

The exchange notes will evidence the same debt as the outstanding notes and will be entitled to the benefits of the indenture relating to the outstanding notes.

As of the date of this prospectus, $175,000,000 aggregate principal amount of the outstanding notes were outstanding. We have fixed the close of business on                     , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

Holders of outstanding notes do not have any appraisal or dissenters’ rights under the Business Corporation Act of the State of Michigan or the indenture relating to the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of specified other events set forth in this prospectus or otherwise, the certificates for any unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly following the expiration date of the exchange offer.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on                     , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will make a press release or other public announcement, notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” have not been satisfied, by giving oral or written notice of any delay, extension or termination to the exchange agent or (2) to amend the terms of the exchange offer in any manner. Such decision will also be communicated in a press release or other public announcement prior to 9:00 a.m., New York City time on the next business day following such decision. Any announcement of delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

Interest on the Exchange Notes

The exchange notes will bear interest from their date of issuance. Holders of outstanding notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the exchange notes on April 15, 2004. Interest on the outstanding notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Interest on the exchange notes is payable semi-annually on each April 15 and October 15, commencing on April 15, 2004.

Procedures for Tendering

Only a holder of outstanding notes may tender outstanding notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the outstanding notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. To be tendered effectively, the outstanding notes, letter of transmittal or an agent’s message and other required documents must be completed and received by the exchange agent at the address set forth below under “—Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Delivery of the outstanding notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent prior to the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding notes that the participant has received and agrees: (1) to participate in ATOP; (2) to be bound by the terms of the letter of transmittal; and (3) that we may enforce the agreement against the participant.

By executing the letter of transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading “—Purpose and Effect of the Exchange Offer.”

The tender by a holder and our acceptance thereof will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal or agent’s message.

The method of delivery of outstanding notes and the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. See “Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner” included with the letter of transmittal.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member of the Medallion System unless the outstanding notes tendered pursuant to the letter of transmittal are tendered (1) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of a member firm of the Medallion System. In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of the Medallion System.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in this prospectus, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes with the signature thereon guaranteed by a member firm of the Medallion System.

If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, the person signing should so indicate when signing, and evidence satisfactory to us of its authority to so act must be submitted with the letter of transmittal.

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account with respect to the outstanding notes in accordance with DTC’s procedures for the transfer. Although delivery of the outstanding notes may be effected through book-entry transfer into the exchange agent’s account at DTC, unless an agent’s message is received by the exchange agent in compliance with ATOP, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular outstanding notes. To the extent we waive any defects, irregularities or conditions of tender as to particular outstanding notes, we will waive such defect, irregularity or condition as to all outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give the notification. Tenders of outstanding notes will not be deemed to have been made until the defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available, (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

(A)	the tender is made through a member firm of the Medallion System;

(B)	prior to the expiration date, the exchange agent receives from a member firm of the Medallion System a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof together with the certificate(s) representing the outstanding notes or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and any other documents required by the letter of transmittal will be deposited by the member firm of the Medallion System with the exchange agent; and

(C)	the properly completed and executed letter of transmittal of facsimile thereof, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer or a confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of outstanding notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

(1)	specify the name of the person having deposited the outstanding notes to be withdrawn;

(2)	identify the outstanding notes to be withdrawn, including the certificate number(s) and principal amount of the outstanding notes, or, in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(3)	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

(4)	specify the name in which any outstanding notes are to be registered, if different from that of the person depositing the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes, and may, prior to the expiration of the exchange offer, delay accepting any outstanding notes tendered or extend, terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer, if:

(1)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which we reasonably believe might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(2)	any law, statute, rule, regulation or interpretation by the Staff of the SEC is proposed, adopted or enacted, which we reasonably believe might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(3)	any governmental approval has not been obtained, which approval we reasonably believe to be necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (1) refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, (2) extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw the outstanding notes (see “—Withdrawal of Tenders”) or (3) waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes which have not been withdrawn.

Exchange Agent

Wachovia Bank, National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for Notice of Guaranteed Delivery should be directed to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail:	By Hand Prior to 4:30 p.m., New York City time:
Wachovia Bank, National Association Customer Information Center 1525 West W.T. Harris Boulevard – 3C3 Charlotte, NC 28288 Attn: Corporate Trust Operations-Reorg	Wachovia Bank, National Association Customer Information Center 1525 West W.T. Harris Boulevard – 3C3 Charlotte, NC 28288 Attn: Corporate Trust Operations-Reorg

Facsimile Transmission:

704-590-7628

For Information Telephone:

704-590-7413

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our and our affiliates’ officers and regular employees.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses incurred in connection with these services.

We will pay the cash expenses to be incurred in connection with the exchange offer. Such expenses include fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as a result of the exchange offer. The expenses of the exchange offer will be deferred and charged to expense over the term of the exchange notes.

Consequences of Failure to Exchange

The outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, the outstanding notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale of the Exchange Notes

With respect to resales of exchange notes, based on interpretations by the Staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not the person is the holder, in exchange for outstanding notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the Staff of the SEC expressed in the no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

USE OF PROCEEDS

The net proceeds from the issuance and sale of the outstanding notes (after discounts to initial purchasers) was approximately $169.8 million. We used the net proceeds, together with the other financings described below, to fund part of the cash consideration for the Alpha acquisition, to repay certain existing indebtedness of Broder and Alpha and to pay related fees and expenses.

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes contemplated in this prospectus, we will receive outstanding notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus.

The following table summarizes the actual sources and uses for the September 22, 2003 Transactions. The sources and uses of funds excludes the “rolling over” of 100% of Bain Capital, management and the other investors’ equity investment in Broder of $30.6 million at September 22, 2003. See “Capitalization.”

(dollars in millions)	September 22, 2003
Sources of funds:
New revolving credit facility (1)	$92.0
11 1/4% Senior Notes due 2010	175.0
New equity contribution (2)	76.0

Total sources of funds	$343.0

Uses of funds:
Purchase price paid to seller (4)	$200.9
Repayment of Alpha’s debt	44.4
Repayment of Broder’s debt	77.1
Fees and expenses (3)	20.6

Total uses of funds	$343.0

(1)	In connection with the Transactions, we entered into the new revolving credit facility that provides for aggregate borrowings of up to $175.0 million, subject to increase in certain circumstances. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Obligations—New Revolving Credit Facility.”
(2)	At December 31, 2003, Bain Capital, management and the other investors in Broder had an equity investment in Broder of approximately $106.6 million. See “Capitalization.”
(3)	This amount includes commitment, placement, financial advisory and other transaction fees, including legal, accounting and other professional fees. The fees and expenses of $20.6 million excludes approximately $1.6 million of additional fees that were paid prior to or subsequent to closing. See “Certain Relationships and Related Party Transactions.”
(4)	The following amounts detail the components that make up the cash purchase price paid to the seller.

Purchase price to seller	$232.0
Working capital adjustment	7.4
Cash	2.0
Tax adjustment on option and sale proceeds	4.2
Seller Hart-Scott Rodino fees	(0.1)
Seller indebtedness	(44.6)

Purchase price paid to seller	$200.9

CAPITALIZATION

The following table sets forth Broder’s cash and capitalization as of December 31, 2003. The information should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Consolidated Financial Data” and the notes thereto, “Selected Historical Financial Data of Broder,” “Selected Historical Financial Data of Alpha,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Obligations—New Revolving Credit Facility” and the consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of December 31, 2003
(dollars in millions)

Cash	$3.2

Debt:
New revolving credit facility	$85.9
Capital lease obligations	2.3
Outstanding notes	175.0
Promissory note payable	0.2

Total debt	263.4

Stockholders’ equity (deficit):
Common stock and additional paid-in capital (1)	110.3
Other equity items (2)	(0.7)
Retained deficit	(44.0)

Total stockholders’ equity	65.6

Total capitalization	$329.0

(1)	Common stock and additional paid-in capital reflect the equity contribution of $76.0 million from Bain Capital, management and other investors. Common stock and additional paid-in capital also reflects redeemable securities held by company executives of $0.7 million.

(2)	Includes accumulated other comprehensive income and employee notes receivable related to share purchases.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

We derived the unaudited pro forma consolidated financial data set forth below by the application of pro forma adjustments to the historical financial statements of Broder and Alpha appearing elsewhere in this prospectus.

The unaudited pro forma consolidated statements of operations for the fiscal year ended December 31, 2003 give effect to: (i) the Transactions; (ii) the results of operations of TSM for the period from January 1, 2003 to June 17, 2003, the date TSM was acquired by Broder; and in each case as if they had occurred at the beginning of the period presented. The unaudited pro forma consolidated financial data does not purport to represent what the results of operations, financial information of Broder and Alpha would have been if the Transactions and the TSM acquisition had occurred as of the dates indicated, nor are they indicative of results for any future periods.

The unaudited pro forma consolidated financial data has been prepared giving effect to the Alpha acquisition, which is accounted for in accordance with SFAS No. 141, “Business Combinations.” The total purchase price for Alpha has been allocated to the net assets of Alpha based upon estimates of fair value. The purchase price allocation was performed with the assistance of an independent appraisal firm to determine valuations of certain tangible and identifiable intangible assets. See the consolidated financial statements and related notes for additional information including primary reasons for the acquisition transaction as well as factors and amounts that resulted in the recognition of goodwill.

The adjustments to the unaudited pro forma consolidated statement of operations are based upon available information and certain assumptions that we believe are reasonable and exclude certain non-recurring charges in connection with: (1) amortization of inventory fair value step-up of $1.6 million from the acquisition reflected in 2003 cost of sales; and (2) the write-off of deferred financing charges of $1.5 million and $1.0 million in connection with the refinancing of Broder and Alpha indebtedness, respectively. Additionally, the amounts reported above exclude expected future one-time merger integration costs (primarily an estimated $1.5 million for additional severance to effect expected headcount reductions, an estimated $1.1 million for lease termination and inventory reduction expenses on duplicative facilities, and an estimated $1.6 million for merging the information technology platforms of Alpha and Broder) as these costs are not expected to have a recurring impact on operating results. You should read the unaudited pro forma consolidated financial statements and the accompanying notes in conjunction with the audited historical financial statements and the accompanying notes thereto and other financial information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

For the fiscal year ended December 31, 2003

	Broder Bros., Co. Fiscal Year Ended December 31, 2003	T-Shirts & More, Inc. January 1 - June 16, 2003(2)	Alpha Shirt Holdings, Inc. January 1 - September 21, 2003	Transactions Adjustments		Pro Forma Fiscal Year Ended December 31, 2003 (1)
	(dollars in thousands)
Statement of Operations Data:
Net sales	$487,785	$4,165	$306,651	$—		$798,601
Cost of sales	411,123	3,723	250,342	(1,600	)(9)	663,588

Gross profit	76,662	442	56,309	1,600		135,013
Warehousing, selling and administrative expenses	62,701	912	34,347	(156	)(3)	97,804
Restructuring and asset impairment charges	9,073	—	—	—		9,073
Management fee	563	—	600	(1,163	)(4)	—
Depreciation and amortization	10,355	43	2,246	9,666	(5)	22,310

Operating expenses	82,692	955	37,193	8,347		129,187

Income (loss) from operations	(6,030)	(513)	19,116	(6,747)		5,826
Interest expense	14,604	165	3,602	8,226	(6)	26,597
Loss on debt conversion/retirement	268	—	—	—		268
Other expense (income)	(282)	—	672	—		390

Total other expense	14,590	165	4,274	8,226		27,255

Income (loss) before provision (benefit) for income taxes	(20,620)	(678)	14,842	(14,973)		(21,429)
Income tax provision (benefit)	(8,164)	—	5,654	(5,977	)(7)	(8,487)

Net income (loss) from continuing operations	$(12,456)	$(678)	$9,188	$(8,996)		$(12,942)

Other Financial Data:
Ratio of earnings to fixed charges (8)						n/a

See Notes to Unaudited Pro Forma Consolidated Statement of Operations.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1)	The unaudited pro forma consolidated financial data does not purport to represent what the results of operations or financial information of Broder would have been if the Alpha acquisition and the TSM acquisition had occurred as of the dates indicated, nor are they indicative of results for any future periods. The unaudited pro forma consolidated financial statements have been prepared to reflect the application of purchase accounting under SFAS No. 141 “Business Combinations” for the TSM and Alpha acquisitions.

(2)	TSM’s operating results for the period from January 1, 2003 to June 16, 2003 were derived from TSM’s unaudited monthly financial statements. TSM was acquired by Broder on June 17, 2003.

(3)	Pro forma warehousing, selling and administrative expenses have been reduced to reflect the cost savings from closing TSM’s distribution facility. As part of Broder’s acquisition of TSM, the purchase agreement excluded TSM’s distribution center lease as an assumed liability and therefore, these lease costs have been reflected as a pro forma adjustment directly related to the TSM purchase. Management estimates the savings to be approximately $0.2 million for fiscal 2003.

(4)	The management fee agreements in place for periods prior to the Transactions were cancelled as a direct result of the Transactions and replaced by a discretionary, contingent based advisory services agreement, subject to limitations, with Bain Capital. Under the new advisory services agreement with Bain Capital, for the first two full fiscal years following the Transactions, Bain Capital may be paid a management fee for strategic, financial and other advisory services up to an annual maximum of $1.5 million at the discretion of the board of directors. For each full fiscal year thereafter, Bain Capital may be paid a fee up to an annual maximum of $3.0 million at the discretion of the board of directors. Before any such management fees may be paid, EBITDA, as defined therein, after the determination of the fee for any period, must exceed $52.0 million. For purposes of calculating whether the payment of a management fee is permitted in the first complete fiscal year after the Transactions, EBITDA in the first complete fiscal year will be adjusted for cost savings set forth in note 2 to “Summary Pro Forma Consolidated Financial Data” that are expected to be achieved in the next twelve months, without duplication of such cost savings actually realized through fiscal year 2004, as reviewed and approved by our board of directors in their reasonable discretion. Such actual and expected cost savings may not exceed, in the aggregate, $8.5 million. The Company did not meet this EBITDA threshold on a pro forma basis for fiscal 2003; accordingly, no management fee is reflected in the pro forma statements of operations.

(5)	Reflects the adjustment to historical expense to reflect estimated amortization expense for the applicable period:

Fiscal Year Ended December 31, 2003
(dollars in thousands)
Historical Alpha amortization	$290
New amortization of finite-life intangible assets (a)	9,956

Adjustment to amortization	$9,666

(a)	Represents amortization of $52.8 million of identifiable intangible assets over three to eight years. See the December 31, 2003 consolidated financial statements for additional information on amounts, allocated to intangible assets and goodwill and related amortization periods.

(6)	Reflects the net change in interest expense as a result of the new financing arrangements to fund the Alpha acquisition, which is calculated as follows:

Fiscal Year Ended December 31, 2003
(dollars in thousands)

Interest on new borrowings:
New revolving credit facility (a)	$3,727
Outstanding notes (b)	19,688
Existing capital leases	204

Total cash interest from the debt requirements of the acquisition	23,619
Amortization of deferred financing costs (c)	2,978

Total pro forma interest expense	$26,597
Less: Historical interest expense	18,371

Net adjustment to interest expense	$8,226

(a)	Represents interest on the outstanding and unused balance on the new revolving credit facility calculated as follows:

Fiscal Year Ended December 31, 2003
(dollars in thousands)
Estimated outstanding balance on new revolving credit facility	$92,000
Interest rate (i)	3.60%
Factor of time	1.00

Calculated interest	3,312

Undrawn portion of new revolving credit facility	$83,000
Commitment fee (ii)	0.50%
Factor of time	1.00

Total interest cost on undrawn portion of new revolving credit facility	415

Total interest on new revolving credit facility	$3,727

(i)	Interest on the outstanding balance on the new revolving credit facility as of December 31, 2003 is LIBOR of 1.1% plus 250 basis points.
(ii)	The commitment fee on the unused portion of the new revolving credit facility is 0.50%.

(b)	Represents interest on the outstanding notes as follows:

Fiscal Year Ended December 31, 2003
(dollars in thousands)
Outstanding balance on outstanding notes	$175,000
Interest rate (i)	11.25%
Factor of time	1.00

Calculated interest	$19,688

(i)	A 25 basis point change in interest rates on both the outstanding notes and the draw on the new revolving credit facility would amount to a change in pro forma interest expense of $0.7 million.

(c)	Represents annual amortization expense on $18.1 million of deferred financing fees ($11.0 million relates to the senior notes and is being amortized over seven years while $7.1 million relates to the revolving line of credit and is being amortized over five years).

(7)	Reflects the income tax adjustment required to result in a pro forma income tax provision of Alpha’s, TSM’s and Kay’s Enterprises’ historical pre-tax results as well as the direct tax effect of the pro forma adjustments for the Transactions described herein. An estimated effective statutory tax rate of 40% has been used.

Fiscal Year Ended December 31, 2003
(dollars in thousands)
Elimination of Alpha’s and TSM’s historical income taxes	$(5,654)
Taxation charge on Alpha’s and TSM’s pre-tax income at an effective income tax rate of 40%	5,666

12
Taxation provision (benefit) on the pro forma adjustments for the Transaction at an estimated effective income tax rate of 40%	(5,989)

Pro forma income tax (benefit) adjustment	$(5,977)

(8)	For purposes of calculating the pro forma ratio of earnings to fixed charges, earnings represents pro forma income (loss) before income taxes plus fixed charges. Fixed charges consist of total pro forma interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases. Earnings were insufficient to cover fixed charges by $21.4 million for the fiscal year ended December 31, 2003.

Fiscal Year Ended December 31, 2003

(dollars in thousands)
Earnings
Income (loss) before provision (benefit) for income taxes	$(21,429)
Plus: fixed charges	29,375

7,946

Fixed Charges
Interest expense	26,597
Estimate of the interest within operating leases (a)	2,778

29,375

Earnings to fixed charges ratio	n/a

(a) Represents the sum of Broder’s $1.7 million, and Alpha’s $1.1 million, estimate of historic interest within operating leases for the fiscal year ended December 31, 2003

(9)	Reflects the elimination of incremental cost of sales from September 22, 2003 through December 31, 2003 resulting from the step-up to fair value of inventory acquired in the Alpha acquisition.

SELECTED HISTORICAL FINANCIAL DATA OF BRODER

The following tables present the selected historical consolidated financial data of Broder as of the dates and for the periods indicated. We derived the selected historical consolidated statement of income and balance sheet data as of and for the fiscal year ended December 31, 1999 from historical financial statements audited by Broder’s previous certified public accountants. The financial information for Broder as of December 31, 2000, 2001, 2002 and 2003 and for the fiscal years ended December 31, 2000, 2001, 2002 and 2003 has been derived from the historical consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants.

The selected information below should be read in conjunction with: “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and notes thereto of Broder, included elsewhere in this prospectus. Broder operates on a 52- or 53-week year basis with the year ending on the last Saturday of December.

	Fiscal Year Ended December 31,
	1999	2000	2001	2002	2003
	(dollars in thousands)
Consolidated Statement of Income Data:
Net sales	$339,592	$396,007	$409,139	$429,694	$487,785
Cost of sales (2)	288,498	334,969	349,341	363,472	411,123

Gross profit	51,094	61,038	59,798	66,222	76,662
Warehousing, selling and administrative expenses (1)(2)	37,056	45,211	44,242	48,996	63,264
Depreciation and amortization	1,202	2,821	2,639	7,410	10,355
Restructuring and asset impairment charges	—	—	—	—	9,073

Total operating expenses	38,258	48,032	46,881	56,406	82,692

Income (loss) from operations	12,836	13,006	12,917	9,816	(6,030)
Interest expense, net	5,801	8,275	11,324	11,430	14,604
Loss on debt conversion, net of gain on debt retirement	—	—	—	—	268
Other	(19)	(86)	(74)	(301)	(282)

Total other expense, net	5,782	8,189	11,250	11,129	14,590

Income (loss) before provision (benefit) for income tax	7,054	4,817	1,667	(1,313)	(20,620)
Income tax provision (benefit)	(279)	2,893	384	87	(8,164)

Net income (loss)	$7,333	$1,924	$1,283	$(1,400)	$(12,456)

Other Financial Data:
Cash flow from (used in) operating activities	$14,986	$4,066	$37,130	$(137)	$(3,916)
Cash flow from (used in) investing activities	(792)	(22,433)	(31,022)	2,132	(252,408)
Cash flow from (used in) financing activities	(13,443)	18,780	(3,732)	(3,474)	256,876
Capital expenditures	791	1,800	3,523	4,269	2,021
Ratio of earnings to fixed charges (3)	2.0x	1.5x	1.1x	n/a	n/a

Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,313	$1,726	$4,102	$2,623	$3,175
Working capital	55,492	64,272	55,311	55,119	119,518
Total assets	115,259	162,502	162,417	157,296	478,882
Total debt, net of discount	52,153	93,780	92,659	87,529	263,367
Stockholders’ (deficit) equity	13,377	(12,853)	(12,369)	(12,926)	64,890

(1)	Warehousing, selling and administrative expenses include management and advisory fees paid to Bain Capital totaling $0.3 million, $0.6 million, $0.8 million and $0.6 million for the fiscal years ended December 31, 2000, 2001, 2002 and 2003, respectively. In addition, fiscal year ended December 31, 2000 amounts include $2.0 million of transaction expenses and a $3.6 million special shareholder compensation payment incurred in connection with Bain Capital’s May 3, 2000 recapitalization of Broder.

(2)	To conform to the 2003 presentation, costs related to purchasing, receiving, inspection and handling for the fiscal years 1999, 2000, 2001 and 2002 have been reclassified from warehousing, selling and administrative expenses to cost of sales. See further discussion in footnote 2 to the consolidated financial statements.
(3)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income (loss) before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases. Earnings were insufficient to cover fixed charges by $1.3 million and $20.6 million for the fiscal years ended December 31, 2002 and 2003, respectively.

	Fiscal Year Ended December 31,
	1999	2000	2001	2002	2003
	(dollars in thousands)
Earnings:
Income (loss) before provision (benefit) for income taxes	$7,054	$4,817	$1,667	$(1,313)	$(20,620)
Plus: fixed charges	6,777	9,303	12,860	13,162	16,586

	13,831	14,120	14,527	11,849	(4,034)

Fixed Charges:
Interest expense	5,801	8,275	11,324	11,430	14,604
Estimate of the interest within operating leases	976	1,028	1,536	1,732	1,982

	6,777	9,303	12,860	13,162	16,586

Earnings to fixed charges ratio	2.0x	1.5x	1.1x	n/a	n/a

SELECTED HISTORICAL FINANCIAL DATA OF ALPHA

The following tables present the selected historical consolidated financial information for Alpha and its predecessor at the dates and for the periods indicated. The historical results of operations of the predecessor represents the results of Alpha Shirt Company for the periods prior to its acquisition by Alpha on April 30, 1999. The financial information for the predecessor as of and for the twelve month period ended December 31, 1998 and the four month period ended April 29, 1999, respectively, have been derived from the unaudited historical financial statements. The financial information for Alpha as of December 31, 1999 and 2000, and for the period from April 30, 1999 to December 31, 1999 has been derived from the historical consolidated financial statements audited by Ernst & Young LLP, independent auditors, not included herein. The financial information for Alpha as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been derived from the historical consolidated financial statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this prospectus.

The selected information below should be read in conjunction with “Capitalization,” “Unaudited Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated and unaudited condensed consolidated financial statements and notes thereto of Alpha, included elsewhere in this prospectus.

	Predecessor (1)		Alpha Shirt Holdings, Inc.
	Year Ended December 31, 1998	Period from January 1, 1999 to April 29, 1999	Period from April 30, 1999 to December 31, 1999	Year Ended December 31,
				2000	2001	2002
	(dollars in thousands)
Consolidated Statement of Income Data:
Net sales	$246,553	$82,593	$239,835	$417,136	$391,142	$409,040
Cost of sales	210,325	70,626	205,176	354,030	326,751	335,818

Gross profit	36,228	11,967	34,659	63,106	64,391	73,222
Warehousing, selling and administrative expenses (2) (3)	31,676	8,891	22,734	43,955	44,570	45,778
Depreciation and amortization	1,232	547	2,356	4,709	4,941	3,208

Total operating expenses	32,908	9,438	25,090	48,664	49,511	48,986

Income from operations	3,320	2,529	9,569	14,442	14,880	24,236
Interest expense, net	2,749	914	4,823	8,790	6,356	5,183
Other	816	375	—	23	(2)	1

Total other expense, net	3,565	1,289	4,823	8,813	6,354	5,184

Income (loss) before provision for income taxes	(245)	1,240	4,746	5,629	8,526	19,052
Income tax provision	—	—	1,865	2,092	3,091	7,256

Net income (loss)	$(245)	$1,240	$2,881	$3,537	$5,435	$11,796

Other Financial Data:
Cash flow from (used in) operating activities			$2,921	$(1,961)	$28,597	$13,182
Cash flow from (used in) investing activities			(105,353)	(2,866)	(1,695)	(5,354)
Cash flow from (used in) financing activities			104,250	4,574	(25,981)	(9,537)
Capital expenditures			1,976	2,866	1,695	2,369
Ratio of earnings to fixed charges (4)			1.9x	1.6x	2.2x	4.1x

Consolidated Balance Sheet Data:
Cash and cash equivalents			$1,819	$1,566	$2,487	$778
Working capital			44,898	54,751	38,885	39,757
Total assets			149,790	154,152	134,534	139,001
Total debt, net of discount			68,217	72,756	47,607	38,685
Stockholders’ equity			39,600	43,137	46,922	58,813

(1)	Represents the historical results of operations of Alpha Shirt Company, Alpha’s predecessor, prior to its acquisition by Alpha on April 30, 1999. Accordingly, historical financial information for the predecessor may not be comparable to such data for subsequent periods.
(2)	Warehousing, selling and administrative expenses include management and advisory fees paid to FNL Management Corp. totaling $0.8 million for each of the years ended December 31, 2000, 2001 and 2002.
(3)	Historically, Alpha has reflected the cost of purchasing, receiving and inspection in the warehousing, selling and administrative line item. For the fiscal years ended December 31, 2000, 2001 and 2002 these costs totaled approximately $1.8 million, $1.8 million and $2.0 million, respectively. Had these costs been included in cost of sales, they would have increased cost of sales for the aforementioned periods by 0.6%, 0.6% and 0.6%, respectively.

(4)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of total interest expense and a one-third portion of operating lease expenses that management believes is representative of the interest component of operating leases.

	Alpha Shirt Holdings, Inc.
	Period from April 30, 1999 to December 31, 1999	Year Ended December 31,
		2000	2001	2002
	(dollars in thousands)
Earnings:
Income before provision for income taxes	$4,746	$5,629	$8,526	$19,052
Plus: fixed charges	5,325	9,680	7,294	6,184

	10,071	15,309	15,820	25,236

Fixed Charges:
Interest expense	4,876	8,820	6,372	5,191
Estimate of the interest within operating leases	449	860	922	993

	5,325	9,680	7,294	6,184

Earnings to fixed charges ratio	1.9x	1.6x	2.2x	4.1x

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of Broder’s and Alpha’s financial condition and results of operations should be read together with the “Selected Historical Financial Data of Broder,” “Selected Historical Financial Data of Alpha,” “Unaudited Pro Forma Consolidated Financial Data” and the consolidated financial statements and the related notes included elsewhere in this prospectus. Future results could differ materially from the discussion below for many reasons, including the factors described in “Risk Factors” and elsewhere in this prospectus. Broder operates on a 52- or 53-week year basis with the fiscal year ending on the last Saturday of December. For convenience, the financial information included in this prospectus has been presented as ending on the last day of the nearest calendar month. Tables and other data in this section may not total due to rounding.

General

On September 22, 2003, simultaneously with the initial sale of the outstanding notes, Broder acquired all of the outstanding capital stock of Alpha, pursuant to a stock purchase agreement entered into on July 12, 2003. Immediately after consummation of the acquisition, Alpha and its subsidiaries were merged with and into Broder, except for ASHI, Inc., which became a direct, wholly owned subsidiary of Broder. The total cash consideration in the acquisition was $247.8 million. The aggregate cash costs of the acquisition, together with the funds necessary to refinance certain existing indebtedness of Broder and pay the related fees and expenses, were financed by the following transactions:

›	$76.0 million of new equity contributed to Broder by Bain Capital, management and other investors;
›	borrowings by Broder of $92.0 million under a new $175.0 million revolving credit facility; and
›	proceeds from the issuance and sale of the outstanding notes.

Bain Capital, management and the other investors in Broder also “rolled over” 100% of their existing equity investment of $30.6 million at September 22, 2003. See “Capitalization.”

Immediately prior to the acquisition of Alpha, Broder operated through 14 distribution facilities in 10 states nationwide with headquarters in Plymouth, Michigan. Prior to the acquisition of Alpha, Broder offered a variety of items from approximately 30 suppliers to over 50,000 customers. Broder’s 2003 product offerings of approximately 11,800 SKUs included a range of basic and premium brands.

Immediately prior to the acquisition, Alpha operated through 5 distribution facilities strategically located throughout the United States with headquarters in Philadelphia, Pennsylvania. Prior to the acquisition, Alpha offered products from approximately 28 suppliers to over 45,000 customers. Alpha’s 2003 product offerings of approximately 16,500 SKUs included a range of basic and premium brands.

Following the acquisition of Alpha, we enhanced our position as a leading distributor in the U.S. within the estimated $8 billion imprintable sportswear and accessories industry, supplying blank T-shirts, sweatshirts, polo shirts, woven shirts, jackets, caps and other imprintable sportswear in an industry with more than 50 different suppliers and over 100,000 customers. The imprintable sportswear and accessories market is characterized by a highly fragmented customer base comprised primarily of regional and local decorators who, because of their size, do not generally purchase directly from suppliers. We provide the resources to handle small-order size, while offering broad selection and rapid delivery. Our primary customers are decorators who decorate the blank products we supply and then in turn sell to a wide variety of end-use consumers. Through our extensive distribution network, we have the ability to reach over 80% of the continental U.S. population with one business day shipping and over 98% of the continental U.S. population with two business days shipping.

Following the acquisition, we continue to market our products under two separate brands in the marketplace: “Broder” and “Alpha”. During the fourth quarter of 2003, the Broder division successfully closed two distribution centers and currently operates through 12 facilities in 9 states nationwide. Leveraging the merchandising, sales and marketing expertise of Alpha, the Broder division enhanced its 2004 product offering, with emphasis on improving the quality, mix and quantity of products offered; the 2004 Broder product offering consists of approximately 17,500 SKUs. The Alpha division continues to operate through its existing 5 distribution facilities, and continues to offer a broad selection of basic and premium brands. The corporate headquarters of the combined company were consolidated into the Philadelphia, Pennsylvania location during the fourth quarter of 2003.

Potential Acquisition-related Cash Cost Savings

In connection with the Alpha acquisition, we have identified and expect to implement certain transaction related cash cost reductions in overhead and headcount that are expected to result in a positive annualized effect on pro forma EBITDA when compared to recent operating history of the separate companies. The following table sets forth the estimated recurring annual impact of these cost reductions as well as the one-time costs expected to be incurred to effect the savings. While we believe these expenses will not recur in future periods after implementation of such cash cost reduction measures, there can be no assurance that we will not incur other expenses similar to the cash expenses described below in future periods. Therefore the following calculations should not be viewed as indicative of future results.

	Annual Cost Savings (a)	One-Time Costs
		Incurred and Recorded in 2003	Expected in Future
	(unaudited—dollars in thousands)
Elimination of former Alpha owner compensation (b)	$133	$—	$—
Expected cost savings due to permanent headcount reduction at TSM (c)	223	—	—
Expected cost savings from closure of three duplicative distribution centers (d)	2,072	200	1,100
Expected cost savings due to permanent headcount reduction from integration (e)	3,881	1,032	1,500
Expected cost savings from closure of Wadesboro hub facility (f)	3,631	8,040	—

Total (g)	$9,940	$9,272	$2,600

(a)	With the exception of the Wadesboro future rent commitment described herein, these annual cost savings represent cash cost savings.
(b)	Alpha was acquired by its former owners on April 30, 1999. In connection with that transaction, Alpha entered into an agreement to pay the previous owner a salary of approximately $0.2 million per year of which, 8 months were expensed by Alpha during 2003 prior to the acquisition. This agreement terminated on August 31, 2003 and was not renewed. Because payments under this agreement have ended, this non-recurring cost has been reflected above.
(c)	As part of Broder’s acquisition of TSM, we identified and eliminated 10 full-time equivalents as part of an expected permanent headcount reduction in connection with the integration of TSM. The pro forma operating results of Broder reflect $0.2 million of these costs before they were eliminated July 2003.
(d)	Consists of occupancy cost (rent, utilities, property taxes and insurance) and indirect labor cost reductions as a result of closing three small duplicative distribution centers in connection with the Transactions. The corresponding one-time costs include lease termination and inventory reduction expenses related to the closure of the facilities. See “Risk Factors—Risks Relating to Our Business After Completion of the Alpha Acquisition—We may not realize all of the anticipated operating synergies and cost savings from the Alpha acquisition and we may experience difficulties in integrating Alpha’s business which may adversely affect our financial performance.”
(e)	We have performed a detailed review of our combined operations in order to identify areas of overlap and potential cost savings. We have identified approximately 50 full-time equivalent positions (primarily general and administrative) as part of an expected permanent headcount reduction in connection with the Transactions. The corresponding one-time costs represented expected severance costs to necessary to effect the savings. See “Risk Factors—Risks Relating to Our Business After Completion of the Alpha Acquisition—We may not realize all of the anticipated operating synergies and cost savings from the Alpha acquisition and we may experience difficulties in integrating Alpha’s business which may adversely affect our financial performance.”
(f)

As the result of our acquisition and the resulting inventory replenishment strategy of the combined company, we closed our Wadesboro hub facility in the fourth quarter of 2003. As a result of the closure, we have identified $3.6 million of directly related distribution, occupancy, labor and supporting costs incurred during 2003, which we do not expect to recur in 2004 and future years. The corresponding one-time costs represent cash lease commitments of $6.9 million to be paid over the remaining 10 year term of the lease, severance costs of $0.2 million, and non-cash fixed asset write-offs of $0.9 million. These one-time costs are reflected in a restructuring charge included in the Company’s fourth quarter 2003 operating results.

(g)	Under our amended and restated advisory services agreement with Bain Capital, we may pay Bain Capital a management fee at the discretion of our board of directors, to the extent our EBITDA exceeds $52.0 million, after giving effect to the payment of the management fee, up to an annual maximum of $1.5 million for each of the first two full fiscal years after the Transactions (and a maximum of $3.0 million per year thereafter). For purposes of calculating whether the payment of a management fee is permitted in the first complete fiscal year after the Transactions, EBITDA in the first complete fiscal year will be adjusted for cost savings of $8.5 million, without duplication of such cost savings actually realized through fiscal year 2004, as reviewed and approved by our board of directors in their reasonable discretion. Such actual and expected cost savings may not exceed, in the aggregate, $8.5 million. The presentation shown above does not include an adjustment for any management fee paid to Bain Capital.

Purchase Accounting

The acquisition of Alpha was accounted for using the purchase method of accounting. As a result, the acquisition will prospectively affect our results of operations in certain significant respects. The aggregate acquisition consideration has been allocated to the tangible and intangible assets acquired and liabilities assumed by us based upon their respective fair values as of the acquisition date and will result in a significant increase in our annual amortization expense over the next eight years. In addition, due to the effects of the increased borrowings to finance the acquisition, our interest expense will increase significantly in the periods following the acquisition. For more information, see “—Liquidity and Capital Resources.”

Strategic Acquisitions—Broder

TSM.    In June 2003, Broder acquired substantially all of the assets of T-Shirts & More, Inc., or “TSM,” a regional sportswear distributor with one location in Louisville, Kentucky, for $2.6 million. The acquisition of TSM enhanced Broder’s local market position in a number of key Midwestern states. TSM’s facility was consolidated into an existing Broder distribution center in Louisville, Kentucky.

Gulf Coast.    In December 2001, Broder acquired substantially all of the assets of Gulf Coast Sportswear, or “Gulf Coast,” a distributor with four facilities located in: Dallas, Texas; Atlanta, Georgia; Houston, Texas; and Kansas City, Kansas for $5.8 million. Through this acquisition, Broder augmented its presence in Texas and gained access to additional customers in Atlanta, Houston and the Midwest. As part of the acquisition integration, Gulf Coast’s Atlanta, Dallas and Houston facilities were merged into pre-existing Broder locations and the Kansas City facility was closed.

Full Line.    In August 2001, Broder acquired all of the capital stock of Full Line Distributors, or “Full Line,” a regional distributor with a manufacturing operation and six distribution facilities located in: Atlanta, Georgia; Miami, Florida; Cleveland, Ohio; Fullerton, California; Houston, Texas; and St. Louis, Missouri for $21.8 million. Full Line expanded Broder’s customer base and geographic breadth. Following the acquisition, Full Line’s St. Louis facility was consolidated into an existing Broder distribution center and Full Line’s manufacturing assets were divested for $6.4 million.

St. Louis T’s.    In September 2000, Broder acquired the stock of St. Louis T’s, a regional imprintable sportswear and accessories distributor with one facility located in St. Louis, Missouri for $20.4 million. Prior to the acquisition, Broder served Midwestern customers out of its Plymouth, Michigan facility. Following the acquisition, the St. Louis facility absorbed a significant portion of the Plymouth facility’s sales and expanded Broder’s presence in the region.

Strategic Acquisitions—Alpha

Kay’s Enterprises.    In May 2002, Alpha acquired substantially all of the assets of Kay’s Enterprises, a regional distributor with one facility located in Stafford, Texas for $3.3 million. This acquisition provided Alpha with one business day shipping capability throughout much of Texas and Louisiana.

Good Buy Sportswear.    In September 1999, Alpha acquired substantially all of the assets of Good Buy Sportswear, a regional imprintable sportswear and accessories distributor with one location in St. Petersburg, Florida for $11.9 million. This acquisition expanded Alpha’s footprint and provided one business day shipping capability throughout Florida and parts of Georgia and South Carolina.

Results of Operations—Broder

The following table sets forth the amounts and the percentages of net sales that items in the consolidated statement of operations of Broder constitute for the periods indicated:

	Fiscal Year Ended December 31,						Memo: Alpha Results included in FY 2003 Results(1)
	2001		2002		2003
	(dollars in millions)
Net sales	$409.1	100.0%	$429.7	100.0%	$487.8	100.0%	$117.2	100.0%
Cost of sales	349.3	85.4	363.5	84.6	411.1	84.2	93.9	80.1

Gross profit	59.8	14.6	66.2	15.4	76.7	15.7	23.3	19.9
Warehousing, selling and administrative expenses	44.2	10.8	49.0	11.4	63.3	13.0	14.2	12.1
Depreciation and amortization	2.6	0.6	7.4	1.7	10.3	2.1	4.1	3.5
Restructuring and asset impairment charges	—	—	—	—	9.1	1.9	—	—

Income (loss) from operations	12.9	3.2	9.8	2.3	(6.0)	(1.2)	5.0	4.3
Interest expense, net	11.3	2.8	11.4	2.7	14.6	3.0	—	—
Other expense (income)	(0.1)	—	(0.3)	(0.1)	—	—	—	—
Income tax provision (benefit)	0.4	0.1	0.1	—	(8.2)	(1.7)	2.1	1.8

Net income (loss)	$1.3	0.3%	$(1.4)	(0.3)%	$(12.5)	(2.6)%	$2.9	2.5%

(1)	The acquisition of Alpha on September 22, 2003 resulted in the inclusion of Alpha’s operating results in the consolidated results of Broder Bros., Co. for the period from acquisition (September 22, 2003) through December 31, 2003.

Fiscal year 2003 compared to fiscal year 2002

Net Sales.    Net sales increased by $58.1 million, or 13.5%, from $429.7 million for fiscal year 2002 to $487.8 million for fiscal year 2003. Broder unit sales during fiscal year 2003 were approximately 1.0% higher than fiscal year 2002, excluding the sales contributions from Alpha. Net of $117.2 million contribution to net sales from the acquired Alpha business for the period from September 22, 2003 through December 31, 2003, Broder sales declined $59.1 million from fiscal year 2002 to fiscal year 2003. This decline resulted from the net impact of: (i) a 1.0% increase in unit volume (estimated impact of $4.0 million); (ii) the impact of industry-wide price deflation which lowered the industry’s average selling prices by an estimated 12.0% from fiscal year 2002 to fiscal year 2003 (estimated impact of $50.0 million); (iii) a decrease in outbound freight billings to customers (estimated impact of $4.0 million); and (iv) an unfavorable mix shift to lower priced products (estimated impact of $9.0 million). The trend of declining average selling prices is primarily the result of competitive pressures at the manufacturer level of the supply chain, which reduces prices to wholesale distributors such as the Company and its competitors, which in turn drives down selling prices to the Company’s customers. The industry and the Company have experienced declining average selling prices since fiscal year 2000, and due to ample capacity in the competitive space of its vendors, the Company does not expect this trend to reverse in the foreseeable future. As discussed under Gross Profit below, the Company has experienced success in securing offsetting reductions in the corresponding cost of its products. Throughout fiscal year 2003, the Company has also experienced an unfavorable mix shift toward lower priced goods. The Company believes this unfavorable mix shift to be the result of prior merchandising decisions which dropped certain higher priced products from the product line, and does not expect this trend to continue in light of its strategy to enhance the 2004 product line with a richer mix of products.

Gross Profit.    Gross profit increased by $10.5 million, or 15.9% from $66.2 million for fiscal year 2002 to $76.7 million for fiscal year 2003. Net of $23.3 million contribution to gross profit from the acquired Alpha business for the period from September 22, 2003 through December 31, 2003, Broder gross profit declined $12.8 million from fiscal year 2002 to fiscal year 2003. This decline primarily results from the impact of (i) a decline in realized margins for outbound freight charges to customers (estimated impact of $4.0 million); (ii) aggressive pricing of product in advance of recognition of underlying incentives (incremental to the comparable year) (estimated impact of $0.8 million); (iii) the non-cash recognition as cost of sales for the step-up to acquired Alpha inventory (estimated impact of $1.6 million); (iv) an unfavorable mix shift to lower margin products (estimated impact of $4.0 million); and (v) a charge to write-down discontinued inventory to estimated realizable values (estimated impact of $1.9 million). The charge to inventory is the result of Broder’s expansion of its 2004 product offering which increased total SKU’s offered by approximately 50% and required the displacement of discontinued product to physically accommodate the expanded offering. This discontinued product normally held for higher realization sale in distribution centers was consolidated in a single location pending an anticipated lower realization liquidation. While the Company has experienced the impact of industry-wide price deflation, such impact is primarily the result of competitive pressures at the manufacturer level of the supply chain, and accordingly, the selling price deflation experienced by the Company is approximately offset by a reduction in the corresponding cost of its products. Therefore, the Company does not believe price deflation has had a meaningful adverse impact on gross profits.

Gross margin increased from 15.4% for fiscal year 2002, to 15.8% for fiscal year 2003. The increased gross margin is the result of the factors discussed above.

Warehousing, Selling and Administrative Expenses.    Warehousing, selling and administrative expenses increased $14.3 million, or 29.2% from $49.0 million in 2002 to $63.3 million in 2003. The inclusion of Alpha expenses for the period from September 22, 2003 through December 31, 2003 accounts for $14.2 million of the increase. Net of the increased warehousing, selling and administrative expense contributed by Alpha, the Company’s expenses were approximately flat from fiscal year 2002 to fiscal year 2003, which is the net result of (i) warehouse labor efficiency improvements (estimated impact of $1.9 million), (ii) increased marketing spending (estimated impact of $0.5 million), (iii) increased occupancy expense related to two new facilities added during 2002 (estimated impact of $0.2 million), and (iv) higher bad debt expense attributable to the bankruptcy filing of a significant customer (estimated impact of $0.8 million). As a percentage of net sales, warehousing, selling and administrative expenses increased from 11.4% to 13.0% due to the absorption of fixed expenses over a smaller revenue base.

Depreciation and Amortization.    Depreciation and amortization increased by $2.9 million, from $7.4 million for fiscal year 2002 to $10.3 million for fiscal year 2003. As a result of the acquisition of Alpha, we expect amortization of acquired intangibles will increase future amortization significantly over the next eight years. Amortization expense related to amortizable intangibles acquired in the Alpha transaction was approximately $3.5 million in 2003. We expect to record 2004 amortization of Alpha intangibles of $12.5 million.

Restructuring and asset impairment charges.    As more fully described in note 15 to the consolidated financial statements, the Company recorded a restructuring charge of $9.1 million during 2003. Following the acquisition of Alpha in September 2003, the Company changed its inventory replenishment strategy of the combined company and performed a detailed review of the Company’s combined operations in order to identify areas of overlap and potential cost savings. As a result, the Company effected a restructuring plan designed to reduce its cost structure by closing certain distribution centers. During the fourth quarter of 2003, the Broder distribution center in Fullerton, CA was closed, as was the central hub facility in Wadesboro, NC. In addition, in connection with the acquisition of Alpha, the Company effected a restructuring plan to consolidate its corporate offices into Philadelphia, PA and reduce its administrative workforce to eliminate duplicative functions. As a result of these 2003 restructuring plans, the Company recorded a charge of $9.1 million during 2003, and also as a result of these 2003 plans, the Company expects to record an additional charge of $1.5 million in 2004.

In addition, also as a result of the acquisition of Alpha, the Company has plans to close 2 additional distribution centers during 2004. The Company estimates costs related to lease terminations, severance and inventory reduction will result in an additional restructuring charge of approximately $1.1 million to fiscal 2004 earnings.

Income (loss) from Operations.    As a result of the factors described above, income from operations decreased by $15.8 million, from $9.8 million for fiscal year 2002, to a loss of $(6.0) million for fiscal year 2003.

Interest and Other Expense.    Interest expense increased by $3.2 million from $11.4 million for fiscal year 2002 to $14.6 million for fiscal year 2003. The net increase is due primarily to increased levels of indebtedness outstanding after the Transactions, including the $175.0 million of 11 1/4% Senior Notes outstanding from September 22, 2003 through December 31, 2003 (estimated impact of $5.1 million), the write-off of deferred financing fees on debt extinguished in the September 22, 2003 Transactions (approximately $1.4 million), offset by a favorable change in the fair value of interest rate swaps (estimated impact of $1.2 million), lower average levels of outstanding indebtedness prior to the September 22, 2003 Transactions, and lower effective interest rates on revolving debt. As a result of the September 22, 2003 Transactions, we have significantly higher levels of outstanding indebtedness, and accordingly expect to report significantly higher levels of interest expense in the future. Other expense, net changed from net other income of $0.3 million for fiscal year 2002 to zero net other income for fiscal year 2003.

The difference in 2003 was primarily the net result of a third quarter gain of $1.6 million on the retirement of subordinated debt-selling shareholder, and a second quarter loss of $1.9 million on the exchange of Class L common stock, Series 2 issued to retire unsecured senior subordinated notes.

Income Taxes.    The income tax benefit for fiscal year 2003 was $8.2 million, as compared to a tax benefit of $1.4 million for fiscal year 2002. The difference between the U.S. federal statutory rate of 34% and the effective provision or benefit rate relates primarily to the federal benefit of deductible state and local taxes.

Fiscal year 2002 compared to fiscal year 2001

Net Sales.    Net sales increased by $20.6 million, or 5.0%, from $409.1 million for fiscal year 2001 to $429.7 million for fiscal year 2002. The increase in net sales was primarily the result of the inclusion of a full year of sales from Full Line (estimated $38.0 million increase relative to prior year) which Broder acquired in August 2001, and Gulf Coast (estimated $36.6 million increase relative to the prior year) which Broder acquired in December 2001. Sales were favorably impacted by unit volume increases for the overall market (estimated $4.9 million impact). These sales increases were significantly offset by industry wide price deflation (estimated $17.0 million impact). Sales were also impacted by net unit volume declines in the Company’s base business, concentrated in two highly competitive regions (estimated $41.9 million impact).

Gross Profit.    Gross profit increased $6.4 million, or 10.7%, from $59.8 million for fiscal year 2001 to $66.2 million for fiscal year 2002. Gross margin increased from 14.6% to 15.4%, due primarily to improved cost of product from suppliers resulting from increased volume added through acquisitions and new branch openings. While the Company has experienced the impact of industry-wide price deflation, such impact is primarily the result of competitive pressures at the manufacturer level of the supply chain, and accordingly, the selling price deflation experienced by the Company is approximately offset by a reduction in the corresponding cost of its products. Therefore, the Company does not believe price deflation has had a meaningful adverse impact on gross profits.

Warehousing, Selling and Administrative Expenses.    Warehousing, selling and administrative expenses increased $4.8 million, or 10.9%, from $44.2 million for fiscal year 2001 to $49.0 million for fiscal year 2002. The increase in warehousing, selling and administrative expenses was primarily attributable to the two new branches and the inclusion of a full year of warehousing, selling and administrative expenses for the Full Line facilities. These incremental operating expenses are net of realized synergies from the elimination of redundant corporate overhead and back-office functions. As a percentage of net sales, warehousing, selling and administrative expenses increased from 10.8% for fiscal year 2001 to 11.4% for fiscal year 2002.

Depreciation and Amortization.    Depreciation and amortization increased by $4.8 million, or 180.8%, from $2.6 million for fiscal year 2001 to $7.4 million for fiscal year 2002, primarily attributable to increased amortization of customer relationship intangibles resulting from the Full Line and Gulf Coast acquisitions.

Income From Operations.    As a result of the factors described above, income from operations decreased by $3.1 million, or 24.0%, from $12.9 million for fiscal year 2001 to $9.8 million for fiscal year 2002. This decrease is primarily due to increased depreciation and amortization of $4.8 million. The remaining impact is the net effect of increased net sales, improved gross margins and realization of acquisition related cost synergies, each as described above.

Interest and Other Expense.    Interest expense increased slightly by $0.1 million, or 0.9%, from $11.3 million for fiscal year 2001 to $11.4 million for fiscal year 2002. Effective interest rates on Broder’s debt remained relatively constant during fiscal years 2001 and 2002, while increased debt incurred for the Full Line and Gulf Coast acquisitions was offset by reductions in drawings under Broder’s existing revolving credit facility, resulting from decreased working capital needs. Other expense, net decreased slightly by $0.2 million.

Income Taxes.    Broder’s tax provision for fiscal year 2002 was $0.1 million on a loss before income taxes of $1.3 million. The tax provision for fiscal year 2001 was $0.4 million with an effective tax rate of 23.0%. The difference between the U.S. federal statutory rate of 34% and the effective provision or benefit rate relates primarily to the federal benefit of deductible state taxes and non-deductibility of permanent differences related to amortization of certain intangibles.

Results of Operations—Alpha

Comparability of Gross Margins

Historically, Alpha has reflected the cost of purchasing, receiving and inspection in the warehousing, selling and administrative line item. Accordingly, Alpha’s gross margins may not be comparable to other distributors since these companies may include the costs related to their distribution network in cost of sales. During the fiscal years ended December 31, 2000, 2001 and 2002, the cost of purchasing, receiving and inspection in the warehousing, selling and administrative line item totaled approximately $1.8 million, $1.8 million and $2.0 million, respectively. Had these costs been included in cost of sales, they would have increased cost of sales for the aforementioned periods by 0.6% each year.

The following table sets forth the amounts and the percentages of net sales that items in the consolidated statement of operations of Alpha constitute for the periods indicated:

	Fiscal Year Ended December 31,
	2001		2002
	(dollars in millions)
Net sales	$391.1	100.0%	$409.0	100.0%
Cost of sales	326.8	83.5	335.8	82.1

Gross profit	64.4	16.5	73.2	17.9
Warehousing, selling and administrative expenses	44.6	11.4	45.8	11.2
Depreciation and amortization	4.9	1.3	3.2	0.8

Income from operations	14.9	3.8	24.2	5.9
Interest expense	6.4	1.6	5.2	1.3
Other expense	—	—	—	—
Income tax provision	3.1	0.8	7.3	1.8

Net income	$5.4	1.4%	$11.8	2.9%

Fiscal year 2002 compared to fiscal year 2001

Net Sales.    Net sales increased $17.9 million, or 4.6%, from $391.1 million for fiscal year 2001 to $409.0 million for fiscal year 2002. The increase resulted primarily from the acquisition of Kay’s Enterprises in

May 2002, which contributed $12.7 million to the increase, and a 17.7% increase in units sold, which accounted for $43.2 million of additional net sales, offset by industry-wide price deflation of $38.0 million.

Gross Profit.    Gross profit increased $8.8 million, or 13.7%, from $64.4 million for fiscal year 2001 to $73.2 million for fiscal year 2002. Gross margin increased from 16.5% for fiscal year 2001 to 17.9% for fiscal year 2002. Gross profit and gross margins increased primarily as a result of further volume-purchasing price advantages and improved product mix toward higher-margin brands. Additionally, the inclusion of the seven months of operations performance of Kay’s Enterprises contributed $1.7 million to Alpha’s gross profit.

Warehousing, Selling and Administrative Expenses.    Warehousing, selling and administrative expenses increased $1.2 million, or 2.7%, from $44.6 million for fiscal year 2001 to $45.8 million for fiscal year 2002, primarily due to increases in variable costs consistent with the growth in net sales. The increase also resulted from expenses related to an abandoned merger along with severance and equity distributions to former management in fiscal year 2001. As a percent of net sales, warehousing, selling and administrative expenses decreased from 11.4% for fiscal year 2001 to 11.2% for fiscal year 2002.

Depreciation and Amortization.    Depreciation and amortization for fiscal year 2002 decreased $1.7 million, or 35.1%, to $3.2 million compared to $4.9 million in fiscal year 2001. The decrease in depreciation and amortization for fiscal year 2002 relates to the adoption of SFAS No. 142, “Goodwill and Other Intangible Assets,” as of January 1, 2002 whereby Alpha no longer amortizes goodwill.

Income from Operations.    As a result of the factors described above, income from operations increased $9.4 million, or 62.9%, from $14.9 million for fiscal year 2001 to $24.2 million for fiscal year 2002.

Interest and Other Expense.    Interest and other expense decreased $1.2 million, or 18.5%, from $6.4 million for fiscal year 2001 to $5.2 million for fiscal year 2002. The decrease was due to reduced interest expense resulting from a reduction in average outstanding debt.

Income Taxes.    Alpha’s income tax provision for fiscal year 2002 was $7.3 million with an effective rate of 38.1% as compared to a tax provision of $3.1 million with an effective rate of 36.3% in fiscal year 2001. The increase in the effective rate was primarily caused by the higher federal income tax bracket for fiscal year 2002 of 35% compared to the 34% U.S. federal statutory rate for fiscal year 2001, together with an increase in the effective state tax rate of 0.7% for fiscal year 2002 as compared to fiscal year 2001.

Fiscal year 2001 compared to fiscal year 2000

Net Sales.    Net sales decreased $26.0 million, or 6.2%, from $417.1 million for fiscal year 2000 to $391.1 million for fiscal year 2001. The decrease resulted primarily from the effects of a general economic slowdown and lower corporate promotional spending. Units sold for fiscal year 2001 decreased 4.0% compared to fiscal year 2000.

Gross Profit.    Gross profit increased $1.3 million, or 2.0%, from $63.1 million for fiscal year 2000 to $64.4 million for fiscal year 2001. Gross margin increased from 15.1% for fiscal year 2000 to 16.5% for fiscal year 2001. Gross margins increased primarily as a result of volume-purchasing advantages and mix shift to higher margin products.

Warehousing, Selling and Administrative Expenses.    Warehousing, selling and administrative expenses increased slightly by $0.6 million, or 1.4%, from $44.0 million for fiscal year 2000 to $44.6 million for fiscal year 2001. The increase in warehousing, selling and administrative expenses as a percent of net sales is a result of certain expenses associated with an abandoned merger along with severance and equity distributions to former management in fiscal year 2001. As a percent of net sales, warehousing, selling and administrative expenses increased from 10.5% for fiscal year 2000 to 11.4% for fiscal year 2001.

Depreciation and Amortization.    Depreciation and amortization for fiscal year 2001 increased $0.2 million, or 4.9%, to $4.9 million compared to $4.7 million for fiscal year 2000. The increase in depreciation and amortization expense for fiscal year 2001 is the result of a full year of computer depreciation expense from an ERP implementation in fiscal year 2000.

Income from Operations.    As a result of the factors described above, income from operations increased $0.5 million, or 3.5%, from $14.4 million for fiscal year 2000 to $14.9 million for fiscal year 2001.

Interest and Other Expense.    Interest and other expense decreased $2.5 million, or 27.9%, from $8.8 million for fiscal year 2000 to $6.4 million for fiscal year 2001. The decrease was due to reduced interest expense resulting from a reduction in average outstanding debt.

Income Taxes.    Alpha’s income tax provision for fiscal year 2001 was $3.1 million with an effective rate of 36.3% as compared to a tax provision of $2.1 million with an effective rate of 37.2% for fiscal year 2000. The decrease in the effective rate was primarily caused by the federal benefit of deductible state taxes.

Liquidity and Capital Resources

We rely primarily upon cash flow from operations and borrowings under our revolving credit facility to finance operations, capital expenditures and fluctuations in debt service requirements. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures and other needs for at least the next twelve months. No assurance can be given, however, that this will be the case. We may require additional debt or equity financing to meet our working capital requirements.

Revolving Credit Facility

In connection with the Alpha acquisition, Broder entered into a new revolving credit facility. The new revolving credit facility is available until September 2008 and provides for aggregate borrowings of up to $175.0 million, subject to borrowing base limitations. The new revolving credit facility is secured by first priority pledges of all the equity interests owned by Broder in its domestic subsidiaries and 66% of all equity interests in any future foreign subsidiaries. The new revolving credit facility is also secured by first priority interests in, and mortgages on, substantially all tangible and intangible assets of Broder and each of Broder’s direct and indirect domestic subsidiaries. Availability under the new revolving credit facility is based on a borrowing base calculated using advance rates applied to eligible accounts receivable and eligible inventory. The revolver agreement provides for interest based upon a fixed spread above the bank’s prime lending rate, or other rate options which are periodically fixed at a spread over the bank’s LIBOR lending rate. In addition, an unused credit facility fee ranging from 0.375% to 0.5% is charged quarterly on the average daily unused portion of the facility. The unused credit facility fees amounted to approximately $0.1 million for the period from September 22, 2003 through December 31, 2003. The revolving credit facility contains both affirmative and negative covenants which, among other things, may require us to meet certain financial tests (including a minimum interest coverage ratio and minimum levels of EBITDA, each as defined in the credit agreement), and places limits upon capital expenditures, disposals of assets, mergers and acquisitions, future indebtedness, transactions with affiliates and other customary restrictions. As of December 31, 2003, we were in compliance with all covenants.

As of December 31, 2003, outstanding borrowings on the revolving credit facility were $85.9 million, which left $37.7 million of available borrowing base capacity.

As part of our business strategy, we intend to bring our working capital policy in line with that of Alpha. We believe the result of this change in policy will be to increase our inventory turns to levels approximating Alpha’s historical levels. At December 31, 2003, this change in our policy has resulted in a reduction in our accounts payables in advance of reductions in our inventory levels, leading to a temporary increase in short-term borrowings under the revolving credit facility. As we complete our integration we should begin to see improvements in inventory levels.

The revolving credit facility also contains provision for up to $25.0 million of letters of credit, subject to borrowing base availability and total amounts outstanding under the revolving credit agreement of $175.0 million. As of December 31, 2003, we had $6.1 million of outstanding letters of credit related to commitments for the purchase of inventory.

Senior Notes

On September 22, 2003, we completed a private offering of $175.0 million 11 1/4% Senior Notes due 2010. The proceeds of the private offering were used to finance the Alpha acquisition, repay existing indebtedness of Broder and Alpha, and to pay related fees and expenses. The Senior Notes are guaranteed on a senior unsecured basis by all existing and future material domestic subsidiaries, and pay interest semi-annually in arrears on April 15 and October 15 of each year. The indenture governing the Senior Notes contains customary affirmative and negative covenants which, among other things, limit our ability to incur additional indebtedness, pay dividends, merge or consolidate, or otherwise sell or dispose of substantially all of our assets. Further description of the Senior Notes can be found in the “Description of Notes” section herein.

Fiscal year 2003 compared to fiscal year 2002

Net cash used in operating activities was $3.9 million for fiscal 2003 compared to cash used in operating activities of approximately $0.1 million for fiscal 2002. The change in cash flows from operating activities was due principally to the reduction in inventory in the current year versus an inventory buildup in the prior year. In addition, lower growth in accounts receivable in 2003 relative to 2002 was partially offset by increased net loss in 2003 and a decrease in accounts payable in 2003 as compared to an increase in accounts payable in 2002.

Net cash used in investing activities was $252.4 million for fiscal 2003, which primarily reflects the acquisitions of TSM ($2.6 million) and Alpha ($247.8 million, including related fees of $4.3 million) and capital expenditures of $2.0 million. Net cash provided by investing activities was $2.1 million for fiscal 2002, which reflects proceeds from the sale of Full Line manufacturing ($6.4 million), less normal capital expenditures for warehouse equipment, computer equipment and related software enhancements.

Net cash provided by financing activities for fiscal year 2003 was $256.9 million, which primarily reflects normal borrowings and repayments under revolving credit facilities, and the financing transactions related to the Alpha acquisition, including:

›	issuance of common stock ($76.0 million, less related fees and expenses of $0.3 million);

›	issuance of Senior Notes ($175.0 million, less related fees and expenses of $10.2 million);

›	initial borrowings on the new revolving credit facility ($92.0 million, less related fees and expenses of $7.1 million).

Net cash used in financing activities for fiscal year 2002 was $3.5 million, which was primarily the result of the net borrowings on the prior revolving credit facility and changes in the book overdraft position.

Fiscal year 2002 compared to fiscal year 2001.

Cash flows used in operating activities were $0.1 million for fiscal year 2002, compared with cash flows provided by operating activities of $37.1 million for fiscal year 2001. The cash flows provided by operating activities for fiscal year 2002 were primarily the net result of a net loss of $1.4 million adjusted for non-cash items of $11.2 million, offset by increased investment in inventory resulting from new facilities in Charlotte, North Carolina and Louisville, Kentucky. Cash flows provided by operating activities for fiscal year 2001 were primarily the result of net income of $1.3 million adjusted for $6.0 million of non-cash items, plus net changes in key working capital accounts, including decreased inventory levels of $44.5 million as inventory levels were depleted for integration and product rationalization at the end of 2001. In addition, decreased accounts receivable of $9.5 million also provided a source of cash, offset by decreased accounts payable of $20.9 million related to the reduced inventory levels described above.

Cash flows provided by investing activities were $2.1 million for fiscal year 2002, compared with cash flows used in investing activities of $31.0 million for fiscal year 2001. Cash flows provided by investing activities for fiscal year 2002 were the net result of the $6.4 million sale of the manufacturing operations acquired in the acquisition of Full Line, offset by $4.3 million of acquisitions of fixed assets primarily related to the integration of acquisitions and the launch of two new branches as previously described. Cash flows used in investing activities for fiscal year 2001 were the result of $27.6 million used in the Full Line and Gulf Coast acquisitions and $3.5 million used in the normal acquisition of fixed assets.

Alpha

Fiscal year 2002 compared to fiscal year 2001.

Cash flows provided by operating activities during fiscal year 2002 were $13.2 million, compared with $28.6 million for fiscal year 2001. Cash flows provided by operations for fiscal year 2002 primarily resulted from $11.8 million of net income, adjusted for $4.4 million in non-cash items, plus net changes in key working capital accounts as described below. In fiscal year 2002 accounts receivable decreased $3.6 million, inventory increased $1.5 million and accounts payable decreased $6.0 million. Cash flows provided by operating activities for fiscal year 2001 primarily resulted from $5.4 million of net income, adjusted for $6.4 million of non-cash items, plus net changes in key working capital accounts as described below. In fiscal year 2001, accounts receivable decreased $3.9 million, inventory decreased $11.3 million as a result of implementing a new ERP system and accounts payable decreased $0.7 million.

Net cash used in investing activities totaled $5.4 million during fiscal year 2002, representing a $3.7 million increase from $1.7 million used during fiscal year 2001. The $3.7 million increase from fiscal year 2001 is primarily due to $3.0 million paid for the Kay’s Enterprises acquisition. Purchases of property and equipment were approximately $1.7 million during fiscal year 2001 and $2.4 million during fiscal year 2002. This consisted primarily of information technology upgrades and warehousing equipment in both fiscal years. Additional capital expenditures were made in fiscal year 2002 to outfit the expansion of the Stafford, Texas distribution center.

Fiscal year 2001 compared to fiscal year 2000.

Cash flows provided by operating activities during fiscal year 2001 were $28.6 million, compared with $2.0 million used during fiscal year 2000. The cash flows provided by operating activities for fiscal year 2001 primarily resulted from $5.4 million of net income, adjusted for $6.4 million of non-cash items, plus net changes in key working capital accounts as described below. In fiscal year 2001 accounts receivable decreased $3.9 million, inventory decreased $11.3 million as a result of the new ERP system discussed above and accounts payable decreased $0.7 million. The cash flows used in operating activities for fiscal year 2000 primarily resulted from $3.5 million of net income, adjusted for $6.4 million of non-cash items, plus net changes in key working capital accounts as described below. In fiscal year 2000 accounts receivable increased $3.4 million and accounts payable decreased $3.3 million.

Net cash used in investing activities totaled $1.7 million during fiscal year 2001, and $2.9 million during fiscal year 2000. This consisted in both fiscal years of capital expenditures. Capital expenditures in fiscal year 2000 were $1.2 million more than in fiscal year 2001 as a result of implementing the new ERP system.

Broder following the Transactions

In connection with the Alpha acquisition, Broder, Alpha and all of their existing subsidiaries entered into a new revolving credit facility. The new revolving credit facility provides for aggregate borrowings of up to $175.0 million, subject to borrowing base limitations. Our actual level of borrowings under the new revolving credit facility as of the closing date were $92.0 million. As of December 31, 2003, outstanding borrowings on the revolving credit facility were $85.9 million, which left $37.7 million of available borrowing base capacity.

The new revolving credit facility is secured by first priority pledges of all the equity interests owned by Broder in its domestic subsidiaries and 66% of all equity interests in any future foreign subsidiaries. The new revolving credit facility is also secured by first priority interests in, and mortgages on, substantially all tangible and intangible assets of Broder and each of Broder’s direct and indirect domestic subsidiaries and 66% of the equity interests of any future foreign subsidiaries. Availability under the new revolving credit facility is based on a borrowing base calculated using advance rates applied to eligible accounts receivable and eligible inventory. The borrowing base will be monitored continuously at least on a monthly basis. The new revolving credit facility is available until September 2008. For more information, see “Description of Other Obligations—New Revolving Credit Facility.”

The revolving credit facility also contains provision for up to $25.0 million of letters of credit, subject to borrowing base availability and total amounts outstanding under the revolving credit agreement of $175.0 million. As of December 31, 2003, we had $6.1 million of outstanding letters of credit related to commitments for the purchase of inventory.

The indenture governing the notes and the new revolving credit facility, among other things, (1) restrict the ability of us and our subsidiaries, including the guarantors of the notes, to incur additional indebtedness, issue shares of preferred stock, incur liens, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates, (2) prohibit certain restrictions on the ability of certain of our subsidiaries, including the guarantors of the notes, to pay dividends or make certain payments to us and (3) place restrictions on the ability of us and our subsidiaries, including the guarantors of the notes, to merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets. The indenture related to these notes and the new revolving credit facility also contain various covenants which limit our discretion in the operation of our businesses.

Our principal sources of funds are anticipated to be cash flows from operating activities and available borrowings under the new revolving credit facility. We believe that these funds will provide us with sufficient liquidity and capital resources for us to meet our current and future financial obligations, including our scheduled principal and interest payments, as well as to provide funds for working capital, capital expenditures and other needs for at least the next twelve months. No assurance can be given, however, that this will be the case. We may require additional debt or equity financing to meet our working capital requirements.

As a part of our business strategy, we will continue to look for distributors with high local market share in regions that are not well served by our existing facilities. We have historically engaged in discussions with several potential acquisition candidates. Most of these discussions were preliminary in nature, with limited due diligence conducted. Currently, we are not in discussions with any potential acquisition candidates. We cannot guarantee that any acquisitions will be consummated. If we do consummate any acquisition, it could be material to our business and require us to incur additional debt under our new revolving credit facility or otherwise. There can be no assurance that additional financing will be available when required or, if available, that it will be on terms satisfactory to us. Additionally, we intend as part of our business strategy to bring Broder’s working capital policy in line with that of Alpha’s. The result of this change in Broder’s policy, we believe, will be to increase Broder’s inventory turns to a level approximating Alpha’s historical levels. In the short term, this change in Broder’s policy will result in a reduction in Broder’s accounts payables in advance of Broder’s inventory reduction, resulting in a temporary increase in short-term borrowings under the new revolving credit facility.

Off Balance Sheet Arrangements

The Company’s revolving credit facility contains provision for up to $25.0 million of letters of credit, subject to borrowing base availability and total amounts outstanding under the revolving credit agreement of $175.0 million. As of December 31, 2003, the Company had $6.1 million of outstanding letters of credit related to commitments for the purchase of inventory.

The Company purchases product in the normal course through the use of short term purchase orders representing quantities for normal business needs at current market prices. In addition, the Company is party to a supply agreement whereby it has committed to purchase a minimum of $6.0 million of product per year through 2006. This supply agreement is more fully described in the following section “Contractual Cash Obligations”.

Contractual Cash Obligations

The following table presents the aggregate amount of future cash outflows under Broder’s contractual cash obligations and commercial commitments as of December 31, 2003 for the periods indicated:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
	(dollars in millions)
Revolving credit facility	$85.9	$—	$—	$85.9	$—
Senior notes	175.0	—	—	—	175.0
Seller note	0.2	0.2	—	—	—
Operating lease obligations	43.5	7.6	11.6	8.8	15.5
Capital lease obligations	2.4	1.4	1.0	—	—
Supply agreement (1)	19.0	7.0	12.0	—	—

Total contractual cash obligations (2)	$326.0	$16.2	$24.6	$94.7	$190.5

(1)	Broder is party to a supply agreement whereby it has committed to purchase a minimum of $6.0 million of product per year through 2006. Under this supply agreement, Broder holds an exclusivity option through 2003, with the option to extend exclusivity provisions annually in exchange for commitment to purchase an incremental $1.0 million of product each year the exclusivity option is extended. The exclusivity option for 2004 was exercised, resulting in a 2004 purchase commitment of $7.0 million. Any shortfall in committed purchases for a given year may be carried forward or backward one year, subject to certain limits. If after carry forward or backward, actual purchases still fall short of committed levels, a penalty of 7.5% of the shortfall will be incurred.
(2)	Interest payments on the revolving credit facility, the senior notes and the seller note represent contractual future obligations not reflected in this table.

Inflation

Prices of imprintable sportswear and accessories have experienced deflation as suppliers have moved manufacturing to lower cost offshore locations. Price deflation has not historically had a material effect on Broder’s and Alpha’s operating results during the periods presented, since falling input costs for individual products have generally been passed on to customers on a constant gross profit per unit basis or unit volume growth has not been accompanied by a proportional increase in operating costs. However, we cannot assure you that this trend will continue in the future.

Seasonality

Broder and Alpha have historically realized, and Broder following the Transactions expects to continue to realize, slightly higher sales and gross profit in the third and fourth quarters of the fiscal year. In fiscal year 2002, approximately 54% of Broder’s gross profit occurred in the second half of the year. On a combined pro forma basis for 2003, 51% of gross profit was realized in the second half of the year. This seasonality is primarily a result of the sale of higher priced products during the second half of the year, such as fleece and jackets and the achievement of incentive thresholds.

Quantitative and Qualitative Disclosures about Market Risk

As of December 31, 2003, we had $85.9 million of debt outstanding under our new revolving credit facility. Our new revolving credit facility is subject to variable interest rates. Accordingly, our earnings and cash flow are affected by changes in interest rates. Assuming the December 31, 2003 level of borrowings, and further considering the interest rate protection agreements currently in place (see following paragraph), we estimate that a one percentage point increase in interest on our variable rate debt agreements would have increased fiscal year 2003 interest expense by approximately $0.6 million.

Broder has entered into interest rate protection agreements whereby it has contracted to pay a fixed interest rate in exchange for receipt of a variable rate. Of the $30.0 million of notional principal amount under interest rate protection agreements, $20.0 million terminates in May 2005 and $10.0 million terminates in October 2008. Broder has elected not to apply hedge accounting for the currently outstanding interest rate protection agreements. Accordingly, Broder records its interest rate swaps at fair value and record gains and losses on these contracts through its statement of operations. The Company recorded other income of approximately $1.3 million during fiscal 2003 and other expense of approximately $1.5 million and $1.0 million during fiscal 2002 and 2001, respectively.

Critical Accounting Policies

Broder’s significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this prospectus. While all significant accounting policies are important to Broder’s consolidated financial statements, some of these policies may be viewed as being critical. Such policies are those that are both most important to the portrayal of Broder’s financial condition and require Broder’s most difficult, subjective and complex estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingent assets and liabilities. These estimates are based upon Broder’s historical experience and on various other assumptions that Broder believes to be reasonable under the circumstances. Broder’s actual results may differ from these estimates under different assumptions or conditions. Broder believes its most critical accounting policies are as follows:

Revenue Recognition.    Revenue is recognized when title and risk of loss is transferred to the customer, which, for the majority of our customers who have FOB shipping point terms, is upon shipment of the product to the customer. Revenue includes selling price of the product and all shipping and handling costs paid by the customer. Under certain circumstances, customers may submit a claim for damaged or shorted shipments. Based on historical experience, we establish a reserve for potential returns at the time of sale. Revenue is further reduced at the time of sale for estimated customer-related incentives. These incentives primarily consist of volume and growth rebates.

Accounts Receivable.    Broder maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which is included in bad debt expense. Broder determines the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions. If the financial condition of Broder’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories.    Broder maintains an allowance for potential losses on the disposal of its discontinued and slow moving inventory. Estimates for the allowance are based on past and estimated future sales of the product, historical realization of similar discontinued product, and potential return of slow moving and discontinued product back to the mill. Cost of sales includes (i) the cost of product, (ii) inbound and outbound freight costs, (iii) the costs of purchasing, receiving, inspecting and handling, and (iv) adjustments for various incentive programs offered to Broder by its vendors.

Derivative Financial Instruments.    Broder does not use derivatives for speculative purposes. However, Broder has entered into interest rate protection agreements whereby it has contracted to pay a fixed interest rate in exchange for receipt of a variable rate. Broder has elected not to apply hedge accounting for the currently outstanding interest rate protection agreements. Accordingly, Broder records current interest rate swaps at fair value and records gains and losses on these contracts through our statement of operations. Broder will evaluate any future interest rate swaps and for those which qualify and for which it chooses to designate as hedges of future cash flows, the effective portion of changes in fair value will be recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items.

Goodwill and Intangible Assets.    Broder adopted SFAS No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized; rather, they are tested for impairment on at least an annual basis. Accordingly, Broder ceased amortization of all goodwill and performed a goodwill impairment evaluation upon adoption and at each year end using discounted expected future cash flows. In addition, Broder has recorded other indefinite-lived intangible assets (the tradenames “Alpha” and “Alpha Shirt Company”), as well as certain finite-lived intangible assets (primarily customer relationship intangibles). These finite-lived intangible assets are being amortized on a straight-line basis over their average useful lives ranging from 2 to 8 years.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures three classes of freestanding financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and generally is effective at the beginning of the first interim period beginning after June 15, 2003, excluding mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries, for which the accounting provisions of this Statement have been deferred indefinitely pursuant to FASB Staff Position 150-3. We have determined that we currently have no instruments within the scope of this Statement.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. We have not entered into any derivative instruments or hedging activities since June 20, 2003; accordingly, SFAS No. 149 did not have a material effect on our financial condition, results of operations or cash flows.

In January 2003, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of this Statement were required to be adopted for fiscal years ending after December 15, 2002. We adopted the disclosure provisions of this Statement and continued to account for stock-based employee compensation using the provisions of APB No. 25, “Accounting for Stock Issued to Employees.” The following table illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of SFAS No. 123.

	Year Ended
	December 31, 2003	December 31, 2002	December 31, 2001
	(dollars in thousands)
Net income (loss), as reported	$(12,456)	$(1,400)	$1,283
Pro Forma SFAS No. 123 expense	(20)	(16)	(12)

Pro Forma net income (loss)	$(12,476)	$(1,416)	$1,271

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) which was first issued in January 2003 and requires the consolidation of variable interest entities, as defined. FIN 46 is applicable to variable interest entities created after January 31, 2003. Variable interest entities created prior to February 1, 2003 must be consolidated effective December 31, 2003. Disclosures are required currently if we expect to consolidate any variable interest entities. We have not yet determined the effect FIN 46 will have on our financial condition, results of operations or cash flows.

INDUSTRY OVERVIEW

Imprintable sportswear and accessories distributors such as Broder and Alpha source undecorated or “blank” sportswear and accessories products from multiple suppliers and sell them to decorator customers such as screen printers, embroiderers, specialty advertisers and small specialty retailers. These decorators then imprint or embroider images on the sportswear and accessory items and, in turn, sell them to a wide variety of end-customers for corporate advertising and brand identity, concerts and sporting events, athletic leagues, education, tourism and resorts, uniforms, and specialty retail applications. Imprintable sportswear includes T-shirts, sweatshirts, golf shirts, woven shirts, polo shirts, vests, sweaters, hats and outerwear, while imprintable accessories include sports bags, totes and towels.

Industry Overview and Trends

We compete in the estimated $8 billion U.S. wholesale imprintable sportswear and accessories market, which is comprised of products used for corporate promotion, general-use event promotion and specialty retail sales. We believe a portion of the market is shipped directly by suppliers, but is typically limited to larger customers. The diversity of end-uses of imprintable sportswear and accessories helps to reduce exposure to any one industry or market segment. Within the overall market, imprintable sportswear and accessories sold for corporate promotional purposes in the U.S. is estimated at $3 billion in wholesale revenue. The balance of the market includes items sold for general purposes, such as recreation, sports leagues and educational institutions, and for event promotion and specialty retail purposes such as concerts and tourism.

According to data from Capstone Research, Inc., imprintable sportswear unit volume grew rapidly between 1994 and 2002 at a compound annual growth rate of approximately 7%, growing in each year other than 2001. We believe the growth is the result of two primary drivers: (i) increases in promotional product spending, and (ii) higher relative growth in imprintable sportswear and accessories used for corporate promotional purposes as compared to other promotional products. In the past decade, promotional product spending has been fueled by the increased acceptance of these products as a cost-effective advertising medium. During the same time period, imprintable sportswear used for corporate promotional purposes has grown faster than total promotional product spending because, we believe, it provides superior corporate identity value versus other promotional products.

Competition

Broder and Alpha compete in a highly fragmented market where small regional and local distributors with limited geographic coverage and product offerings are common to the industry. Generally, competition in each region also includes a branch of one or more of the other national distributors, which include San Mar Corporation, Trimark Sportswear Group and Bodek and Rhodes. Large regional competitors include Staton Wholesale and NES Clothing Company.

Competition is based on price, quality, breadth of product selection and delivery time. While speed remains important, we believe that the other principal factors by which we compete are substantial geographic coverage and sophisticated marketing programs. Over the past several years, our scale has allowed us to take advantage of favorable volume purchase pricing from suppliers and leverage investments in distribution systems and software. We believe that we lead the industry in product selections, comprehensive marketing programs, extensive sales and service forces, and expansive distribution infrastructure.

BUSINESS

The Combined Company

We are a leading distributor of imprintable sportswear and accessories in the United States. Imprintable sportswear and accessories is an estimated $8 billion U.S. market in wholesale revenues and includes undecorated or “blank” T-shirts, sweatshirts, polo shirts, fleece, caps, bags and other imprintable accessories that are decorated primarily for advertising and promotional purposes. We source product from more than 35 suppliers, including brands such as Jerzees, Fruit of the Loom, Hanes, Anvil and Gildan, and sell to over 50,000 customers, primarily advertising specialty companies, screen printers, embroiderers, and specialty retailers who decorate our blank product with corporate logos, brands and other promotional images. Our decorator customers then sell imprinted sportswear and accessories to a highly diversified range of end-consumers, including Fortune 1000 companies, sporting venues, concert promoters, athletic leagues, educational institutions and travel resorts. We believe our end-consumers are increasingly recognizing imprintable sportswear and accessories as highly differentiated, cost-effective advertising and promotional tools that help them to grow their respective businesses and brand images. As a result, imprintable sportswear unit volume has grown significantly over the last eight years, increasing at a compound annual growth rate of approximately 7%. From 1999 through 2003, revenues for Broder increased by 43.6% from $339.6 million to $487.8 million, and gross profits increased by 50.0% from $51.1 million to $76.7 million. From 1999 through 2002, revenues for Alpha increased by 26.9% from $322.4 million to $409.0 million, and gross profits increased by 56.7% from $46.7 million to $73.2 million. Growth for each of Broder and Alpha was driven by both organic unit volume growth and acquisitions as more fully described herein. On a pro forma basis after giving effect to the Alpha acquisition, and recognizing restructuring charges related to the ongoing integration of the Alpha business, we had net sales of $798.6 million, income from operations of $5.8 million, net loss of $(12.9) million and EBITDA of $27.5 million for the year ended December 31, 2003. See additional EBITDA discussion on pages 9 to 10 of Summary Pro Forma Consolidated Financial Data including a reconciliation of EBITDA to historical cash flows from operations.

We believe that the highly fragmented nature of our supplier and customer bases allows us to provide a critical function within our industry. We believe none of our suppliers offers a complete line of imprintable sportswear and accessories, and the majority lack the scale, infrastructure and expertise to sell and service a highly fragmented potential customer base, estimated at over 100,000 regional and local decorators, who demand small order sizes averaging approximately $250 and typically require shipping within one to two days. The vast majority of our customers lacks the scale and resources to purchase directly from over 55 suppliers in the industry, obtain favorable pricing, manage efficiently their inventory when buying product in truckload quantities and publish high quality catalogs to effectively market to their end-consumers.

Our customers choose distributors based on several purchasing criteria, including breadth of product selection, access to leading brands, speed of delivery, catalog quality and price. We believe we provide our customers with compelling value across all of these purchasing criteria. We offer a very broad selection of over 21,000 SKUs and over 45 brands. We are the exclusive or near-exclusive distributor in our market for several industry-leading brands such as Nike Golf, Columbia Sportswear and Champion. We consider the term “near-exclusive” to represent those arrangements where we, although not contractually entitled to exclusivity, believe we are the only distributor to offer these products in an annual catalog to the imprinted sportswear industry.

We operate the largest distribution network in the industry, consisting of 16 facilities strategically located throughout the U.S., with the ability to ship to over 80% of the continental U.S. population within one business day and to over 98% of the continental U.S. population within two business days. Our Broder and Alpha catalog circulation is extensive, totaling approximately 3.8 million catalogs printed in 2003 on a combined basis. Our customers use our catalogs as their primary selling tool with end-consumers. As a leading distributor in the industry, we receive favorable terms from our suppliers. We believe these advantages allow us to effectively compete against our competitors, the vast majority of which are small, regional and local distributors who lack our scale and resources.

Competitive Strengths

Significant Scale.    We are a leading distributor in the imprintable sportswear and accessories industry. We believe that our scale and position as a leading distributor result in several important benefits, including, but not limited to, the ability to: (i) leverage fixed costs through the utilization of our nationwide distribution capacity, (ii) enhance customer value through broad product offerings and differentiated sales and marketing support, (iii) obtain favorable purchasing terms from our suppliers, (iv) establish and enhance premium brand mutually beneficial arrangements with suppliers, (v) share an extensive base of best management practices and (vi) attract and retain strong managers through competitive compensation packages and attractive long-term career prospects.

Broad Product Offerings.    To enhance customer value, we leverage our strong supplier relationships and offer one of the most extensive product lines in the industry with over 21,000 SKUs available to our customers. Our product lines are anchored by well-known brands, including Jerzees, Fruit of the Loom, Hanes, Anvil and Gildan. Furthermore, as an industry leader, we have been able to develop exclusive or near-exclusive relationships in our market with suppliers of premium brands such as Nike Golf, Columbia Sportswear, Perry Ellis and Champion.

Extensive National Presence.    We have the most extensive distribution network in the imprintable sportswear and accessories industry with 16 distribution facilities, more than three times the number of facilities of our nearest competitor. Through our strategically located facilities, we are able to reach over 80% of the continental U.S. population within one business day and over 98% of the continental U.S. population within two business days. We believe our customers value speed of delivery and convenience. As a result of our national presence, the Alpha and Broder brands are widely known throughout our market.

Differentiated Customer Selling Support.    We believe that our customers value the active role that we play in assisting them to grow the profits of their businesses. Unlike a traditional distributor, we provide value-added merchandising, marketing and promotional support to our customers. Since our customers are generally small, regional or local entrepreneurs, and often lack the resources to market their products effectively, they rely on us to provide them with the necessary tools to grow their businesses. At the core of our marketing strategy are our premier catalogs, which are widely recognized in the imprintable sportswear and accessories industry. We enable our customers to customize our catalog covers with their corporate logos, as well as to utilize our wide range of marketing tools to assist them in presenting a professional image to their customers. Moreover, our sizable sales and marketing organization provides significant support to our customer base. We have six call centers spread across the country, where we employ approximately 215 full-time customer service representatives to take orders and provide ongoing sales support. We also have a national sales force that focuses on developing key long-term customer relationships and driving regional sales penetration.

Strong Free Cash Flow.    We believe that our operating model generates gross profit growth opportunities and significant free cash flow. From 1999 through 2003, revenues for Broder increased by 43.6% from $339.6 million to $487.8 million, and gross profits increased by 50.0% from $51.1 million to $76.7 million. From 1999 through 2002, revenues for Alpha increased by 26.9% from $322.4 million to $409.0 million, and gross profits increased by 56.7% from $46.7 million to $73.2 million. Growth for each of Broder and Alpha was driven by both organic unit volume growth and acquisitions as more fully described herein. We believe our inventory control procedures and supplier relationships enable us to closely monitor and effectively manage our working capital. Furthermore, as we have grown our businesses, we have not required significant capital expenditures. For the fiscal year ended December 31, 2003, pro forma capital expenditures were approximately $3.0 million, excluding non-cash capital expenditures financed through capital leases, or less than 0.5% of net sales on a pro forma basis.

Experienced Management Team.    Our senior management team is comprised of experienced industry veterans with extensive knowledge of purchasing, logistics, sales and marketing, and information systems. Our team has developed unique expertise in marketing and merchandising, particularly in their successful promotion of premium brands and regionally specific pricing systems. Our team has also developed expertise in distribution, logistics and inventory control from managing a network of facilities ranging widely in size. Our senior management team has a proven record of integrating acquisitions, having completed a combined six acquisitions over the past five years.

Business Strategy

Our strategic objective is to continue to increase profits and cash flow by building upon our leading position in imprintable sportswear and accessories distribution. Our strategy includes the following principal actions:

Leverage Our Scale.    The combination of Alpha and Broder significantly increased the overall scale of the combined company. We believe that our increased scale provides us with several significant advantages. For example, we believe our significant scale provides us the ability to: (i) leverage fixed costs through the increased utilization of our nationwide distribution capacity, (ii) further enhance customer value through our broad product offerings and differentiated sales and marketing support, (iii) improve terms with existing suppliers, (iv) expand our premium brand offerings by further enhancing existing and developing new supplier relationships, (v) share an extensive base of best management practices and (vi) continue to attract and retain talented management. We intend to capitalize on these advantages.

Maintain Two National Brands.    We intend to maintain the Broder and Alpha brands to preserve the customer goodwill generated over more than 70 years of independent operations. We believe the complementary strengths of each brand will allow us to enhance value by better serving the needs of our diverse customer base. Our customers associate Alpha with broad choice and strong brands, whereas Broder is known for extensive geographic coverage, speedy delivery and convenient pick-up locations. We will operate separate catalogs, websites, toll-free numbers and sales forces.

Continue to Focus on Operational Excellence.    At each distribution center, we intend to monitor performance regularly through detailed management reporting on productivity, profitability, inventory flow and return on managed assets. At a company-wide level, senior management will: (i) compare performance among facilities, (ii) improve the performance of underperforming facilities through the dissemination of best practices or close such facilities and (iii) evaluate opportunities for expansion of operations.

Enhance Local Market Positions.    We intend to take advantage of our national footprint by expanding into local markets through the establishment of smaller convenience locations. These locations will operate as supplements to our national distribution network, giving customers the option of either waiting for overnight delivery or picking up directly from local facilities. We believe these locations will be competitive low cost alternatives to small local distributors.

Pursue Selective Acquisitions.    We intend to identify companies that meet our key evaluation criteria. These criteria include established customer base, strong market presence, solid reputation, and opportunities to achieve meaningful financial and operating synergies. We will continue to look for distributors with high local market share in regions that are not well served by our existing facilities.

History

Broder.    From its beginnings in 1919 as a haberdashery distributor, Broder has grown to become one of the leading distributors of imprintable sportswear and accessories in the United States. Mr. Jack Brode, one of the founders of Robins & Brode, purchased Broder in 1955. In the early 1970’s, Broder evolved into a local wholesale distributor of underwear, socks and hosiery. During this time, with the growing acceptance of the T-shirt as daily wear, Broder began selling its products to the rapidly emerging imprinting and embellishment market.

Broder’s growth has been due in large part to geographic expansion. From 1991 to 1999, Broder opened five branches: Orlando, Florida in 1991; Dallas, Texas in 1993; Albany, New York in 1995; Fresno, California in 1997; and Wadesboro, North Carolina, adjacent to the central distribution center, in 1999. In addition, Broder added 32,000 square feet to its Plymouth, Michigan branch in 1998, which serves as Broder’s headquarters. In May 2000, Bain Capital acquired Broder in a recapitalization transaction. Shortly following the recapitalization, Broder continued its geographic expansion through the acquisition of St. Louis T’s, Full Line, Gulf Coast and

TSM. In April 2002, Broder opened a new facility in Louisville, Kentucky. In addition, to create additional capacity in the Wadesboro central facility, the adjacent distribution facility was relocated to Charlotte, North Carolina in February 2002. Broder continually assesses its distribution network for efficiency opportunities, which resulted in the closure of two unnecessary facilities in the fourth quarter of 2003: Fullerton, CA and Wadesboro, NC.

Alpha.    The origins of Alpha date back to 1931 when a predecessor company was founded as a wholesaler of men’s dress shirts, hosiery and underwear serving sportswear and accessories retailers and institutions in the New England region. During the 1970’s, Alpha progressively shifted its operations to participate in the evolving imprintable T-shirt industry.

In the 1990’s, a descendant of one of the founders incorporated Alpha and expanded its operations to three facilities—Philadelphia, Pennsylvania, Ft. Wayne, Indiana and La Mirada, California. In 1999, Linsalata Capital Partners purchased a majority interest in Alpha. Since that time, Alpha has successfully completed two acquisitions, Kay’s Enterprises and Good Buy Sportswear, increasing the number of its distribution centers from three to five and creating an efficient nationwide distribution platform.

On September 22, 2003, simultaneously with the sale of the outstanding notes, Broder acquired all of the outstanding capital stock of Alpha. Immediately after consummation of the acquisition, Alpha and certain of its subsidiaries were merged with and into Broder. Although Alpha is no longer a distinct legal entity, Broder intends to maintain both the Broder and Alpha brands, as well as to continue to operate separate catalogs, toll-free numbers, web sites and sale forces, in order to preserve the customer goodwill generated over more than 70 years of independent operations. For this reason, we have included separate descriptions of the Broder and Alpha businesses in the following discussion.

Products

Broder.    Broder distributes a wide range of imprintable sportswear and accessories such as T-shirts, sport shirts, fleece, sweatshirts, headwear, outerwear, bags and other items. The following table provides sales by product category for fiscal 2003:

Product Category	Percent of Fiscal 2003 Sales
T-Shirts	45.9%
Sports Shirts	22.8%
Fleece	13.4%
Other (1)	17.9%

(1)	Includes caps, jackets, denim shirts, tanks, pants, shorts, windbreakers, sweaters and other products, as well as freight revenue.

Within each product category, Broder offers recognizable basic brands such as Fruit of the Loom, Hanes, Jerzees and Gildan. In addition, Broder also distributes several premium retail brands such as Nike Golf and Weatherproof Garment (MV Sport) on an exclusive or near-exclusive basis in the imprintable sportswear and accessories channel. These retail brand relationships differentiate Broder’s product portfolio from those of other competitors.

Broder’s 2003 brands included:

Exclusive or Near-Exclusive Premium Brands

Cubavera	Luna Pier (1)	Sumac
LA T Sportswear	Nike Golf	Weatherproof Garment (MV Sport)
Luna Basics (1)	Rabbit Skins

(1)	Private label brands.

Other Brands

Anvil	Cross Creek	Hanes	Lee	Toppers
Arnold Palmer	Eastpak	Inner Harbor	Outer Banks	Towels Etc.
Avanti	Fiberzone	Izod	Robinson Apparel	Van Heusen
Badger	Fruit of the Loom	Jerzees	Stedman	Wrangler
Blake & Hollister	Gildan	Jonathan Corey	Three Rivers	Yupoong

Alpha.    Alpha distributes a broad range of imprintable sportswear and accessory items such as T-shirts, sport shirts, fleece, sweatshirts, headwear, outerwear, bags and other items. Alpha believes it offers one of the most extensive product lines in the industry, totaling over 16,000 SKUs. The following table provides Alpha sales by product category for fiscal 2003 reflected on a pro forma basis for the period from January 1, 2003 through December 31, 2003.

Product Category	Percent of Fiscal 2003 Sales
T-Shirts	43%
Sport Shirts	15%
Fleece	19%
Other (1)	23%

(1)	Includes caps, jackets, denim shirts, tanks, pants, shorts, windbreakers, sweaters and other products, as well as freight revenue.

Alpha’s product offering is anchored by an assortment of nationally recognized basic brands. Alpha also offers several premium brands on an exclusive or near-exclusive basis. Since 1999, Alpha has introduced premium brands such as Champion, Columbia Sportswear and Perry Ellis. Through the success of its strategy, Alpha has demonstrated that by working with a well-managed, national distributor, prominent brands can gain access to a large untapped consumer segment with minimal risk to their image.

Alpha’s 2003 brands included:

Exclusive or Near-Exclusive Premium Brands

Authentic Pigment (1)	Columbia Sportswear	Devon & Jones (1)
Champion	Copabanana (1)	Perry Ellis

(1)	Private label brands.

Other Brands

Adams Cap	Big Accessories	Hanes	Outer Banks
American Apparel	Cotton Deluxe	Hyp Hats	Robinson
Anvil	Earth Collection	Jerzees	Royal Deluxe
Augusta	Fruit of the Loom	Jonathan Corey	Toppers
Avanti	Gildan	Lee	Wrangler
BAGedge	Gitano	Munsingwear	Yupoong

Suppliers

Broder.    Large scale and long-standing supplier relationships provide Broder with important purchasing and inventory management advantages relative to its competitors. For example, Broder’s scale allows it to receive attractive purchasing terms. Broder does business with most of its suppliers on a purchase order basis. By maintaining close communication with suppliers, Broder is able to synchronize its inventory management and product purchases with supplier production cycles. Understanding short-term supplier activity enables Broder to better size its purchases, refine targeted inventory levels and take advantage of special buying opportunities. Approximately 57.9% of the products sold by Broder in fiscal 2003 were purchased from its top three suppliers.

The table below shows Broder’s largest suppliers based on Broder’s sales for fiscal 2003:

Supplier	Percent of Fiscal 2003 Sales (1)
Russell Corp. (2)	24.7%
Gildan	18.2%
Fruit of the Loom	15.0%
Hanes (3)	11.0%
Anvil	5.2%
Outer Banks (3)	3.9%
Other	22.0%

(1)	Excludes Alpha, which is separately reflected in the following section.
(2)	Includes Jerzees, Three Rivers and Cross Creek.
(3)	Owned by Sara Lee Corporation.

Alpha.    We believe that Alpha is an important wholesale distributor for each of its approximately 28 suppliers. Alpha’s scale and corresponding importance to its suppliers has historically resulted in a number of benefits including marketing support, previews of new product launches and favorable terms. Approximately 51.2% of Alpha’s fiscal 2003 sales were generated from products obtained from its top three suppliers. Alpha’s top suppliers based on Alpha’s sales for fiscal 2003 are listed below:

Supplier	Percent of Fiscal 2003 Sales (1)
Gildan	16.3%
Hanes (1)	15.4%
Russell Corp. (2)	12.7%
Anvil	9.6%
Outer Banks (1)	6.8%
Devon & Jones	6.6%
Authentic Pigment	5.5%
Fruit of the Loom	5.3%
Other	21.8%

(1)	Pro forma reflection of Alpha division for the period from January 1, 2003 through December 31, 2003.
(2)	Owned by Sara Lee Corporation.
(3)	Includes Jerzees and Cross Creek.

Customers

Broder.    Broder sells to more than 50,000 customers nationwide, including screen printers, embroiderers and specialty advertisers. The customer base is highly fragmented, as indicated in the table below:

Customer	Percent of Fiscal 2003 Sales (1)
Top Customer	0.5%
Top 10 Customers	2.8%
Top 100 Customers	10.6%
Top 1,000 Customers	33.5%

(1)	Excludes Alpha, which is separately reflected in the following section.

Alpha.    Alpha sells to more than 45,000 decorator customers nationwide, including screen printers, embroiderers and specialty advertisers. The customer base is highly fragmented, as indicated in the table below:

Customer	Percent of Fiscal 2003 Sales (1)
Top Customer	0.5%
Top 10 Customers	2.9%
Top 100 Customers	13.6%
Top 1,000 Customers	37.8%

(1)	Pro forma reflection of Alpha division for the period from January 1, 2003 through December 31, 2003.

Sales and Marketing

Catalog and Selling Materials

Broder.    Broder’s catalogs are its primary sales tool. The catalogs are designed to have the look and feel of a high-end consumer retail catalog with attractive models, appealing photographs and a clear display of products. Broder organizes its catalog by product type with specific brands displayed within each category.

In addition to Broder’s branded catalogs, Broder offers customers generic versions that do not display the Broder Bros. name. Instead, these “blank” catalogs allow customers to add their own logo to several different cover choices. We believe that by allowing Broder’s customers to take advantage of its merchandising strategy in this way, these generic catalogs increase customer loyalty to Broder and to its product offerings. During 2003, Broder distributed over 1.6 million catalogs, including 420,000 customized catalogs.

Alpha.    We believe that Alpha’s catalog, which is the cornerstone of its marketing strategy, is an industry leader in quality and breadth of selection. In addition, Alpha offers generic catalogs designed to carry the customer’s logo on the cover. We believe that Alpha’s customized catalogs enhance the professional image of their customers, promote customer loyalty and allow for more effective selling of Alpha’s product line. Alpha’s catalogs, in contrast to Broder’s, are organized by brand, further emphasizing Alpha’s unique portfolio of exclusive or near-exclusive premium brands. During 2003, Alpha distributed over 2.1 million catalogs, including 635,000 customized catalogs.

Sales Force

Broder.    Broder’s sales force is responsible for enhancing existing customer relationships, while prospecting and developing new relationships. The sales force is compensated on performance and has incentive to both grow share at existing customers and initiate new client relationships.

Alpha.    Alpha has invested significant time in the development of its sales force. Their extensive training provides the sales force with deep knowledge of both Alpha’s products and the marketing solutions available to best assist customers in driving sales. In addition, Alpha’s sales organization is structured to promote a team selling approach with compensation based upon both individual and company goals and objectives.

The sales force is divided into inside and outside groups. The outside sales force is responsible for current and prospective high volume accounts. The internal sales force is, in turn, divided into two groups: telesales and account specialists. Both telesales and account specialists are responsible for providing day-to-day support for Alpha’s customers. In addition, the telesales team also targets customers not covered by the outside sales force.

Customer Service Representatives

Broder.    Broder employed approximately 144 full-time and 26 part-time customer service representatives at December 31, 2003 at its Michigan, California, and Florida locations. The customer service staff receives approximately 6,200 incoming calls per day from customers placing orders, checking stock levels, looking for price quotes or requesting adjustments.

Alpha.    Alpha’s operations utilized approximately 100 full-time and 47 part-time customer service representatives at December 31, 2003 located in Philadelphia, Pennsylvania, St. Petersburg, Florida and La Mirada, California. The customer service centers handle, on average, 7,800 calls per day from Alpha’s 45,000 customers.

Trade Shows

Broder.    Broder takes advantage of industry trade shows as an opportunity to expand and enhance customer relationships, exhibit its product offering and describe new promotions. Broder participated in ten trade shows during 2003.

Alpha.    Alpha uses industry trade shows as an opportunity to develop and strengthen customer relationships, exhibit products and describe new customer merchandising strategies. Alpha participated in eleven trade shows during 2003.

Website

Broder.    Broder maintains a fully transactional website at www.broderbros.com through which customers can place orders, track order status, check inventory stock, learn about Broder promotions and review industry trends. In fiscal 2003, approximately 17.2% of sales originated from the website, an increase from approximately 7.5% of sales in fiscal 2002. In addition to the branded website, Broder also offers generic formats that allow customers to insert their own “cover.” These generic websites allow customers to leverage Broder’s customer service capabilities to the benefit of the end-consumer.

Alpha.    Alpha’s website, www.alphashirt.com, offers customers information on marketing resources, an online version of the Alpha catalog, and convenient means by which to place orders at any time. Sales through Alpha’s website also provide Alpha with lower cost means to service its customers. Online orders were 12.2% of net sales during fiscal 2003, increasing from 9.0% of net sales in fiscal 2002. Alpha’s website can be customized for individual customers. This functionality offers Alpha customers a low cost opportunity to promote Alpha’s products and procure sales over the Internet. Alpha, through an ISP, currently hosts more than 160 active custom websites.

As a national distributor, Alpha experiences variation in its mix of demand between regions. To accommodate these regional demand variations, Alpha historically developed a pricing system that allows it to set distinct prices for the same product in multiple geographic areas. This system allows Alpha to respond to customers’ regional preferences with accuracy not possible under a national pricing strategy. Given the success of Alpha’s regional pricing system to date, we expect that a similar system will be implemented for the combined company.

While Alpha’s catalog serves as the backbone of its marketing strategy, it is supplemented by a number of other tools designed to make promoting Alpha’s products as simple as possible for customers. [Alpha details its customer merchandising strategy through Alpha Extra, a comprehensive guide for customers explaining how to maximize sales using Alpha’s marketing services and products. In addition, to supplement the main catalog, Alpha provides targeted Essentials Guides and Sell Sheets. The Essentials Guides are abbreviated versions of the catalog that highlight a particular category of products. Sell Sheets are one-page summaries that spotlight a particular product and its attributes. Like the catalog, the Essentials Guides and Sell Sheets can be customized for customers. During 2002 and 2003, Alpha significantly expanded its support for major customers with additional customized marketing materials and the initiation of client-focused sales teams.] As a result of these efforts, Alpha has been able to drive unit volume growth.

Warehousing and Distribution

Broder is headquartered in Philadelphia, Pennsylvania, with 16 distribution facilities nationwide, after giving effect to expected closures. Broder’s central distribution center or “hub,” located in Wadesboro, North Carolina, is its largest facility by square footage and historically operated as a replenishment hub for other locations. The Company closed its Wadesboro facility in the fourth quarter 2003. Our smaller distribution facilities are located strategically throughout the country to take advantage of United Parcel Service, or UPS, shipping regions and population density. We use UPS for the vast majority of our shipments. Each of our facilities is leased. The leases for such facilities are scheduled to expire between 2004 and 2015.

We believe our current facilities are generally well maintained and provide adequate warehouse and distribution capacity for future operations. Our facility locations are listed below:

Location	Distribution Center	Call Center	Office	Sq. Feet (000s) (1)
Wadesboro, North Carolina (3)	✓			327
Philadelphia, Pennsylvania (warehouse)	✓			235
La Mirada, California	✓	✓		210
Ft. Wayne, Indiana	✓			157
Stafford, Texas	✓			135
St. Petersburg, Florida	✓	✓		134
Plymouth, Michigan	✓	✓	✓	117
Fresno, California	✓	✓		105
Dallas, Texas	✓			89
Orlando, Florida	✓	✓		88
Albany, New York	✓			80
Atlanta, Georgia	✓			70
St. Louis, Missouri	✓			93
Louisville, Kentucky (2)	✓			83
Cleveland, Ohio (4)	✓			60
Houston, Texas	✓			59
Charlotte, North Carolina	✓			55
Fullerton, California (3)	✓			43
Miami, Florida	✓			41
Philadelphia, Pennsylvania (offices)		✓	✓	36

(1)	Includes warehouse and corporate space.
(2)	In June 2003, Broder acquired a second facility in Louisville, Kentucky in connection with the TSM acquisition, which was consolidated into Broder’s existing distribution center in Louisville, Kentucky.
(3)	Facility has been closed.
(4)	Beginning in December 2003, we discontinued use of the Cleveland, OH facility for normal operations. It presently staffs only a skeletal crew and functions as a repository for discontinued product pending disposal or return.

Information Technology

Broder.    Broder currently employs advanced warehouse management and financial reporting systems. Broder has sought to implement optimal software and hardware solutions to ensure the functionality necessary to minimize shipment errors and maximize operating efficiency. Broder’s warehouse management system is designed to provide complete tracking visibility of each case of product at all times using bar coding, scanning and radio frequency technology. Broder uses a comprehensive general ledger, purchasing and reporting package, which integrates accounts payable, inventory, purchasing, payroll and sales to the general ledger.

Alpha.    We believe that Alpha has one of the most sophisticated systems in the industry. The systems include a fully integrated ERP system supporting order-entry, warehouse management, sales, purchasing, and financial requirements. Significant investments in hardware, database, phone, warehouse management, customer relationship management, internet applications, software, e-mail, security and system redundancy have been made during the past five years totaling more than $7.2 million in aggregate. We expect that we will primarily use Alpha’s information technology systems as we integrate certain business functions of Broder and Alpha.

Employees

As of December 31, 2003, Broder (inclusive of both Broder and Alpha operations) employed a total of approximately 1,159 full-time and 302 part-time employees, none of whom are party to collective bargaining agreements. Broder’s management believes that employee relations are good.

Legal Proceedings

Broder.    Broder is involved from time to time in routine legal matters and other claims incidental to its business. When it appears probable in management’s judgment that Broder will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities are recorded in the financial statements and charges are recorded against earnings. We believe the resolution of such routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on our financial condition or results of operations.

Alpha.    Historically, Alpha has been involved from time to time in routine legal matters and other claims incidental to its business. When it has appeared probable in management’s judgment that Alpha will incur monetary damages or other costs in connection with such claims and proceedings, and such costs can be reasonably estimated, liabilities have been recorded in the financial statements and charges are recorded against earnings. We believe the resolution of such routine matters and other incidental claims, taking into account reserves and insurance, will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following is a list of our current directors and executive officers:

Name	Age	Position
Vincent Tyra	37	Chief Executive Officer and Director
David Hollister	38	Chief Financial Officer and Secretary
Mark Barrocas	32	Executive Vice President, President of Alpha Division and Director
Glenn Putnam	50	Executive Vice President, Purchasing
Edward Conard	47	Director
Thomas Myers	55	Director
Stephen Zide	44	Director

Vincent Tyra, President and Chief Executive Officer, joined Broder effective with the purchase of Broder by Bain Capital in May 2000. Prior to joining Broder, Mr. Tyra served as President of Retail and Activewear at Fruit of the Loom, where he was employed for approximately three years. Previously, Mr. Tyra had an ownership interest in TSM, a Louisville-based activewear distributor.

David Hollister, Chief Financial Officer and Secretary, joined Broder in 2002 as Vice President of Finance. Since joining Broder, Mr. Hollister has been actively involved in the merger integration, acquisition, planning and strategy, treasury and accounting activities of Broder. Prior to joining Broder, Mr. Hollister was a director in the M&A transaction services practice of PricewaterhouseCoopers since 1998. Mr. Hollister is a CPA with over 16 years of finance and accounting experience. He holds an MBA from the University of Michigan and a Bachelor of Science degree from the University of Northern Colorado.

Mark Barrocas, Executive Vice President, President of Alpha Division, joined Alpha in 2001 as Vice President of Sales & Marketing. Mr. Barrocas has been responsible for overseeing the compilation and design of Alpha’s catalog as well as managing all aspects of Alpha’s sales and marketing departments. Prior to joining Alpha, Mr. Barrocas held the position of Vice President of Corporate Sales at Perry Ellis International from 2000 to 2001. During his tenure at Perry Ellis International, Mr. Barrocas successfully launched three new brands (Perry Ellis, PING and Nautica). From 1998 to 2000, Mr. Barrocas was the President of Barro-Tex Inc., an entrepreneurial venture in the garment manufacturing industry. Mr. Barrocas holds a Bachelor of Science degree from the University of Michigan.

Glenn Putnam, Executive Vice President, Purchasing, joined Alpha in 1994 and has been responsible for the procurement of all product, managing vendor relationships and negotiating purchase orders and supply agreements. Prior to joining Alpha, Mr. Putnam was a general manager at Gold Medal Sportswear, an advertising specialty company. Previously, he held various positions in distribution, finance and customer service at Wilson Sporting Goods. Mr. Putnam attended Rutgers University.

Edward Conard has been a director of Broder since May 2000, and has served as a Managing Director of Bain Capital since 1993. Mr. Conard is also a director of Wasserstein Perella, Waters Corporation, Dynamic Details, Inc., Medical Specialties Group, Inc., Alliance Commercial Laundries, Inc., U.S. Synthetics, Inc., ChipPAC Inc. and Unisource Worldwide, Inc.

Thomas Myers has been a director of Broder since May 2000, and has served as Executive Vice President of Bain Capital since May 2000. Prior to joining Bain Capital, Mr. Myers was the founding partner of Emanem Partners, an international strategy consulting firm, since October 1997. From February 1996 to October 1997, Mr. Myers was a senior advisor of the Parthenon Group.

Stephen Zide has been a director of Broder since July 2003. Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1998. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia, which is affiliated with Bain Capital. Prior to joining Bain Capital, Mr. Zide was a partner of the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of Dynamic Details Inc., Maxim Crane Works and Alliance Commercial Laundries, Inc.

There are no family relationships between any executive officers or directors of Broder.

Executive Compensation

The following table sets out the compensation for Broder’s chief executive officer and its other most highly compensated officers, or the “named executive officers,” for Broder’s fiscal year end 2003:

	Annual Compensation				Long-Term Compensation
					Awards		Payouts	All Other Compensation ($) (1)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Shares/Units Awarded ($)	Securities Under Options Granted (#)	Long-Term Incentive Plan Payouts ($)
Vincent Tyra (2)	2003	406,676	200,000	—	—	—	—	6,000	(1)
Chief Executive Officer

David Hollister	2003	187,692	125,000	—	—	—	—	6,000	(1)
Chief Financial Officer

Allen Menard (3)	2003	321,154	225,000	1,500	—	—	—	—
Chief Executive Officer

Howard Morof (4)	2003	250,000	150,000	—	—	—	—	6,000	(1)
Senior Vice President

Daniel Abell (5)	2003	188,923	30,000	—	—	—	—	6,000	(1)
Vice President IT

(1)	Represents matching contributions under a 401(k) plan.
(2)	Mr. Tyra served as President from August 2002 to December 2003.
(3)	Allen Menard served as Chief Executive Officer from September 22, 2003 through November 21, 2003.
(4)	Howard Morof served as Chief Financial Officer from January 1, 2003 through September 22, 2003.
(5)	Daniel Abell was in a policy making role as Vice President of Information Technology from January 1, 2003 through September 22, 2003.

Option Grants in 2003

The following table sets out the options granted in fiscal year 2003 for Broder’s chief executive officers and the named executive officers:

	Individual Grants					Date of Grant (1)
Name	Common Share Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($)		Expiration Date
Vincent Tyra	—	—	—		—	—
David Hollister	40,000	12.5%	—	(2)	4/2/2013	4/2/2003

(1)	The fair value of each option was estimated on the grant date using the Black-Scholes option pricing model with no assumed dividends or volatility, a weighted average risk free interest rate of 5% and expected lives of five years. Based on this formula, no fair value was ascribed to any of the options.

(2)	Options to purchase 40,000 Class A common shares were issued during the year, of which 30,000 have a $0.1944 exercise price and 10,000 have a $3.41 exercise price.

Aggregate Options Exercised in the Year and Year-end Values

The following table sets out the aggregate options exercised for fiscal year 2003 and fiscal year 2003 end values for Broder’s chief executive officers and the named executive officers:

	Common Shares Acquired on Exercise	Aggregate Value Realized ($)	Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003 ($)
Name			Exercisable	Unexercisable	Exercisable (1)	Unexercisable (1)
Vincent Tyra	—	—	112,500	37,500	—	—
David Hollister	—	—	45,000	15,000	—	—
Allen Menard	—	—	—	—	—	—
Howard Morof	—	—	75,000	25,000	—	—
Daniel Abell	—	—	30,000	10,000	—	—

(1)	Option value is determined to be out-of-the money based on the Black-Scholes pricing model.

Compensation Committee Interlocks and Insider Participation

Broder does not have a compensation committee of its board of directors. Compensation decisions for 2003 regarding Broder’s executive officers were made by the board of directors. Mr. Tyra participated in discussions with the board of directors concerning executive officer compensation, other than his own.

Compensation of Directors

Directors are not entitled to receive any compensation for serving on Broder’s board of directors. Directors are reimbursed for their out-of-pocket expenses incurred in connection with such services.

Employment Contracts and Termination of Employment and Change in Control Arrangements

Broder Employment Agreements and Deferred Compensation Arrangements

Messrs. Tyra, Morof, Barrocas and Putnam are employed pursuant to written employment agreements. The remaining named executive officers are employed on an “at will” basis. The employment agreements for Messrs. Tyra and Morof each set forth an annual base salary and an annual bonus based on achievement of company performance objectives to be set by the board of directors. If Mr. Tyra or Mr. Morof terminate their employment for “good reason” (as defined in their respective employment agreements) or their employment is terminated by Broder without “cause” (as defined in their respective employment agreements), Mr. Tyra or Mr. Morof will be entitled to continue to receive their respective salary and current benefits package for twelve months following the date of such termination. In addition, if Mr. Tyra or Mr. Morof terminate their employment for “good reason,” or their employment is terminated by Broder without “cause” or by death or disability, Mr. Tyra or Mr. Morof will be entitled to receive a pro rata share of the bonus determined for that period. Broder’s obligation to provide such severance benefits is conditioned upon the executive’s delivery of a general release of claims. The employment agreements for Messrs. Tyra and Morof contain certain non-competition, non-solicitation and confidentiality provisions.

In addition, on October 7, 2003, Broder and Mr. Morof amended the existing employment agreement pursuant to a letter agreement which entitles Mr. Morof to view himself as terminated for “good reason” as of March 31, 2004. Pursuant to such letter, Mr. Morof will continue his employment with Broder up to such date under the title of Senior Vice President in order to assist with the integration of Alpha and Broder. The letter sets forth a minimum annual base salary and a bonus with respect to fiscal 2003 based on Broder’s performance and consistent with that paid to other senior executives of Broder. The letter further provides that on March 31, 2004 (or earlier, if his employment with Broder is terminated without “cause”), Mr. Morof shall be paid a bonus of $100,000 and shall be entitled to receive severance payments in accordance with his existing employment agreement. All stock options held by him at such time will be repurchased by either Broder or Bain Capital at fair market value.

The employment agreements for Messrs. Barrocas and Putnam each set forth an annual base salary of $250,000, to be reviewed annually by the Board, and an annual bonus pursuant to a bonus plan to be approved by the Board. If Mr. Barrocas or Mr. Putnam terminate their employment for “good reason” (as defined in their respective employment agreements) or their employment is terminated by Broder without “cause” (as defined in their respective employment agreements), Mr. Barrocas or Mr. Putnam, as the case may be, will be entitled to continue to receive their respective salary and current benefits package for twelve months following the date of such termination. In addition, if Mr. Barrocas or Mr. Putnam terminate their employment for “good reason,” or their employment is terminated by Broder without “cause” after June 30th of any calendar year, Mr. Barrocas or Mr. Putnam will be entitled to receive a pro rata share of the bonus determined for that period. Broder’s obligation to provide such severance benefits is conditioned upon the executive’s delivery of a general release of claims and the executive’s not being in breach of the employment agreement. The employment agreements for Messrs. Barrocas and Putnam contain certain non-competition, non-solicitation and confidentiality provisions.

We have entered into employment agreements with both Mr. Hollister and Mr. Tyra. Mr. Hollister and Mr. Tyra’s terms are similar to those specified above for Messrs. Barrocas and Putnam. Mr. Hollister’s terms specify an annual base salary of $250,000 and Mr. Tyra’s terms specify an initial base salary of $410,000.

In connection with the recapitalization, we entered into deferred compensation agreements with Mr. Michael Brode and Mr. Tyra. Pursuant to the deferred compensation agreements, Mr. Michael Brode and Mr. Tyra will receive lump sum bonus payments of $200,000 and $1 million, respectively, plus interest equal to the applicable short term federal rate, compounding annually, on the earlier of May 3, 2007 or, in the case of Mr. Tyra, within 45 days of the date Mr. Tyra’s employment with Broder is terminated. All amounts payable to Mr. Michael Brode and Mr. Tyra under the deferred compensation agreements will become payable immediately upon a “Sale of the Company” (as defined therein), death or permanent disability.

Alpha Change in Control Arrangements

Mr. Menard entered into an exit bonus agreement with Alpha on June 1, 2002 under which Mr. Menard would receive an exit bonus if an “exit event” (as defined in the agreement) occurred and Mr. Menard was employed by Alpha on the date of the closing of such exit event. Upon the closing of the Alpha acquisition, Mr. Menard received an exit bonus in the amount of $2,077,731. Also, upon the closing of the Alpha acquisition, other executives and employees of Alpha received transaction bonuses in an aggregate amount of $947,269.

Executive Stock Agreements

Vincent Tyra.    In connection with the recapitalization, we entered into an executive stock agreement with Mr. Tyra under which Mr. Tyra purchased 36,363 shares of Class L common stock, Series 1 and 327,273 shares of Class A common stock for an aggregate purchase price of $636,363.64. Mr. Tyra issued a promissory note payable to Broder for the aggregate purchase price of these shares. This note is due May 3, 2007, with recourse interest accruing at the annual short-term federal rate compounded annually. Mr. Tyra has pledged all shares of Class L common stock, Series 1 and Class A common stock purchased under such executive stock agreement as collateral for this loan. In the event Mr. Tyra’s employment with Broder is terminated, Broder and certain of our investors maintain the right to repurchase all shares of our Class A common stock and Class L common stock, Series 1 purchased by Mr. Tyra at either the original issue price or the current fair market value, depending on the grounds for such termination. In addition, in the event Mr. Tyra’s employment with Broder or any of its subsidiaries is terminated for any reason other than for cause (as defined in the executive stock agreement) or Mr. Tyra resigns for good reason (as defined in the executive stock agreement), then he (or his heirs or estate) may require Broder to purchase at fair market value any shares not acquired by Broder or its investors pursuant to their repurchase right described in the foregoing sentence. In addition to the shares sold to Mr. Tyra, pursuant to the terms of his executive stock agreement and our 2000 Stock Purchase and Option Plan, we issued Mr. Tyra two separate options to purchase shares of our Class A common stock, one option to purchase 150,000 shares of Class A common stock with an exercise price of $0.1944 per share and one option to purchase 150,000 shares of Class A common stock with an exercise price of $3.41 per share.

In addition to the loan granted in connection with Mr. Tyra’s executive stock agreement, we loaned Mr. Tyra $363,636.36 on May 3, 2000 for the purpose of Mr. Tyra’s purchase of senior subordinated notes issued in connection with the recapitalization. This loan is evidenced by a promissory note payable to Broder that is due March 2, 2007. Recourse interest on this note accrues at the annual short-term federal rate compounded annually. Mr. Tyra pledged shares of our Class A common stock and Class L common stock, Series 1 purchased under his executive stock agreement as collateral for this loan. Mr. Tyra is required to prepay an amount due under this promissory note equal to the amount of cash proceeds he receives as payment under the senior subordinated notes Mr. Tyra purchased with the proceeds of the original loan.

In November 2001, we entered into a supplement and first amendment to the executive stock agreement with Mr. Tyra, pursuant to which we terminated Mr. Tyra’s option to purchase up to 150,000 shares of Class A common stock with an exercise price of $0.1944 per share and Mr. Tyra purchased 150,000 restricted shares of Class A common stock for an aggregate purchase price of $29,160 ($0.1944 per share). The shares will vest at a rate of 25% per year on each of the first four anniversaries of May 3, 2000 and certain restrictions on the shares will thereupon lapse. Mr. Tyra issued a promissory note payable to Broder for the aggregate purchase price of these shares. This note is due November 15, 2007. Recourse interest on this note accrues at the annual short-term federal rate compounded annually. Mr. Tyra pledged shares of our Class A common stock and Class L common stock, Series 1 as collateral for this loan.

Howard Morof.    In connection with the recapitalization, we entered into an executive stock agreement with Mr. Morof under which Mr. Morof acquired 5,455 shares of Class L common stock, Series 1 and 49,091 shares of Class A common stock in exchange for shares of old Class C common stock of Broder valued at approximately $95,455. In the event Mr. Morof’s employment with Broder is terminated, Broder and certain of our investors maintain the right to repurchase all shares of our Class A common stock and Class L common stock, Series 1 purchased under the executive stock agreement at either the original issue price or the current fair market value, depending on the grounds for such termination. In addition, in the event Mr. Morof’s employment with Broder or any of its subsidiaries is terminated for any reason other than for cause (as defined in the executive stock agreement) or Mr. Morof’s resignation for good reason (as defined in the executive stock agreement), then he (or his heirs or estate) may require Broder to purchase at fair market value any shares not acquired by Broder or our investors pursuant to their repurchase right described in the foregoing sentence. In addition to the shares sold to Mr. Morof, pursuant to the terms of his executive stock agreement and our 2000 Stock Purchase and Option Plan, we issued Mr. Morof two separate options to purchase shares of our Class A common stock, one option to purchase 100,000 shares of Class A common stock with an exercise price of $0.1944 per share and one option to purchase 100,000 shares of Class A common stock with an exercise price of $3.41 per share.

In November 2001, we entered into a supplement and first amendment to the executive stock agreement with Mr. Morof, pursuant to which we terminated Mr. Morof’s option to purchase up to 100,000 shares of Class A common stock with an exercise price of $0.1944 per share and Mr. Morof purchased 100,000 restricted shares of Class A common stock for an aggregate purchase price of $19,440 ($0.1944 per share). The shares will vest at a rate of 25% per year on each of the first four anniversaries of May 3, 2000 and certain restrictions on the shares will thereupon lapse. Mr. Morof issued a promissory note payable to Broder for the aggregate purchase price of these shares. This note is due November 15, 2007. Recourse interest on this note accrues at the annual short-term federal rate compounded annually. Mr. Morof pledged shares of our Class A common stock and Class L common stock, Series 1 as collateral for this loan.

Former Executives of Alpha.     We intend to enter into executive stock agreements with certain former executive officers of Alpha who became or will become executive officers of Broder. We expect that any executive stock agreements entered into with former executive officers of Alpha will contain terms and conditions similar to those set forth in the existing executive stock agreements with Messrs. Tyra and Morof.

Stock Option Plan

Broder adopted the 2000 Stock Purchase and Option Plan which became effective at the time of the May 2000 recapitalization under which employees, directors, consultants or advisors of Broder or its subsidiaries may be granted options to purchase shares of Broder’s authorized but unissued Class A and Class L common stock, Series 1. The maximum number of shares of Broder’s Class A and Class L common stock available for issuance under the Plan is 1,500,000 and 50,000 shares, respectively. As of December 31, 2002, the maximum number of shares available for future grants under the Plan were 400,000 Class A shares and 50,000 Class L common stock, Series 1 shares. During 2000, 550,000 shares of Class A common stock options were authorized at an exercise price of $0.1944 per share (the Tranche I options) and an additional 550,000 shares of Class A common stock options were authorized at an exercise price of $3.41 per share (the Tranche II options). During 2002, 400,000 shares of Class A common stock options were granted at an exercise price of $6.00 per share (Tranche III options). The Tranche III options were cancelled and terminated during 2002. Options expire no later than ten years from the grant date and vest over four years. Vesting may be accelerated in the event of specified transactions, including a change of control.

Broder applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” in accounting for its employee stock options. Accordingly, no compensation expense has been recognized in its financial statements because the exercise price of the employee stock options is equal to or grater than the market price of its common stock on the date of grant. Had compensation costs for Broder’s option program been determined under SFAS 123, based on the fair value at grant date, Broder’s pro forma net income would have approximated actual net income. The fair value of each option was estimated on the grant date using the Black-Scholes option pricing model with no assumed dividends or volatility, a weighted average risk free interest rate of 5% and expected lives of five years.

PRINCIPAL STOCKHOLDERS

As of August 15, 2003, the issued and outstanding stock of Broder consisted of: (1) 10,311,111 shares of Class A common stock, par value $.01 per share; and (2) 1,966,791 shares of Class L common stock, Series 1 of which 1,000,000 shares are Class L common stock, Series 1 par value $.01 per share, and 966,791 shares are Class L common stock, Series 2, par value $.01 per share. Upon consummation of the Alpha acquisition, we amended our certificate of incorporation to create a new Class B common stock and two new series, Series 3 and Series 4, of Class L common stock. We then issued: (i) 25,282,962 shares of Class B common stock; (ii) 2,370,583 shares of Class L common stock, Series 3; and (iii) 2,370,583 shares of Class L common stock, Series 4. Only shares of Class A common stock have voting rights. Each of the Class B common stock and each series of Class L common stock is the same as the Class A common stock except that each series of Class L common stock is nonvoting and is entitled to a preference over the Class A common stock with respect to any distribution by Broder to holders of its capital stock. After payment of such preference amount, each share of Class A common stock, Class B common stock and Class L common stock shares equally in all distributions by Broder to holders of its common stock.

Unless otherwise noted, the following table sets forth certain information regarding actual ownership of common stock as of September 22, 2003 (giving effect to the Alpha acquisition), by (1) the beneficial owners of more than 5% of our common stock, (2) each current director and named executive officer and (3) all of our current directors and executive officers as a group. In connection with the Alpha acquisition, Bain Capital and other investors invested approximately $76.0 million of new equity in Broder. As a result of such investment, however, after giving effect to the Alpha acquisition and the amendment to our certificate of incorporation, investment funds associated with Bain Capital collectively hold approximately 79.8% of our Class A voting common stock, 100% of our Class B non-voting common stock and approximately 94.7% in the aggregate of our Class L non-voting common stock (including our Series 1, 2, 3 and 4). In addition, we expect former executives of Alpha will become stockholders of Broder in the future.

To our knowledge, each of such stockholders listed in the table below has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, or the “Exchange Act.” The percent of class is calculated based on the number of shares outstanding plus such option shares held by the person or aggregation of persons for which such percentage ownership is being determined. Except as noted below, the address for each of the directors and named executive officers is c/o Broder Bros., Co., 401 E. Hunting Park Ave., Philadelphia, Pennsylvania 19124.

	Shares Beneficially Owned
	Class A Common Stock			Class B Common Stock			Class L Common Stock, Series 1			Class L Common Stock, Series 2			Class L Common Stock, Series 3			Class L Common Stock, Series 4
Name and Address	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class	Number of Shares		Percentage of Class
Principal Stockholders:
Bain Capital Fund VI, L.P. and Related Entities (1)	8,143,709	(5)	78.98%	—		—	899,360	(11)	82.51%	782,545	(16)	80.94%	—		—	—		—
Bain Capital Fund VII, L.P. and Related Entities (20)	—		—	25,282,962	(21)	99.3%	—		—	—		—	2,452,011	(22)	99.3%	2,370,583	(13)	99.3%
Directors and Executive Officers:
Vincent Tyra	628,359	(6)	6.03	—		—	40,403	(12)	4.02	35,156		3.64	—		—	—		—
Michael Brode	1,060,989	(7)	10.29	—		—	117,172	(13)	11.58	101,952	(17)	10.55	—		—	—		—
Howard N. Morof	229,879	(8)	2.21	—		—	6,062	(14)	*	5,273	(18)	*	—		—	—		—
Daniel Abell	30,000	(9)	*	—		—	—		—	—		—	—		—	—		—
Edward Conard (2)	—		—	—		—	—		—	—		—	—		—	—		—
Harold Brode	355,369	(10)	3.45	—		—	39,246	(15)	3.91	34,148	(19)	3.53	—		—	—		—
Thomas Myers (3)	—		—	—		—	—		—	—		—	—		—	—		—
Stephen Zide (4)	—		—	—		—	—		—	—		—	—		—	—		—
All directors and executive officers as a group (12 persons)	2,389,596		22.51	—		—	202,883		19.88	176,529		18.26	—		—	—		—

*	Less than one percent.
(1)	The address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02119.
(2)	Mr. Conard is a limited partner of Bain Capital Partners VI, L.P. (“BCP VI”) (whose managing partner is Bain Capital Investors LLC, a Delaware limited liability company (“BCI”)), which is the general partner of Bain Capital Fund VI, L.P. (“Fund VI”). In addition, Mr. Conard is a general partner of BCIP Associates II (“BCIP II”) and BCIP Trust Associates II (“BCIP Trust II”). The managing partner of each of BCIP II and BCIP Trust II is BCI. Mr. Conard is a general partner in BCIP Associates III, LLC (“BCIP III”) and BCIP T Associates III, LLC (“BCIP T III”), and limited partner in Bain Capital Partners VII, L.P. (“BCP VII”), which is the general partner of Bain Capital Fund VII, L.P. (“Fund VII”). Mr. Conard is also a member and managing director of Bain Capital Investors, LLC (“BCI”), which is the managing partner of BCP VII. In such capacities, Mr. Conard has a pecuniary interest in certain of the shares held by the Bain Entities, as defined below. Mr. Conard’s address is c/o Bain Capital, LLC, 745 Fifth Avenue, Suite 3200, New York, New York 10151.
(3)	Mr. Myers is Executive Vice President of BCI. In such capacities, Mr. Myers has a pecuniary interest in certain of the shares held by the Bain Entities. Mr. Myers’ address is c/o Bain Capital, LLC, 745 Fifth Avenue, Suite 3200, New York, New York 10151.
(4)	Mr. Zide is a limited partner of BCP VI, which is the general partner of Fund VI. In addition, Mr. Zide is a general partner of BCIP II, BCIP Trust II, BCIP Associates II-B (“BCIP II-B”) and BCIP Trust Associates II-B (“BCIP Trust II-B”). The managing partner of each of BCIP II, BCIP Trust II, BCIP II-B and BCIP Trust II-B is BCI. Mr. Zide is a general partner in BCIP III and BCIP T III, and also limited partner in BCP VII. Mr. Zide is also a managing director of BCI. In such capacities, Mr. Zide has a pecuniary interest in certain of the shares held by the Bain Entities. Mr. Zide’s address is c/o Bain Capital, LLC, 745 Fifth Avenue, Suite 3200, New York, New York 10151.
(5)	Consists of: (i) 6,127,427 shares of Class A common stock owned by Fund VI; (ii) 20,425 shares of Class A common stock held by PEP Investments PTY Ltd. (“PEP”), a New South Wales company limited by shares for which BCI is attorney-in-fact; (iii) 1,321,529 shares of Class A common stock held by BCIP II; (iv) 288,364 shares of Class A common stock held by BCIP II-B, whose managing partner is BCI; (v) 74,721 shares of Class A common stock held by BCIP Trust II; (vi) 201,260 shares of Class A common stock held by BCIP Trust II-B, whose managing partner is BCI; and (vii) 109,983 shares of Class A common stock held by BCIP Associates II-C (“BCIP II-C” and, together with Fund VI, BCP VI, BCI, PEP, BCIP II, BCIP II-B, BCIP Trust II, BCIP Trust II-B, the “Bain Entities”), whose managing partner is BCI.
(6)	Includes 112,500 shares of Class A common stock subject to currently exercisable options.
(7)	Includes (i) 392,727 shares of Class A common stock held in the Michael T. Brode Revocable Living Trust dated September 13, 1994; and (ii) 46,303 shares held in the Michael T. Brode Irrevocable Electing Small Business Trust Agreement.

(8)	Includes (i) 49,091 shares held in the Howard N. Morof Living Trust dated August 7, 1992; and (ii) 75,000 shares of Class A common stock subject to currently exercisable options.
(9)	Consists of currently exercisable options to purchase 30,000 shares of Class A common stock.
(10)	All shares of Class A common stock held by the Harold Brode Living Revocable Trust dated June 15, 1982.
(11)	Consists of (i) 609,020 shares of Class L common stock, Series 1 owned by Fund VI; (ii) 2,030 shares of Class L common stock, Series 1 owned by PEP; (iii) 107,158 shares of Class L common stock, Series 1 owned by BCIP II; (iv) 28,002 shares of Class L common stock, Series 1 owned by BCIP II-B; (v) 9,876 shares of Class L common stock, Series 1 owned by BCIP II-C; (vi) 37,754 shares of Class L common stock, Series 1 owned by BCIP Trust II; (vii) 15,584 shares of Class L common stock, Series 1 owned by BCIP Trust II-B; and (viii) warrants held by the Bain Entities to purchase 89,936 shares of Class L common stock, Series 1.
(12)	Includes warrants to purchase 4,040 shares of Class L common stock, Series 1.
(13)	Consists of (i) 61,818 shares held in the Michael T. Brode Living Revocable Trust dated September 13, 1994; (ii) 43,637 shares held in the Michael T. Brode Irrevocable Electing Small Business Trust Agreement; and (iii) warrants to purchase 11,717 shares of Class L common stock, Series 1.
(14)	Consists of (i) 5,455 shares held in the Howard N. Morof Living Trust dated August 7, 1992; and (ii) warrants to purchase 607 shares of Class L common stock, Series 1.
(15)	Includes warrants to purchase 3,925 shares of Class L common stock, Series 1.
(16)	Consists of (i) 588,794 shares of Class L common stock, Series 2 owned by Fund VI; (ii) 1,964 shares of Class L common stock, Series 2 stock, Series 2 owned by PEP; (iii) 61,726 shares of Class L common stock, Series 2 owned by BCIP II; (iv) 20,001 shares of Class L common stock, Series 2, owned by BCIP II-B; (v) 9,547 shares of Class L common stock, Series 2 owned by BCIP II-C; (vi) 78,375 shares of Class L common stock, Series 2 owned by BCIP Trust II; and (vii) 22,138 shares of Class L common stock, Series 2 owned by BCIP Trust II-B.
(17)	Consists of (i) 42,187 shares of Class L common stock, Series 2 held in the Michael T. Brode Living Revocable Trust dated September 13, 1994; and (ii) 59,765 shares of Class L common stock, Series 2 held in the Michael T. Brode Irrevocable Electing Small Business Trust Agreement.
(18)	All shares of Class L common stock, Series 2 held by the Howard N. Morof Living Trust dated August 7, 1992.
(19)	All shares of Class L common stock, Series 2 held by the Harold Brode Living Revocable Trust dated June 15, 1982.
(20)	The address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02119.
(21)	Consists of: (i) 645,336 shares of Class B common stock held by BCIP III; (ii) 116,039 shares of Class B common stock held by BCIP T III; (iii) 339,154 shares of Class B common stock held by BCIP Associates III-B, LLC (“BCIP III-B”); (iv) 48,353 shares of Class B common stock held by BCIP T Associates III-B, LLC (“BCIP T III-B”); (v) 1,478,379 shares of Class B common stock held by Bain Capital Fund VII, LLC-BICP Waived Fees (“Bain Fund VII BCIP”) and (vi) 22,489,367 shares of Class B common stock held by Bain Capital Fund VII, LLC (“Bain Fund VII”).
(22)	Consists of: (i) 54,416 shares of Class L common stock, Series 3 held by BCIP III, LLC; (ii) 19,426 shares of Class L common stock, Series 3 held by BCIP T III; (iii) 34,027 shares of Class L common stock, Series 3 held by BCIP III-B; (iv) 3,553 shares of Class L common stock, Series 3 held by BCIP T III-B; (v) 143,378 shares of Class L common stock, Series 3 held by Bain Fund VII BICP and (vi) 2,181,080 shares of Class L common stock, Series 3 held by Bain Fund VII.
(23)	Consists of: (i) 52,609 shares of Class L common stock, Series 4 held by BCIP III; (ii) 18,781 shares of Class L common stock, Series 4 held by BCIP T III; (iii) 32,897 shares of Class L common stock, Series 4 held by BCIP III-B; (iv) 3,435 shares of Class L common stock, Series 4 held by BCIP T III-B; (v) 138,617 shares of Class L common stock, Series 4 held by Bain Fund VII BICP and (vi) 2,108,649 shares of Class L common stock, Series 4 held by Bain Fund VII.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Shareholders Agreement

In connection with the Transactions, Broder, the Bain Entities and the management stockholders entered into an amended and restated shareholders agreement, on substantially the same terms as the shareholders agreement entered into in connection with the May 2000 recapitalization. The amended and restated shareholders agreement, among other things:

›	requires that each of the parties thereto vote all of his voting securities and to take all other necessary or desirable actions to cause the size of the board of directors to be established by the Bain Entities;

›	grants the management stockholders and Broder participation rights in connection with specified transfers made by the Bain Entities; and

›	requires the management stockholders to consent to a sale of Broder to an independent third party if such sale is approved by holders representing a majority of the shares held by the Bain Entities.

In addition, subject to certain customary exceptions, if Broder proposes to issue or sell any shares of common stock or any securities containing options or rights to acquire common stock or any securities convertible into common stock to any of the Bain Entities, Broder will first offer to each of the management stockholders their pro rata portion of such additional shares at the same price and on the same terms.

Advisory Agreement

We entered into an advisory services agreement with Bain Capital in connection with the recapitalization in May 2000. The advisory services agreement requires Broder to pay a quarterly advisory fee of $187,500 for a ten year period with automatic one year renewals at the option of either party. In an event of a change of control or initial public offering prior to the ten year period, Bain Capital shall have the right to terminate the agreement and receive a lump sum payment equivalent to three years of advisory fees. The agreement also requires Broder to pay investment banking fees in the amount of one percent of certain prescribed transactions, part of which can be used to offset the quarterly advisory fee otherwise due. Payments for investment banking services were $291,000 for the fiscal year ended December 31, 2001 and advisory service payments were $614,000 and $647,000 for the fiscal years ended December 31, 2001 and 2002, respectively. Bain Capital was paid a fee of approximately $4.5 million upon completion of the Transactions.

In connection with the Transactions, the advisory services agreement was cancelled and replaced by a discretionary, contingency-based agreement, subject to certain limitations set forth therein. Under the amended and restated advisory services agreement, for the first two full fiscal years following the Transactions, Bain Capital may be paid a management fee for strategic, financial and other advisory services up to an annual maximum of $1.5 million at the discretion of Broder’s board of directors. In the event Bain Capital receives a fee for fiscal 2004, it will also receive a pro rata portion of such fee for the period from the closing of the acquisition through December 31, 2003. For each full fiscal year beginning in 2006, Bain Capital may be paid a fee up to an annual maximum of $3.0 million at the discretion of Broder’s board of directors. Before any such management fees may be paid, EBITDA, as defined in the amended and restated advisory agreement, after giving effect to payment of the management fee, must be greater than $52.0 million in order for Bain Capital to earn a fee. For purposes of calculating whether the payment of a management fee is permitted in 2004, EBITDA in 2004 will be adjusted for cost savings set forth in Note 4 to “Summary pro forma consolidated financial and other data” that are expected to be achieved in the next twelve months, without duplication of such cost savings actually realized through fiscal year 2004, as reviewed and approved by our board of directors in their reasonable discretion. Such actual and expected cost savings may not exceed, in the aggregate, $8.5 million. Except as described in this paragraph, the new advisory services agreement is substantially identical to the prior advisory services agreement. We believe that the terms of such advisory agreement with Bain Capital are no less favorable than those that could have been obtained pursuant to a similar agreement with an unrelated third party.

Registration Agreement

In connection with the Transactions, Broder and all of its equity holders (including the Bain Entities) entered into an amended and restated registration agreement on substantially identical terms to the registration agreement entered into in connection with the May 2000 recapitalization. The amended and restated registration rights agreement entitles the Bain Entities to unlimited long-form and short-form demand registrations at any time and at Broder’s expense. Pursuant to the agreement, upon completion of an initial public offering all holders of securities are entitled to piggyback registration rights, also at our expense. The registration agreement includes customary indemnification provisions in favor of controlling persons against liabilities under the Securities Act.

DESCRIPTION OF OTHER OBLIGATIONS

New Revolving Credit Facility

In connection with the Transactions, Broder (for purposes of this description only, the “Borrower”) entered into a new revolving credit facility with a syndicate of financial institutions, including Bank One, NA, as Syndication Agent, Fleet Capital Corporation, as Co-Documentation Agent, General Electric Capital Corporation, as Co-Documentation Agent, Standard Federal Bank N.A., as Co-Documentation Agent, UBS Securities LLC, as Arranger, UBS AG Stamford Branch, as Issuing Bank and Administrative Agent, UBS AG, Cayman Islands Branch, as Swingline Lender, and The CIT Group/Commercial Services, Inc., as Collateral Agent. Set forth below is a summary of the terms of the new revolving credit facility.

The new revolving credit facility provides for a revolving credit facility with an original aggregate principal amount of up to $175.0 million. Portions of the new revolving credit facility, in amounts to be agreed upon, will be available as a letter of credit sub-facility and as a swing-line facility. The new revolving credit facility is fully and unconditionally guaranteed on a joint and several basis by all of the existing and future direct and indirect material domestic subsidiaries of the Borrower. As of December 31, 2003, we had $89.1 million of unused commitments under the new revolving credit facility, subject to borrowing base limitations.

Incremental Increases.    The new revolving credit facility includes a provision for one or more standby, uncommitted increases, which we refer to as the “incremental increases,” of up to $50 million. The incremental increases may be made available by any of the lenders in their sole discretion, following a request of the Borrower. No lender will be required to commit to any incremental increase.

Security.    The new revolving credit facility and any interest rate protection facilities or other hedging facilities to which a lender or an affiliate of a lender is a counterparty will be secured by, among other things, perfected first priority pledges of all of the equity interests owned by the Borrower and each of the Borrower’s direct and indirect domestic subsidiaries and 66% of any foreign subsidiaries, and perfected first priority (subject to customary exceptions) security interests in and mortgages on substantially all tangible and intangible assets (including, without limitation, accounts receivable, inventory, equipment, general intangibles, intercompany notes, insurance policies, investment property, intellectual property, real property, cash and proceeds of the foregoing) of the Borrower and the guarantors, wherever located, now or hereafter owned, except, in the case of any foreign subsidiary, to the extent such pledge would be prohibited by applicable law or would result in adverse tax consequences, and subject to other agreed upon exceptions.

Borrowing Base.    The amount from time to time outstanding (including any obligations with respect to letters of credit) under the new revolving credit facility shall be based on a borrowing base formula of up to an amount equal to the sum of, without duplication:

(a)	the advance rate of 85% of eligible accounts receivable of Borrower, plus

(b)	the lesser of (1) the advance rate of 65% of eligible inventory of Borrower, or (2) the advance rate of 85% of the net orderly liquidation value of eligible inventory of Borrower, plus

(c)	the aggregate of all Subsidiary Borrowing Bases.

“Subsidiary Borrowing Base” shall mean the lesser of

(a)	the sum of, without duplication:

(i)	the advance rate of 85% of eligible accounts receivable of certain subsidiaries of Borrower which become guarantors under the new revolving credit facility (the “Borrowing Base Guarantors”), plus

(ii)	the lesser of (A) the advance rate of 65% of the eligible inventory of the Borrowing Base Guarantors, or (B) the advance rate of 85% of the net orderly liquidation value of eligible inventory of the Borrowing Base Guarantors, and

(b)	the Borrowing Base Guarantor Intercompany Loan Account.

“Borrowing Base Guarantor Intercompany Loan Account” shall mean the sum of (i) the amount of any intercompany advances (including letters of credit issued under the new revolving credit facility for the account of the Borrowing Base Guarantors) made to or for the account of the Borrowing Base Guarantors from Borrower and (ii) interest accrued and unpaid on such amount at the rate per annum equal to the Base Rate plus the margin in effect from time to time for Base Rate borrowings under the new revolving credit facility.

Actual advance rates and details of eligibility criteria, as well as the levels of collateral that may be included in the borrowing base from subsidiaries of Borrower are to be determined after the collateral audit is completed and shall be subject to reserves (including, without limitation, reserves for secured hedging obligations) and further revision, from time to time, pursuant to specified procedures. Under limited circumstances, the facility may permit advances in excess of the borrowing base.

Interest.    At the Borrowers’ option, Base Rate/Prime Rate and LIBOR loans will be available as follows:

Base Rate/Prime Rate Option.    Interest will be at the Base Rate plus the applicable interest margin as specified in the new revolving credit facility, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. The “Base Rate” is defined as the higher of the federal funds rate, as published by the Federal Reserve Bank of New York, plus  1/2 of 1% and the corporate base rate of UBS AG, as established from time to time at its Stamford Branch.

Base Rate borrowings (other than borrowings under the swing-line facility) may be made on same business day notice and will be in minimum amounts to be agreed upon.

LIBOR Option.    Interest will be determined for periods to be selected by Borrower, which we refer to as “interest periods,” of two weeks, one, two, three or six and nine or twelve months (to the extent two week, nine and twelve month borrowing options are available from lenders) and will be at an annual rate equal to the London Interbank Offered Rate, or “LIBOR,” for the corresponding deposits of U.S. dollars, plus the applicable interest margin. Notwithstanding the foregoing, until the earlier of: (i) 60 days following the closing of the new revolving credit facility or (ii) completion of the primary syndication of the new revolving credit facility, interest will be determined based upon a one week LIBOR period. LIBOR will be determined by the Administrative Agent at the start of each interest period and will be fixed through such period. Interest will be paid at the end of each interest period or, in the case of interest periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts to be agreed upon. The availability of LIBOR loans during the syndication period will be limited.

Default Interest and Fees.    Upon the occurrence and during the continuance of a default, interest will accrue on amounts outstanding (excluding letters of credit) under the new revolving credit facility at a rate of 2.0% per annum plus the higher of (x) the Base Rate plus the applicable interest margin and (y) LIBOR plus the applicable interest margin, otherwise applicable to such amounts. In the case of stand-by letters of credit, letter of credit fees will accrue at the rate of 2.0% plus the amount otherwise payable thereunder.

Commitment Fees.    A commitment fee shall accrue on the unused amounts of the commitments under the new revolving credit facility. Such commitment fee will initially be 0.50% per annum, subject to modification pursuant to a pricing grid to be determined on the basis of excess availability for the trailing three-month period. Accrued commitment fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the lenders from the closing date of the new revolving credit facility.

Covenants.    The new revolving credit facility contains extensive affirmative and negative covenants customary for a transaction of this type which, among other things, require us to meet certain financial tests, including a minimum interest coverage ratio and minimum levels of EBITDA, as defined in the credit agreement. The new revolving credit facility also contains covenants which, among other things, limit:

›	capital expenditures,

›	dispositions of assets and changes of business and ownership,

›	mergers and acquisitions, subject to permitted acquisitions,

›	dividends and restricted payments,

›	indebtedness (including guarantees and other contingent obligations) and preferred stock,

›	loans and investments,

›	liens and further negative pledges,

›	transactions with affiliates, and

›	other matters customarily restricted in such agreements.

The new revolving credit facility contains customary events of default including but not limited to:

›	payment defaults,

›	breach of representations and warranties,

›	noncompliance with covenants,

›	bankruptcy,

›	judgments in excess of specified amounts,

›	failure of any guaranty or pledge agreement supporting the senior credit facility to be in full force and effect,

›	defaults under other material instruments or agreements of indebtedness, and

›	a change of control (as such term is defined in the new revolving credit facility).

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Broder” refers only to Broder Bros., Co. and not to any of its subsidiaries.

Broder issued the notes under an indenture among itself, the Guarantors and Wachovia Bank, National Association, as trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. Any notes that remain outstanding after completion of the exchange offer, together with the exchange notes issued in the exchange offer will be treated as a single class of securities under the indenture.

The following description is a summary of the material provisions of the indenture and the registration rights agreement, including material covenants contained in the indenture. It does not restate those agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture. Unless otherwise required by the context, references in this description to the “notes” includes the outstanding notes issued to the initial purchasers in a private transaction that was not subject to the registration requirements of the Securities Act and the exchange notes, which have been registered under the Securities Act.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

›	will be general unsecured obligations of Broder;

›	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Broder;

›	will be senior in right of payment to all existing and any future subordinated Indebtedness of Broder; and

›	will be unconditionally guaranteed by the Guarantors.

However, the notes are effectively subordinated to all borrowings under the Credit Agreement, which will be secured by substantially all of the assets of Broder and the Guarantors. See “Risk Factors—Although these notes are referred to as ‘senior notes’ they will be effectively subordinated to our and the subsidiary guarantors’ secured indebtedness including the new revolving credit facility.”

The Guarantees

The notes will be guaranteed by all of Broder’s existing Subsidiaries and any future Domestic Subsidiaries that are Material Subsidiaries.

Each guarantee of the notes:

›	will be a general unsecured obligation of the Guarantor;

›	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

›	will be senior in right of payment with any future subordinated Indebtedness of that Guarantor.

As of the date of the indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Material Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

Broder issued $175.0 million in aggregate principal amount of notes in connection with the September 22, 2003 offering. Broder may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Broder issued the notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on October 15, 2010.

Interest on the notes will accrue at the rate of 11.25% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2004. Broder will make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Broder in a timely manner, Broder will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Broder elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Broder may change the paying agent or registrar without prior notice to the holders of the notes, and Broder or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Broder is not required to transfer or exchange any note selected for redemption. Also, Broder is not required to transfer or exchange any note for a period of 15 days before the mailing of a notice of redemption of notes to be redeemed.

Subsidiary Guarantees

The exchange notes will be guaranteed by all of Broder’s existing Subsidiaries and any future Domestic Subsidiaries that are Material Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each of the Guarantors is a wholly owned subsidiary of Broder, and all of Broder’s currently existing Subsidiaries are guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be full and unconditional, but will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Although these notes are referred to as ‘senior notes’ they will be effectively subordinated to our and the subsidiary guarantors’ secured indebtedness including the new revolving credit facility.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Broder or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture substantially in the form set forth in the indenture; or

(b)	the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Broder or a Restricted Subsidiary of Broder, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Broder or a Subsidiary of Broder, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if Broder designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to October 15, 2006, Broder may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 111.25% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture, excluding notes held by Broder and its Subsidiaries, remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the option of Broder prior to October 15, 2007.

On and after October 15, 2007, Broder may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date (subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on October 15, of the years indicated below:

Year	Percentage
2007	105.625%
2008	102.813%
2009	100.000%

Unless Broder defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions of notes called for redemption on the applicable redemption date.

Mandatory Redemption

Broder is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Broder to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Broder will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Broder will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, and is referred to as the “Change of Control Payment Date,” pursuant to the procedures required by the indenture and described in such notice.

Broder will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Broder will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Broder will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Broder.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require Broder to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the leveraged holders of the notes to require that Broder repurchase or redeem the notes in the event of a leveraged, recapitalization, which would increase Broder’s level of indebtedness, or similar transaction that does not qualify as a Change of Control.

Broder will not be required to make a Change of Control Offer upon a Change of Control (1) if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Broder and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The indenture defines “Change of Control” as the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Broder and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Broder;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) other than a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Broder, measured by voting power rather than number of shares; or

(4)	after an Initial Public Offering of Broder, the first day on which a majority of the members of the Board of Directors of Broder are not Continuing Directors.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Broder and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances, there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the properties or assets of Broder and its restricted subsidiaries taken as a whole. As a result, it may be unclear whether a Change of Control has occurred and whether a holder of Notes may require Broder to make an offer to repurchase the notes as described above.

The indenture does not contain provisions that permit the Board of Directors of Broder or the trustee to waive the covenant relating to the holders’ right to require Broder to repurchase all or any part of the holders’ notes upon a Change in Control.

Asset Sales

Broder will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Broder, or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	in the event of an Asset Sale involving assets or Equity Interests having a Fair Market Value in excess of $2.0 million, such Fair Market Value is determined by Broder’s chief financial officer and set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration received in the Asset Sale by Broder or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Broder’s most recent consolidated balance sheet, of Broder or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Broder or such Restricted Subsidiary from further liability;

(b)	any securities, notes or other obligations received by Broder or any such Restricted Subsidiary from such transferee that are converted by Broder or such Restricted Subsidiary into cash within 90 days following the consummation of such Asset Sale, to the extent of the cash received in that conversion;

(c)	Designated Noncash Consideration; and

(d)	any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Broder, or the applicable Restricted Subsidiary, as the case may be, may apply those Net Proceeds at its option:

(1)	to repay Indebtedness and other Obligations under Credit Facilities and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Broder;

(3)	to make capital expenditures;

(4)	to acquire other assets that are used or useful in a Permitted Business; and/or

(5)	any combination of the preceding.

Pending the final application of any Net Proceeds, Broder may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Broder will make an Asset Sale Offer to all holders of notes and, at the option of Broder unless otherwise required by the terms of the Asset Sale Offer, all holders of other Indebtedness that is pari passu with the notes to purchase the maximum principal amount of notes and such other pari passu Indebtedness, if applicable, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Broder may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Broder will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Broder will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing Broder’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Broder to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Broder. In the event a Change of Control or Asset Sale occurs at a time when Broder is prohibited from purchasing notes, Broder could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Broder does not obtain a consent or repay those borrowings, Broder will remain prohibited from purchasing notes. In that case, Broder’s failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, likely constitute a default under the other indebtedness. Finally, Broder’s ability to pay cash to the holders of notes upon a repurchase may be limited by Broder’s then existing financial resources. See “Risk Factors—We may not be able to satisfy our obligations to the holders of the notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Material Covenants

Restricted Payments

Broder will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Broder’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Broder or any of its Restricted Subsidiaries) or to the direct or indirect holders of Broder’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Broder);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Broder) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by Broder or any Restricted Subsidiary of Broder);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Broder or any Guarantor that is subordinated to the notes or any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among Broder and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) a payment, purchase, redemption, defeasance, acquisition or retirement of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, purchase, redemption, defeasance, acquisition or retirement; or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Broder would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Broder and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (8), (10) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Broder for the period (taken as one accounting period) from June 30, 2003, to the end of Broder’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of (i) the aggregate net cash proceeds received by Broder since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Broder (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of Broder which Disqualified Stock or debt securities have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Broder) and (ii) Qualified Holdco Proceeds, plus

(c)	to the extent that any Restricted Investment that was made after the date of the indenture is sold or otherwise liquidated or repaid, 100% of any cash received in connection therewith, plus

(d)	to the extent that any Unrestricted Subsidiary of Broder is redesignated as a Restricted Subsidiary or a merger or consolidation of any Unrestricted Subsidiary into Broder or any of its Restricted Subsidiaries occurs, in each case after the date of the indenture, the Fair Market Value of Broder’s Investment in such Subsidiary as of the date of such redesignation or such merger or consolidation, plus

(e)	50% of any dividends received by Broder or a Restricted Subsidiary of Broder after the date of the indenture from an Unrestricted Subsidiary of Broder, to the extent that such dividends were not otherwise included in Consolidated Net Income of Broder for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 30 days (other than to a Subsidiary of Broder) of, Equity Interests of Broder (other than Disqualified Stock) or from the contribution within 30 days of common equity capital to Broder or from the elimination of the deferred compensation liability not to exceed $2.0 million assumed in connection with the Transactions to the extent exchanged for Equity Interests of Broder; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3) (b) of the preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of Indebtedness of Broder or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee with the net cash proceeds from an incurrence within 30 days of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other distribution (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Broder to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Broder or any direct or indirect parent of Broder held by any present, future or former officer, director, employee or consultant of Broder or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, management equity agreement, shareholders’ agreement or similar agreement; provided that such repurchase, redemption or other acquisition or retirement occurs within 60 days that such person ceases to be such an officer, director, employee or consultant;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7)	so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to (i) holders of any class or series of Disqualified Stock of Broder or any class or series of Disqualified Stock or preferred stock of any Guarantor issued on or after the date of the indenture pursuant to the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” and (ii) holders of any class or series of preferred stock (other than Disqualified Stock) of Broder issued after the date of the indenture; provided that at the time of such issuance and after giving pro forma effect thereto, Broder would have been able to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	any payments made by Broder in connection with the Transactions;

(9)	payments, advances, loans or expense reimbursements made to any direct or indirect parent corporation of Broder to permit the payment by such entity of reasonable general operating expenses, accounting, legal, corporate reporting and administrative expenses incurred in the ordinary course of its business in an amount not to exceed $1.0 million per annum (or $2.0 million per annum after the consummation of an Initial Public Offering by any direct or indirect parent of Broder);

(10)

(a) for so long as Broder is a member of a group filing a consolidated or combined tax return with a parent corporation, payments to the parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Broder and its Subsidiaries (“Tax Payments”); provided, that the Tax Payments shall not exceed the lesser of (A) the amount of the relevant tax (including any penalties and interest) that Broder would owe if Broder were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Broder and such Subsidiaries from other taxable years and (B) the net amount of the relevant tax that the parent actually owes to the appropriate taxing authority; provided, further, that any Tax Payments received from Broder shall be paid over to the appropriate taxing authority within 30 days of the parent’s receipt of such Tax Payments or refunded to Broder or (b) for so long as Broder is organized as a limited liability company or partnership, the payment of Permitted Tax Distributions;

(11)	the repurchase, redemption or other acquisition or retirement for value of Indebtedness that is subordinated to the notes or any Subsidiary Guarantee with Excess Proceeds to the extent such Excess Proceeds are permitted to be used for general corporate purposes under the covenant entitled “—Repurchase at the Option of Holders—Asset Sales;”

(12)	other Restricted Payments in an amount not to exceed $5.0 million;

(13)	dividends, advances, loans or other distributions to any direct or indirect parent of Broder to enable such entity to make any payment of interest or principal on any Qualified Holdco Indebtedness; provided that any such dividend, advance, loan or other distribution is used promptly by such parent solely to make such payment; and

(14)	the repurchase, redemption or other acquisition for value of Capital Stock of Broder or any direct or indirect parent of Broder representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving Broder or any direct or indirect parent of Broder.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Broder or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $5.0 million.

Incurrence of Indebtedness and Issuance of Preferred Stock

Broder will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Broder will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Broder may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Broder’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least: (i) 2.25 to 1 in the case of any incurrence or issuance on or before December 31, 2004; and (ii) 2.5 to 1 in the case of any incurrence or issuance after December 31, 2004, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period;

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Broder and any of its Restricted Subsidiaries of additional Indebtedness under Credit Facilities and/or the incurrence by a Receivables Subsidiary of Indebtedness pursuant to a Qualified Receivables Transaction in an aggregate principal amount at any one time outstanding under this clause

(1)(with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Broder and its Restricted Subsidiaries thereunder) not to exceed the greater of (i) $175.0 million and (ii) the amount of the Borrowing Base, in each case less the aggregate amount of all Net Proceeds of Asset Sales applied by Broder or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders— Asset Sales,” and less the aggregate amount of all other permanent commitment reductions with respect to the total commitments under revolving credit borrowings under a Credit Facility and Qualified Receivables Transactions that have been made by Broder or any of its Restricted Subsidiaries since the date of the indenture;

(2)	the incurrence by Broder and its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by Broder and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by Broder or any of its Restricted Subsidiaries of Indebtedness (including Capital Lease Obligations, mortgage financings or purchase money obligations), in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement or lease of property (real or personal), plant or equipment (whether through the direct acquisition of such assets or the acquisition of Capital Stock of any Person owning such assets) within 180 days thereafter used in the business of Broder or any of its Restricted Subsidiaries, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (i) $10.0 million and (ii) 2.5% of Total Assets;

(5)	the incurrence by Broder or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (13) or (14) of this paragraph;

(6)	the incurrence by Broder or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Broder and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Broder or any Guarantor is the obligor on such Indebtedness and the payee is not Broder or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Broder, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Broder or a Restricted Subsidiary of Broder and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Broder or a Restricted Subsidiary of Broder;

will be deemed, in each case, to constitute an incurrence of such Indebtedness by Broder or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Broder’s Restricted Subsidiaries to Broder or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Broder or a Restricted Subsidiary of Broder; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Broder or a Restricted Subsidiary of Broder;

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Broder or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9)	the guarantee by (i) Broder or any of the Guarantors of any Indebtedness of Broder or a Guarantor and (ii) any Restricted Subsidiary of Broder that is not a Guarantor of any Indebtedness of Broder or any Restricted Subsidiary of Broder, in each case that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(10)	Indebtedness incurred by Broder or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business including, without limitation, in respect of workers’ compensation claims or self insurance, other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims and obligations in respect of performance and surety bonds provided by Broder or any Restricted Subsidiary of Broder in the ordinary course of business;

(11)	the incurrence by Broder or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12)	Indebtedness arising from agreements of Broder or a Restricted Subsidiary of Broder providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a Restricted Subsidiary of Broder in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that, with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Broder and its Restricted Subsidiaries in connection with such disposition;

(13)	the incurrence of Indebtedness and/or the issuance of preferred stock by Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness incurred pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), and the aggregate liquidation value of all preferred stock issued pursuant to this clause (13), does not exceed $10.0 million at any one time outstanding; and

(14)	the incurrence by Broder or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $15.0 million.

Broder will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Broder or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Broder solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of this covenant, any Qualified Holdco Indebtedness incurred in reliance upon Broder’s ability to incur Permitted Debt will be treated as incurred by Broder for purposes of determining whether additional Permitted Debt can be incurred for so long as such Qualified Holdco Indebtedness remains outstanding. For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Broder will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of such Disqualified Stock is included in Fixed Charges of Broder as accrued. For purposes of this covenant and the calculation of the Fixed Charge Coverage Ratio, shares of Broder’s Class L common stock (Series 1 and Series 2) in the form in which such stock exists on the date of the indenture will not be considered preferred stock.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Broder or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. The principal amount of any Indebtedness supported by a letter of credit issued under a Credit Facility in accordance with clause (1) above shall not be deemed a separate incurrence of Indebtedness for purposes of this covenant, but only to the extent of the stated amount of such letter of credit.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such asset at the date of determination, and

(b)	the amount of the Indebtedness of the other Person.

Liens

Broder will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Broder will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Broder or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Broder or any of its Restricted Subsidiaries;

(2)	make loans or advances to Broder or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Broder or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Subsidiary Guarantees (including the exchange notes and related Subsidiary Guarantees);

(3)	applicable law, rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Broder or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	any Indebtedness secured by a Lien that was otherwise permitted to be incurred under the provisions of the covenant described above under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Broder’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	Indebtedness or other contractual requirements or restrictions of a Receivables Subsidiary in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Subsidiary;

(13)	Indebtedness of a Foreign Subsidiary incurred pursuant to clause (13) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock;” provided that such restrictions apply only to such Foreign Subsidiary; and

(14)	Indebtedness incurred pursuant to clause (14) of the second paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that the Board of Directors of Broder determines in good faith at the time such dividend or other payment restrictions are created that they do not materially adversely affect Broder’s ability to fulfill its Obligations under the notes.

(15)	any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Broder’s Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

Broder may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Broder is the surviving corporation); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of Broder and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) Broder is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Broder) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the U.S., any state of the U.S. or the District of Columbia; provided that if the Person is a partnership or limited liability company, a corporation wholly owned by such Person organized or existing under the laws of the U.S., any state of the U.S. or the District of Columbia that does not and will not have any material assets or operations becomes a co-issuer of the notes pursuant to a supplemental indenture substantially in the form set forth in the indenture;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Broder) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the obligations of Broder under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Broder or the Person formed by or surviving any such consolidation or merger (if other than Broder), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

In addition, Broder may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(1)	a merger of Broder with an Affiliate solely for the purpose of reincorporating Broder in another jurisdiction;

(2)	any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Broder and any of its Wholly Owned Restricted Subsidiaries; and

(3)	any consolidation or merger between or among Broder and any of the Guarantors.

Transactions with Affiliates

Broder will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Broder (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Broder or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Broder or such Restricted Subsidiary with an unrelated Person; and

(2)	Broder delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to Broder or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or other compensation arrangement or agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Broder or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among Broder and any of its Restricted Subsidiaries and transactions between Broder or any of its Restricted Subsidiaries and a Receivables Subsidiary and a Receivables Subsidiary and any Person in which the Receivables Subsidiary has an Investment;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Broder) that is an Affiliate of Broder solely because Broder owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of Broder and the payment of customary indemnification to directors and officers of Broder or any direct or indirect parent of Broder;

(5)	any issuance or sale of Equity Interests (other than Disqualified Stock) of Broder to Affiliates of Broder;

(6)	Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7)

the payment of customary management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of Broder or such Restricted Subsidiary in good faith; provided, however, that any such annual management fee or fee payable with respect to a particular transaction does not individually exceed $2.0 million;

(8)	loans or advances to employees or consultants in the ordinary course of business;

(9)	the Transactions and the payment of all fees and expenses related to the Transactions;

(10)	transactions affected pursuant to the Current Agreements as in effect on the date of the indenture or any amendment, modification or replacement of the indenture; provided that any payments required to be made by Broder or any of its Restricted Subsidiaries pursuant to any such agreement after the effectiveness of any such amendment, modification or replacement are no greater than the payments required to be made by Broder or any of its Restricted Subsidiaries pursuant to such agreement prior to the effectiveness of such amendment, modification or replacement; and

(11)	transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture that are on terms no less favorable than those that would have been obtained in a comparable transaction with an unrelated party or that have been approved by a majority of the disinterested members of the Board of Directors.

Business Activities

Broder will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Broder and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

If Broder or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture that at any time is or becomes a Material Subsidiary (other than a Receivables Subsidiary), then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture, substantially in the form set forth in the indenture, and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the first date after which it was acquired or created and constitutes a Material Subsidiary.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Broder and its Restricted Subsidiaries in the Subsidiary designated as unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Broder. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Payments for Consent

Broder will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any notes are outstanding, Broder will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if Broder were required to file such reports; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if Broder were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on Broder’s consolidated financial statements by Broder’s certified independent accountants. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, Broder will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Broder is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Broder will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. Broder agrees that it will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the preceding, the Commission will not accept Broder’s filings for any reason, Broder will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Broder were required to file those reports with the Commission.

If Broder designates any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiary, either individually or taken together with all other Unrestricted Subsidiaries, constitutes a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of Broder and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Broder.

In addition, Broder and the Guarantors agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, it they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

(2)	default in payment when due of the principal of, or premium, if any, on the notes;

(3)	failure by Broder or any of its Restricted Subsidiaries for 30 days after notice to comply with any of the other agreements in the indenture;

(4)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Broder or any of its

Restricted Subsidiaries (or the payment of which is guaranteed by Broder or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay at final stated maturity (giving effect to any extension thereof) the principal amount of any Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(5)	failure by Broder or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and non-appealable;

(6)	except as permitted by the indenture, any Subsidiary Guarantee (other than a Subsidiary Guarantee issued by a Guarantor that is not a Significant Subsidiary) shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee (other than a Subsidiary Guarantee issued by a Guarantor that is not a Significant Subsidiary);

(7)	Broder or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law: commences a voluntary case, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or generally is not paying its debts as they become due; and

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(b)	appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; or

(c)	orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Broder, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by Broder of written notice of such acceleration.

Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of such request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Broder with the intention of avoiding payment of the premium that Broder would have had to pay if Broder then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to October 15, 2007, by reason of any willful action or inaction taken or not taken by or on behalf of Broder with the intention of avoiding the prohibition on redemption of the notes prior to October 15, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

Broder is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Broder is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Broder or any Guarantor, as such, will have any liability for any obligations of Broder or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws. This waiver would apply to legal principles in which such directors, officers, employees, incorporators or stockholders could be held liable for obligations of Broder or the Guarantors under the notes, the indenture or the Subsidiary Guarantees, such as alter ego, piercing the corporate veil, fraudulent conveyance and other enterprise liability tort principles.

Legal Defeasance and Covenant Defeasance

Broder may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

(2)	Broder’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and Broder’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Broder may, at its option and at any time, elect to have the obligations of Broder and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Broder must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Broder must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, Broder has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Broder has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Broder has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Broder or any Guarantor is a party or by which Broder or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Broder or any of its Subsidiaries is a party or by which Broder or any of its Subsidiaries is bound;

(6)	Broder must deliver to the trustee an officers’ certificate stating that the deposit was not made by Broder with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of Broder or others; and

(7)	Broder must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Broder, the Guarantors and the trustee may amend or supplement the indenture, the notes or any Subsidiary Guarantee:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Broder’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Broder’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(6)	to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Broder, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Broder or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Broder or any Guarantor is a party or by which Broder or any Guarantor is bound;

(3)	Broder or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Broder has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Broder must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Broder or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Broder Bros., Co., 401 E. Hunting Park Ave., Philadelphia, Pennsylvania 19124, Attention: Chief Financial Officer.

Book-entry, Delivery and Form

The exchange notes will be issued in global form, without interest coupons and are referred to herein as the “Global Notes.”

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitle to receive physical delivery of notes in certificated form.

Depository Procedures

The following is a description of the operations and procedures of DTC, Euroclear and Clearstream. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Broder takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Broder that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Broder that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the registrar with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the

Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Broder and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Broder, the trustee nor any agent of Broder or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Broder that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Broder. Neither Broder nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Broder and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Broder that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the preceding procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Broder nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies Broder that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Broder fails to appoint a successor depositary;

(2)	Broder, at its option elects to exchange the Global Notes (in whole but not in part) for definitive notes and delivers a written notice to such effect to the trustee; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Same Day Settlement and Payment

Broder will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Broder will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in the PORTALSM market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Broder expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Broder that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings. No person (other than Broder or any Subsidiary of Broder in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction) will be deemed to be an Affiliate of Broder or any of its Subsidiaries solely by reason of such Investment.

“Asset Acquisition” means: (a) an Investment by Broder or any Restricted Subsidiary of Broder in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of Broder, or shall be merged with or into Broder or any Restricted Subsidiary of Broder, or (b) the acquisition by Broder or any Restricted Subsidiary of Broder of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (other than in the ordinary course of business); provided that the sale, conveyance or other disposition of all or substantially all of the assets of Broder and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Material Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Broder’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $1.0 million;

(2)	a transfer of assets or Equity Interests between or among Broder and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Broder to Broder or to a Restricted Subsidiary of Broder;

(4)	the sale or lease of products, services or accounts receivable or the licensing of intellectual property, in each case in the ordinary course of business, and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the sale or other disposition of cash or Cash Equivalents;

(6)	sales of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (6), notes received in exchange for the transfer of accounts receivable and related assets will be deemed cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Broder entered into as part of a Qualified Receivables Transaction;

(7)	transfers of accounts receivable and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; and

(8)	a Restricted Payment that does not violate the covenant described above under the caption “—Material Covenants—Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee of the corporation duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	80% of the face amount of all accounts receivable owned by Broder and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; plus

(2)	60% of the book value of all inventory owned by Broder and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date;

provided, however, that (a) if Indebtedness is being incurred to finance an acquisition pursuant to which any accounts receivable or inventory will be acquired (whether through the direct acquisition of assets or the acquisition of Capital Stock of a Person), Borrowing Base shall include the applicable percentage of any accounts receivable and inventory to be acquired in connection with such acquisition and (b) any accounts receivable owned by a Receivables Subsidiary, or which Broder or any of its Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the preceding any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 12 months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within 12 months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control Offer” has the meaning assigned to it in the indenture.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss (including any loss on extinguishment or conversion of Indebtedness) plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale (without giving effect to the $1.0 million threshold provided in the definition thereof), to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for income taxes determined in accordance with GAAP of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash items (excluding any such non-cash item to the extent that it represents an accrual of or reserve for cash items in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash items were deducted in computing such Consolidated Net Income; plus

(5)	any reasonable expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the indenture or related to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income; plus

(6)	the amount of any restructuring charges (including without limitation retention, severance, facility closure costs and benefit charges) relating to the Transactions and any other acquisitions completed after the date of the indenture, in each case that were deducted in such period in computing Consolidated Net Income; minus

(7)	non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue in the ordinary course of business and (ii) reversals of prior accruals or reserves for cash items previously excluded from Consolidated Cash Flow pursuant to clause (4) of this definition;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded, except to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles will be excluded;

(4)	any non-cash goodwill or other intangible asset impairment charges incurred subsequent to the date of the indenture resulting from the application of SFAS No. 142 will be excluded;

(5)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(6)	any non-recurring costs and expenses incurred in connection with the Transactions shall be excluded;

(7)	any non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded; and

(8)	inventory purchasing accounting adjustments made as a result of the Transactions and any other acquisition transactions shall be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Broder who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of September 22, 2003 by and among Broder and the Lenders as defined therein and UBS AG, Stanford Branch, as Administrative Agent, providing for up to $175.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (including increasing the amount loaned thereunder provided that such additional Indebtedness is incurred in accordance with the covenant described under “Incurrence of Indebtedness and Issuance of Preferred Stock”).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders (including sales of debt securities to institutional lenders) providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Current Agreements” means:

(1)	the Shareholders Agreement dated May 3, 2000, among Broder, the Bain Capital Entities and the stockholders whose names appear on the signature pages thereto;

(2)	the Amended and Restated Advisory Agreement, dated as of September 22, 2003, between Broder and Bain Capital;

(3)	the Registration Rights Agreement, dated as of September 22, 2003, among Broder, the Guarantors and the Initial Purchasers;

(4)	the two Promissory Notes dated as of May 3, 2000 and the Promissory Note dated as of November 15, 2001, executed by Mr. Tyra in favor of Broder and any security documents related thereto; and

(5)	the Promissory Note dated as of November 15, 2001, executed by Mr. Morof in favor of Broder and any security documents related thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by Broder or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate setting forth such valuation and the basis therefore; provided that noncash consideration received in connection with an Asset Sale may be designated as Designated Noncash Consideration only to the extent that the aggregate fair market value of such noncash consideration plus the fair market value of all noncash consideration that, since the date of the indenture, has been designated as Designated Noncash Consideration (such fair market value being measured at the time of such designation) and has not been converted into cash or Cash Equivalents pursuant to a sale or otherwise, does not exceed the greater of $10.0 million and 2.5% of Total Assets.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Broder to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Broder may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Material Covenants—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Broder and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Broder that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Broder.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Qualified Capital Stock of Broder.

“Exchange Offer” has the meaning set forth for such term in the registration rights agreement.

“Exchange Notes” means the notes issued in the Exchange Offer pursuant to the registration rights agreement.

“Existing Indebtedness” means Indebtedness existing on the date of the indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Broder (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that (i) the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock or (ii) any Qualified Holdco Indebtedness is incurred, repaid, repurchased, redeemed, defeased or otherwise discharged, in any case subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the

“Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act and, in addition, including any Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of (i) such Person and its Restricted Subsidiaries for such period and (ii) the issuer or borrower of any Qualified Holdco Indebtedness to the extent attributable to such Qualified Holdco Indebtedness, in each case whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates (but excluding the amortization or write-off of deferred financing fees in connection with the Transactions); plus

(2)	the consolidated interest of (i) such Person and its Restricted Subsidiaries that was capitalized during such period and (ii) the issuer or borrower of any Qualified Holdco Indebtedness that was capitalized during such period to the extent attributable to such Qualified Holdco Indebtedness; plus

(3)	any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Broder (other than Disqualified Stock) or to Broder or a Restricted Subsidiary of Broder, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1)	ASHI, Inc., a Delaware corporation;

(2)	TSM Acquisition Co., a Delaware corporation; and

(3)	any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage or hedge interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to manage, protect or hedge such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding current or noncurrent accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property (excluding trade payables) or services due more than six months after such property is acquired or such services are completed; or

(6)	representing the net amount owing under any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Initial Public Offering” means the first underwritten public offering of Qualified Capital Stock by Broder or by any direct or indirect parent of Broder, in either case pursuant to a registration statement (other than a registration statement on Form S-4 or S-8) filed with the Commission in accordance with the Securities Act for aggregate net cash proceeds of at least $25.0 million.

“Initial Purchasers” means UBS Securities LLC and Banc One Capital Markets, Inc.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Broder or any Subsidiary of Broder sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Broder such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Broder, Broder will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Broder’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Material Covenants—Restricted Payments.” The acquisition by Broder or any Subsidiary of Broder of a Person that holds an Investment in a third Person will be deemed to be an Investment by Broder or such Subsidiary in such third Person that were acquired in contemplation of the acquisition by Broder or any of its Subsidiaries in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Material Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Liquidated Damages” means all Liquidated Damages then owing pursuant to the registration rights agreement.

“Material Subsidiary” means any Domestic Subsidiary (other than a Receivables Subsidiary) that at any time has Total Assets of $500,000 or more.

“Net Income” means, with respect to any specified Person, the net income or loss, as applicable, of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends or accretion, less the amount of any payments made pursuant to clause (13) of the second paragraph of the covenant entitled “Restricted Payments” to enable the issuer or borrower of any Qualified Holdco Indebtedness to make a payment of interest thereon, but excluding, however:

(1)

any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (without giving effect to the $1.0 million threshold provided for in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted

Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any gain or loss classified as extraordinary, unusual or nonrecurring (including without limitation severance, relocation and other restructuring costs), together with any related provision for taxes on such items.

“Net Proceeds” means the aggregate cash proceeds received by Broder or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration, including without limitation Designated Noncash Consideration, received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under a Credit Facility) secured by a Lien on the asset or assets that were the subject of such Asset Sale and the amounts of any reserve for adjustment in respect of the sale price of such asset or assets or liabilities associated with such asset or assets, in each case established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Broder nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Broder or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Broder or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business that derives a majority of its revenues from the distribution or sale of imprintable sportswear and accessories and activities that are reasonably similar, ancillary or related to, or a reasonable extension or expansion of, the businesses in which Broder and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1)	any Investment in (i) Broder or in a Restricted Subsidiary of Broder that is a Guarantor and (ii) in one or more Foreign Subsidiaries of Broder in an aggregate amount not to exceed $10.0 million;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Broder or any Restricted Subsidiary of Broder in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Broder and, with respect to a Domestic Subsidiary, a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Broder or a Restricted Subsidiary of Broder that is a Guarantor or a Foreign Subsidiary of Broder;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	Investments made solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Broder;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors, suppliers or customers that were incurred in the ordinary course of business of Broder or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor, supplier or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Broder or the Restricted Subsidiary of Broder in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	Investments existing on the date of the indenture;

(11)	Guarantees otherwise permitted by the terms of the indenture;

(12)	the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other Person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Broder or a Restricted Subsidiary of Broder in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Transaction; provided, that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other Person is required to repay from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Broder entered into as part of a Qualified Receivables Transaction;

(13)	other Investments in any Person other than an Affiliate of Broder having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding not to exceed $10.0 million; provided, however, that if an Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Broder at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (13).

“Permitted Liens” means:

(1)	Liens on assets of Broder or any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Credit Facilities that was incurred pursuant to clause (1), (13) or (15) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto;

(2)	Liens in favor of Broder or any of its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Broder or any Subsidiary of Broder; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Broder or the Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Broder or any Subsidiary of Broder; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(13)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course or business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contacts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(14)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(15)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Broder or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of Broder and its Restricted Subsidiaries;

(17)	Liens on assets of Broder or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction;

(18)	Liens arising from filing Uniform Commercial Code financing statement regarding leases;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(20)	Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the Indenture; and

(21)	Liens incurred in the ordinary course of business of Broder or any Subsidiary of Broder with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Broder or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Broder or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	(a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the notes, the Permitted Refinancing Indebtedness has a Stated Maturity at least 91 days later than the Stated Maturity of the notes;

(3)	such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(5)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred either by Broder or by any Guarantor, such Permitted Refinancing Indebtedness is incurred by Broder or any Guarantor and, if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was incurred by a Restricted Subsidiary that is not a Guarantor, such Permitted Refinancing Indebtedness is incurred by such Restricted Subsidiary.

“Permitted Tax Distributions” means the payment of any distributions to permit direct or indirect beneficial owners of shares of Capital Stock of Broder to pay federal, state or local income tax liabilities arising from income to Broder and attributable to them solely as a result of Broder’s and any intermediate entity through which the holder owns such shares being a limited liability company, partnership or similar entity for federal income tax purposes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Bain Capital Investors, LLC and any of its Affiliates.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs and related adjustments that occurred during the four-quarter reference period or after the end of the four-quarter reference period and on or prior to the transaction date that were (i) directly attributable to an Asset Acquisition or Asset Sale and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (ii) implemented by Broder or the business that was the subject of any such Asset Acquisition or Asset Sale within six months of the date of the Asset Acquisition or Asset Sale and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (i) and (ii), all such reductions in costs and related adjustments had been effected as of the beginning of such period.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Holdco Indebtedness” means any Indebtedness incurred by any direct or indirect parent of Broder to finance some or all of its acquisition of assets of another Person (whether through the direct acquisition of such assets or the acquisition of Capital Stock of any Person owning such assets) that is designated by the chief financial officer of Broder as Qualified Holdco Indebtedness for purposes of the indenture; provided that (i) such assets are used or useful in a Permitted Business and are contributed within five Business Days of the acquisition thereof to Broder or a Wholly Owned Restricted Subsidiary of Broder and (ii) at the time such Indebtedness is designated as Qualified Holdco Indebtedness, Broder could have incurred such Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or as Permitted Debt.

“Qualified Holdco Proceeds” means the portion of the purchase price of any property or assets that are contributed to Broder by a direct or indirect parent of Broder or Principal that was paid by such parent or Principal in cash other than the proceeds of Qualified Holdco Indebtedness; provided that such assets are used or useful in a Permitted Business and are contributed within ten Business Days of the acquisition thereof to Broder.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Broder or any of its Restricted Subsidiaries pursuant to which Broder or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Broder or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Broder or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of Broder which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of Broder (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Broder or any Restricted Subsidiary of Broder (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Broder or any Restricted Subsidiary of Broder in any way other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Broder or any Restricted Subsidiary of Broder (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Broder nor any Restricted Subsidiary of Broder has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Broder or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Broder, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Broder nor any Restricted Subsidiary of Broder has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of Broder will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors of Broder giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Purchase Agreement” means the stock purchase agreement by and among Broder Bros., Co. and the Stockholders and Option Holders of Alpha Shirt Holdings, Inc., as such terms are defined therein, and FNL Management Corp., dated as of July 12, 2003.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of Broder’s obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Subsidiaries as would be shown on the consolidated balance sheet of such Person in accordance with GAAP.

“Transactions” means the transactions contemplated by the Stock Purchase Agreement and the related financing transactions, including those under the Credit Agreement and the indenture, in each case as in effect on the date of the indenture.

“Unrestricted Subsidiary” means any Subsidiary of Broder that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “—Material Covenants—Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with

Broder or any Restricted Subsidiary of Broder unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Broder or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Broder;

(3)	is a Person with respect to which neither Broder nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Broder or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Broder as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Material Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Broder as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Broder will be in default of such covenant. The Board of Directors of Broder may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Broder of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Material Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person and one or more Wholly-Owned Restricted Subsidiaries of such Person.

MATERIAL UNITED STATES INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax considerations relating to the exchange offer and ownership and disposition of the notes. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated or proposed under the Code, judicial authority and current administrative rulings and practice. All of these authorities may change without notice, possibly on a retroactive basis. This discussion deals only with holders that purchased the outstanding notes upon their original issuance pursuant to the offering memorandum dated September 17, 2003 at the notes’ initial offering price and that will hold the notes as capital assets within the meaning of Section 1221 of the Code. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; tax-exempt organizations; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding notes for others; or persons that will hold notes as a position in a hedging transaction, straddle or conversion transaction for tax purposes. This discussion does not address the tax consequences of any conversion of currency into or out of the United States dollar as such a conversion relates to the purchase, ownership or disposition of the notes. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following discussion. There can be no assurance that the IRS will agree with such statements and conclusions.

PROSPECTIVE INVESTORS IN THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

United States Holders

A United States holder is the beneficial owner of a note that, for United States federal income tax purposes, is:

›	an individual citizen or resident of the United States;

›	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia;

›	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

›	a trust, if one or more United States persons (as defined in Section 7701 (a) (30) of the Code) have the authority to control all substantial decisions of the trust and a court within the United States is able to exercise primary supervision over the administration of the trust, or that has otherwise validly elected to be treated as a United States person.

A non-United States holder is a beneficial owner of a note who is not a United States holder. If a partnership holds notes, the tax treatment of a partner will generally depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

Payment of Interest

Stated interest on a note generally will be includible in the income of a United States holder as ordinary income at the time such interest is received or accrued, in accordance with the holder’s method of accounting for United States federal income tax purposes.

Sale, Exchange or Redemption of Notes

Upon the sale, exchange or redemption of a note, a United States holder generally will recognize capital gain or loss equal to the difference between:

›	the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest not already included in taxable income, which is taxable as ordinary income; and

›	such holder’s adjusted tax basis in the note.

A United States holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder. Such capital gain or loss will be long-term if the United States holder’s holding period is more than 12 months and will be short-term if the holding period is 12 months or less. Currently, long-term capital gains recognized by individuals are generally taxed at a maximum federal tax rate of 15%, and short-term capital gains are generally taxed at a maximum federal tax rate of 35%.

In satisfaction of your registration rights we are offering to exchange exchange notes for the notes. Because the exchange notes should not be deemed a “substantial modification” of the notes, a United States holder’s exchange of notes for exchange notes will not constitute a taxable disposition of the notes for United States federal income tax purposes. As a result, a United States holder will not recognize taxable income, gain or loss on such exchange, such holder’s holding period for the exchange notes will generally include the holding period of the notes so exchanged, and such holder’s adjusted tax basis in the exchange notes will generally be the same as such holder’s adjusted tax basis in the notes so exchanged.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain non-corporate United States holders with respect to payments of principal and interest on a note, and to payments of the proceeds of the sale of a note. The receipt of such payments may be subject to “backup withholding” at a 28% rate under certain circumstances. Backup withholding generally applies only if the holder:

›	fails to furnish his or her Social Security or other taxpayer identification number within a reasonable time after the request for it;

›	furnishes an incorrect taxpayer identification number;

›	is notified by the IRS that he or she has failed to report properly interest, dividends or original issue discount; or

›	fails, under specified circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is the correct number and that he or she is not subject to backup withholding.

Any amounts withheld under the backup withholding rules from a payment to a United States holder will generally be allowed as a credit against such holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

Payment of Interest

Generally, interest income of a non-United States holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or any lower rate that may be prescribed by an income tax treaty between the United States and the holder’s country of residence. However, interest paid on a note to a non-United States holder will qualify for the portfolio interest exemption and, therefore, will not be subject to United States federal income tax or withholding tax if such interest income is not effectively connected with a United States trade or business of the non-United States holder and the non-United States holder:

›	does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote;

›	is not a controlled foreign corporation related to us, actually or constructively through stock ownership, under section 864(d)(4) of the Code;

›	is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

›	either (i): provides to us or our agent an appropriate Form W-8BEN or a suitable substitute form signed under penalties of perjury that includes its name and address and certifies as to the holder’s non-United States status, and we do not have actual knowledge or reason to know that the holder is a United States person; or (ii) we do not have actual knowledge or reason to know that the holder is a United States person and we receive (A) a withholding certificate from an intermediary payee (such as a withholding foreign partnership, qualified intermediary or U.S. branch of a non-United States bank or of a non-United States insurance company), and such intermediary obtains appropriate certification with respect to the holder’s non-United States status and, if required, provides a copy of such certification to us or (B) if the payee is a securities clearing organization, bank or other financial institution that holds securities for its customers in the ordinary course, a statement signed under penalties of perjury that the institution has received a withholding certificate from the beneficial owner (or that it has received a similar statement from another financial institution), listing the name and address of the beneficial owner and attaching a copy of the beneficial owner’s withholding certificate.

A non-United States holder that does not qualify for the portfolio interest exemption may nevertheless be entitled to an exemption from, or reduction on the rate of, the United States withholding tax on the interest if such holder:

›	resides in a jurisdiction which has a favorable income tax treaty with the United States, satisfies the conditions for the application of such treaty; and

›	provides to us or our agent the appropriate Form W-8BEN or a suitable substitute form.

Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest if the interest is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the non-United States holder delivers an appropriate and properly executed Form W-8ECI to us or our agent.

Sale, Exchange or Redemption of Notes

A non-United States holder of a note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the note, other than gain attributable to accrued interest, unless:

›	the gain is effectively connected with a United States trade or business of the non-United States holder;

›	in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition; or

›	the holder is subject to tax pursuant to the provisions of the tax code applicable to certain United States expatriates.

The amount of gain realized upon the sale, exchange, or redemption of a note may include amounts attributable to accrued interest. Gain attributable to accrued interest will be taxable, if at all, as described above under “—Non-United States Holders—Payment of Interest.”

Information Reporting and Backup Withholding

In general, payments of principal or interest made by us and other payors to a non-United States holder will not be subject to backup withholding and information reporting, provided that the non-United States holder certifies its non-United States holder status under penalties of perjury or otherwise establishes an exemption. In general, payment of the proceeds from the sale of notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. However, a holder will not be subject to backup withholding and information reporting on such a sale provided that:

›	the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

›	an appropriate Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is a non-United States person; or

›	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with Treasury regulations; or

›	the holder otherwise establishes an exemption.

If a holder fails to establish an exemption, and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by the holder unless the payor has actual knowledge that the holder is a United States person. We and other payors are required to report payments of interest on the notes on IRS Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

›	the proceeds are transferred to an account maintained by the holder in the United States;

›	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or

›	the sale has some other specified connection with the United States as provided in Treasury regulations, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

In addition, payments of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

›	a United States person;

›	a controlled foreign corporation for United States tax purposes;

›	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or a foreign partnership, if at any time during its tax year:

›	one or more of its partners are United States persons, who in the aggregate hold more than 50% of the income or capital interest in the partnership; or

›	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

Recently enacted Treasury regulations contain a number of other provisions affecting United States withholding taxes and reporting requirements including special rules for payments made to nonqualified intermediaries, flow-through entities and United States branches. Prospective investors should consult their tax advisors regarding the effect of these regulations.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes of a series beneficially owned by you at the time of your death, provided that (1) you do not own 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury regulations) and (2) interest on that note would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Liquidated Damages; Redemption At Premium; Repurchase At Premium

The treatment of interest described above with respect to the notes is based, in part, upon our determination that, as of the date of the issuance of the notes, the possibility that (1) liquidated damages will be paid, (2) we will redeem the notes at a premium, or (3) we will be required to offer to repurchase the notes at a premium upon a change of control is remote. Although not free from doubt, if liquidated damages are in fact paid, we redeem the notes at a premium or we repurchase the notes at a premium, we believe that such liquidated damages or premium payments will be taxable to a holder as ordinary income, at the time such income accrues or is received, in accordance with such holder’s regular method of tax accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion described above with respect to the notes may be different.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received by it in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal.

Prior to the exchange offer, there has not been any public market for the outstanding notes. The outstanding notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for exchange notes by holders who are entitled to participate in this exchange offer. The holders of outstanding notes, other than any holder that is our affiliate within the meaning of Rule 405 under the Securities Act, who are not eligible to participate in the exchange offer are entitled to certain registration rights, and we may be required to file a shelf registration statement with respect to the outstanding notes. The exchange notes will constitute a new issue of securities with no established trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statements. Accordingly, no assurance can be given that an active public or other market will develop for the exchange notes or as to the liquidity of the trading market for the exchange notes. If a trading market does not develop or is not maintained, holders of the exchange notes may experience difficulty in reselling the exchange notes or may be unable to sell them at all. If a market for the exchange notes develops, any such market may be discontinued at any time.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the guarantees and other legal matters, including the tax-free nature of the exchange, will be passed upon on our behalf by Kirkland & Ellis LLP, a limited liability partnership that includes professional corporations, Chicago, Illinois. Partners of Kirkland & Ellis LLP are partners in Randolph Street Partners, which owns, as of the date hereof, 80,306 shares of Broder’s Class A common stock, 166,335 shares of Broder’s Class B common stock, 7,982 shares of Broder’s Class L common stock, Series 1, 7,717 shares of Class L common stock, Series 2, 16,132 shares of Class L common stock, Series 3, 15,596 shares of Class L common stock, Series 4 and warrants to purchase 887 shares of Class L common stock, Series 1. Certain matters under Michigan law will be passed upon by Maddin, Hauser, Wartell, Roth & Heller P.C., Southfield, Michigan.

EXPERTS

The consolidated financial statements of Broder Bros., Co. as of December 27, 2003 and December 28, 2002 and for each of the three years in the period ended December 27, 2003, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Alpha Shirt Holdings, Inc., at December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 (Reg. No. 333-110029) with respect to the securities being offered hereby. This prospectus does not contain all of the information contained in the registration statement, including the exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities being offered hereby. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. As described below, the registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

Following the exchange offer, we will be required to file periodic reports and other information with the SEC under the Exchange Act. However, as we do not have a class of equity securities registered under the Exchange Act, we are exempt from some of the Exchange Act reporting requirements. The reporting requirements that will not apply to us include the proxy solicitations rules of Section 14 of the Exchange Act and the short-swing insider profit disclosure rules of Section 16 of the Exchange Act.

The indenture provides that we will, whether or not we have a class of securities registered under the Exchange Act, provide the trustees and the holders of the notes (i) all annual and quarterly financial information that would be required to be filed on a Form 10-K and 10-Q (or any successor forms) as if we were required to file such forms and, with respect to the annual financial information, a report thereon by our certified independent accountants and (ii) all information that would be required to be contained in current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. Provision of this information is subject to certain qualifications. See “Description of Notes—Material Covenants—Reports” for more information. We will also furnish such other reports as we may determine or as the law requires.

BRODER BROS., CO. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND AUDIT REPORT

For the Years Ended December 27, 2003,

December 28, 2002 and December 29, 2001

ALPHA SHIRT HOLDINGS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2002, 2001 and 2000

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors

Broder Bros., Co.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows present fairly, in all material respects, the financial position of Broder Bros., Co. and its subsidiaries at December 27, 2003 and December 28, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 27, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for impairments of long-lived assets effective December 29, 2002 and its method of accounting for goodwill and other intangible assets effective December 30, 2001. As discussed in Note 15 to the consolidated financial statements, the Company changed its method of accounting for costs associated with exit or disposal activities effective December 29, 2002.

Bloomfield Hills, Michigan

March 19, 2004

BRODER BROS., CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 27, 2003 and December 28, 2002

	2003	2002
	(dollars in thousands, except share amounts)
ASSETS
Current assets
Cash	$3,175	$2,623
Accounts receivable, net of allowance for doubtful accounts of $2,820 and $900, respectively	67,508	32,455
Finished goods inventory	131,585	92,317
Prepaid and other current assets	5,375	2,713
Deferred income taxes	10,374	2,200

Total current assets	218,017	132,308
Fixed assets, net	16,339	10,587
Goodwill	137,969	8,790
Other intangibles	85,174	2,431
Deferred financing fees, net	17,363	1,891
Deferred income taxes	3,519	1,027
Other assets	501	262

Total assets	$478,882	$157,296

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current portion of long-term debt and capital lease obligations	$1,424	$968
Accounts payable	80,235	71,923
Accrued expenses	10,755	3,278
Accrued interest	6,085	1,020

Total current liabilities	98,499	77,189
Long-term debt and capital lease obligations, net of current portion	261,943	86,561
Deferred income taxes	41,162	—
Other long-term liabilities	11,670	6,441

Total liabilities	413,274	170,191

Redeemable securities
Class A and L, Series 1 and 2 common stock, net of employee note receivable	718	31

Commitments and contingencies

Shareholders’ equity (deficit)
Class L, Series 1 common stock; par value $0.01 per share; 2,000,000 shares authorized; 958,182 issued and outstanding (aggregate liquidation preference of $24,545 as of December 27, 2003)	10	10
Class L, Series 2 common stock; par value $0.01 per share; 2,000,000 shares authorized; 926,362 issued and outstanding (aggregate liquidation preference of $16,381 as of December 27, 2003)	9	—
Class L, Series 3 common stock; par value $0.01 per share; 4,000,000 shares authorized; 2,452,012 issued and outstanding (aggregate liquidation preference of $60,533 as of December 27, 2003)	25	—
Warrants—Class L, Series 3	1,292	—
Class L, Series 4 common stock; par value $0.01 per share; 4,000,000 shares authorized; 2,370,584 issued and outstanding (aggregate liquidation preference of $40,218 as of December 27, 2003)	24	—
Class A, common stock; par value $0.01 per share; 15,000,000 shares authorized; 9,640,373 issued and outstanding	96	96
Class B, common stock; par value $0.01 per share; 35,000,000 shares authorized; 25,282,963 issued and outstanding	253	—
Additional paid-in capital	107,840	19,346
Employee note receivable	(414)	(397)
Accumulated other comprehensive income	(244)	(436)
Accumulated deficit	(44,001)	(31,545)

Total shareholders’ equity (deficit)	64,890	(12,926)

Total liabilities and shareholders’ equity (deficit)	$478,882	$157,296

The accompanying notes are an integral part of the consolidated financial statements.

BRODER BROS., CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 27, 2003, December 28, 2002 and December 29, 2001

	2003	2002	2001
	(dollars in thousands)
Net sales	$487,785	$429,694	$409,139
Cost of sales	411,123	363,472	349,341

Gross profit	76,662	66,222	59,798
Warehousing, selling and administrative	73,619	56,406	46,881
Restructuring and asset impairment charges	9,073	—	—

Total operating expenses	82,692	56,406	46,881

Income (loss) from operations	(6,030)	9,816	12,917

Other (income) expense
Interest	15,569	9,416	9,516
Change in fair value of interest rate swaps and periodic net swap settlements	(1,253)	1,478	1,023
Amortization of FAS 133 transition adjustment	288	536	785
Loss on debt conversion	1,859	—	—
Gain on selling shareholder debt retirement	(1,591)	—	—
Other	(282)	(301)	(74)

Total other expense	14,590	11,129	11,250

Income (loss) before income taxes	(20,620)	(1,313)	1,667
Income tax (benefit) provision	(8,164)	87	384

Net income (loss)	$(12,456)	$(1,400)	$1,283

The accompanying notes are an integral part of the consolidated financial statements.

BRODER BROS., CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

For the Years Ended December 27, 2003, December 28, 2002 and December 29, 2001

(dollars in thousands, except for share amounts)

	Common stock
	Shares (A)	Amount	Shares (L-1)	Amount	Shares (L-2)	Amount	Shares (L-3)	Amount	Shares (L-4)	Amount	Shares (B)	Amount
Balance, December 30, 2000	9,274,514	$93	921,818	$9	—	$—	—	$—	—	$—	—	$—
Cumulative effect adjustment, adoption of FAS 133, net of taxes of $672	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of FAS 133 transition adjustment net of taxes of $267	—	—	—	—	—	—	—	—	—	—	—	—
Interest on employee note receivable	—	—	—	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—

Balance, December 29, 2001	9,274,514	93	921,818	9	—	—	—	—	—	—	—	—
Sale of manufacturing division	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of FAS 133 transition adjustment net of taxes of $184	—	—	—	—	—	—	—	—	—	—	—	—
Interest on employee note receivable	—	—	—	—	—	—	—	—	—	—	—	—
Acquisition of redeemable common stock by investors	365,859	3	36,364	1	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance, December 28, 2002	9,640,373	96	958,182	10	—	—	—	—	—	—	—	—
Amortization of FAS 133 transition adjustment net of taxes of $96	—	—	—	—	—	—	—	—	—	—	—	—
Interest on employee note receivable	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of new Class L Series 2 Common Stock	—	—	—	—	926,362	9	—	—	—	—	—	—
Issuance of new Class L Series 3 Common Stock	—	—	—	—	—	—	2,452,012	25	—	—	—	—
Issuance of new Class L Series 4 Common Stock	—	—	—	—	—	—	—	—	2,370,584	24	—	—
Issuance of new Class B Common Stock	—	—	—	—	—	—	—	—	—	—	25,282,963	253
Net loss	—	—	—	—	—	—	—	—	—	—	—	—

Balance, December 27, 2003	9,640,373	$96	958,182	$10	926,362	$9	2,452,012	$25	2,370,584	$24	25,282,963	$253

	Warrants	Additional paid-in capital	Employee note receivable	Accumulated other comprehensive income	Accumulated deficit	Total	Comprehensive Income (loss)
Balance, December 30, 2000	$—	$18,705	$(375)	$—	$(31,285)	$(12,853)	$1,924

Cumulative effect adjustment, adoption of FAS 133, net of taxes of $672	—	—	—	(1,306)	—	(1,306)	$(1,306)
Amortization of FAS 133 transition adjustment net of taxes of $267	—	—	—	518	—	518	518
Interest on employee note receivable	—	—	(11)	—	—	(11)	—
	—	—	—	—	—	—	—
Net income	—	—	—	—	1,283	1,283	1,283

Balance, December 29, 2001	—	18,705	(386)	(788)	(30,002)	(12,369)	$495

Sale of manufacturing division	—	—	—	—	(143)	(143)	$(143)
Amortization of FAS 133 transition adjustment net of taxes of $184	—	—	—	352	—	352	352
Interest on employee note receivable	—	—	(11)	—	—	(11)	—
Acquisition of redeemable common stock by investors	—	641	—	—	—	645	—
Net loss	—	—	—	—	(1,400)	(1,400)	(1,400)

Balance, December 28, 2002	—	19,346	(397)	(436)	(31,545)	(12,926)	$(1,191)
Amortization of FAS 133 transition adjustment net of taxes of $96	—	—	—	192	—	192	$192
Interest on employee note receivable	—	—	(17)	—	—	(17)	—
Equity value accreted on Class A and L, Series 1 and 2 redeemable common stock	—	(55)	—	—	—	(55)	—
Issuance of new Class L Series 2 Common Stock	—	14,454	—	—	—	14,463	—
Issuance of new Class L Series 3 Common Stock	—	38,437	—	—	—	38,462	—
Issuance of Class L, Series 3 Warrants	1,292	(1,292)	—	—	—	—	—
Issuance of new Class L Series 4 Common Stock	—	32,307	—	—	—	32,331	—
Issuance of new Class B Common Stock	—	4,643	—	—	—	4,896	—
Net loss	—	—	—	—	(12,456)	(12,456)	(13,239)

Balance, December 27, 2003	$1,292	$107,840	$(414)	$(244)	$(44,001)	$64,890	$(13,047)

The accompanying notes are an integral part of the consolidated financial statements.

BRODER BROS., CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 27, 2003, December 28, 2002 and December 29, 2001

	2003	2002	2001
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$(12,456)	$(1,400)	$1,283
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	4,657	3,678	2,153
Amortization	6,460	4,569	1,186
Deferred taxes	(7,759)	(268)	(150)
Amortization of FAS 133 transition adjustment	192	352	518
Change in fair value of interest rate swaps	(1,253)	1,478	1,023
Payable-in-kind interest expense	679	1,395	1,262
Loss on debt conversion, net	268	—	—
Asset impairment charges	948	—	—
Changes in operating accounts, net of assets acquired
Accounts receivable	5,745	(1,506)	9,548
Inventory	16,201	(6,590)	44,532
Prepaid and other	(756)	638	383
Deferred taxes	(8,174)	—	—
Accounts payable	(24,981)	(873)	(20,933)
Accrued liabilities and other	16,313	(1,610)	(3,675)

Net cash provided by (used in) operating activities	(3,916)	(137)	37,130

Cash flows from investing activities
Acquisition of fixed assets	(2,021)	(4,269)	(3,523)
Acquisition of Alpha Shirt Co.	(247,789)	—	—
Acquisition of T-Shirts & More	(2,598)	—	—
Sale of Full Line manufacturing	—	6,401	—
Sale of fixed assets	—	—	60
Acquisition of Gulf Coast, net of cash acquired	—	—	(5,782)
Acquisition of Full Line, net of cash acquired	—	—	(21,777)

Net cash provided by (used in) investing activities	(252,408)	2,132	(31,022)

Cash flows from financing activities
Borrowings on revolving credit agreement	435,600	157,900	185,410
Repayments on revolving credit agreement	(416,900)	(163,500)	(187,610)
Payments of principal on senior subordinated debt	(4,429)	—	—
Issuance of common stock	75,689	—	—
Borrowings under debenture	175,000	—	—
Payment of financing fees	(17,372)	—	—
Payments of principal on capital lease obligations	(1,369)	(924)	(944)
Debt amendment/issuance costs	—	—	(967)
Change in book overdraft	10,657	3,050	379

Net cash provided by (used in) financing activities	256,876	(3,474)	(3,732)

Net increase (decrease) in cash	552	(1,479)	2,376
Cash at beginning of year	2,623	4,102	1,726

Cash at end of year	$3,175	$2,623	$4,102

Supplemental disclosure of cash flow information
Interest paid	$9,676	$6,613	$9,057

Taxes paid	$505	$254	$2,332

Assets acquired as a result of capital lease obligations	$1,767	$703	$134

The accompanying notes are an integral part of the consolidated financial statements.

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1.    Organization and Nature of Business

Broder Bros., Co. and subsidiaries (the “Company”) is a national wholesale distributor of imprintable sportswear and related products which include undecorated or “blank” T-shirts, sweatshirts, polo shirts, fleece, caps, bags and other imprintable accessories that are decorated primarily for advertising and promotional purposes. Products are sold to screen printers, embroiderers and advertising specialty companies through sixteen distribution centers strategically located throughout the United States. These customers decorate the Company’s products with corporate logos, brands and other promotional images, then sell the imprinted sportswear and accessories to a highly diversified range of end-customers, including Fortune 1000 companies, sporting venues, concert promoters, athletic leagues, educational institutions and travel resorts.

In August 2001, the Company acquired 100% of the common stock of Full Line Distributors, Inc. (“Full Line”). In December 2001, the Company acquired Gulf Coast Sportswear (“Gulf Coast”) through an asset purchase agreement. In June 2003, the Company completed the purchase of T-Shirts & More, Inc. (“TSM”) through an asset purchase agreement, and in September 2003, the Company acquired all of the outstanding capital stock of Alpha Shirt Holdings, Inc. (“Alpha”), pursuant to a stock purchase agreement entered into in July 2003. Immediately after consummation of the acquisition, Alpha and its subsidiaries were merged with and into Broder Bros., Co., except for ASHI, Inc., which became a direct, wholly owned non-operating subsidiary of the Company.

The Company operates on a 52/53-week year basis with the year ending on the last Saturday of December. The years ended December 27, 2003, December 28, 2002 and December 29, 2001 each consisted of 52 weeks. Fiscal periods are identified according to the calendar period that they most accurately represent. For example, the year ended December 27, 2003 is referred to herein as “fiscal 2003,” “fiscal year 2003” or “fiscal year ended December 31, 2003.”

2.    Summary of Significant Accounting Policies

Cash

The Company considers all highly-liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

Accounts receivable

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments, which is included in bad debt expense. The Company determines the adequacy of this allowance by regularly reviewing its accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions.

Inventory

As of December 27, 2003, inventory is stated at the lower of cost or market using the first-in, first-out method. Inventory consists of finished goods held for sale. The Company’s reported inventory cost consists of the cost of product, net of vendor incentives related to unsold inventory, and certain costs incurred to bring inventory to its existing condition or location, including freight-in, purchasing, receiving, inspection and other material handling costs. The Company maintains an allowance for potential losses on the disposal of its discontinued and slow moving inventory. The Company recorded a $1.9 million write down during the fourth quarter of fiscal 2003 resulting from the Company’s expansion of its 2004 product offering which increased total SKU’s offered by approximately 50% and required the displacement of discontinued product to physically accommodate the expanded offering.

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Prior to fiscal year 2003, the Company’s inventory cost excluded the costs of purchasing, receiving, inspecting and handling inventory (which were recorded as warehousing, selling and administrative expenses) and also excluded the capitalization of vendor incentives related to unsold inventory. The Company has determined this historical method of costing inventory was not in accordance with generally accepted accounting principles. The impact of this erroneous accounting on the prior fiscal years for 2002 and 2001 was not material, and the accumulated pre-tax impact of $175,000 was recorded as a charge to 2003 cost of sales at the beginning of 2003. In addition, the Company has previously issued unaudited interim financial information for the six months ended June 28, 2003 and the nine months ended September 27, 2003, which also included the aforementioned erroneous accounting, which resulted in a $104,000 net overstatement of pre-tax earnings for the nine months ended September 27, 2003. These changes to the previously issued unaudited interim financial statements will be corrected when they are included as comparative amounts to interim financial statements in future periods.

For consistency purposes, the classification of costs related to purchasing, receiving, inspection and handling for the fiscal years 2001 and 2002 have been reclassified from Warehousing, selling and administrative expense to Cost of sales. Such amounts were approximately $6.7 million, $4.8 million, $4.0 million and $3.2 million for fiscal years 2002, 2001, 2000 and 1999, respectively.

Fixed assets

Fixed assets are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method based upon estimated useful lives. Improvements are capitalized and depreciated over the estimated useful life of the asset. Repair and maintenance costs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost of the property and the related accumulated depreciation are removed from the accounts, and any resulting gains or losses are reflected as a component of operating income.

Long-lived asset impairments

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment of Disposal of Long-Lived Assets” (SFAS No. 144). As a result, the carrying values of long-lived assets are evaluated whenever changes in circumstances indicate the carrying amounts of such assets may not be recoverable. In performing such reviews for recoverability, the Company compares the expected cash flows to the carrying values of long-lived assets. If the expected future cash flows are less than the carrying amounts of such assets, the Company recognizes an impairment loss for the difference between the carrying amount and its estimated fair value. Fair value is estimated using expected discounted future cash flows.

Revenue recognition

Revenue is recognized when title and risk of loss is transferred to the customer, which for the majority of the Company’s customers who have FOB shipping points terms, is upon shipment of the product to the customer. Revenue includes selling price of the product and all shipping and handling costs paid by the customer. Under certain circumstances, customers may submit a claim for damaged or shorted shipments. Based on historical experience, the Company establishes a reserve for potential returns at the time of sale. Revenue is further reduced at the time of sale for estimated customer-related incentives. These incentives primarily consist of volume and growth rebates.

Internal use software costs

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software. These costs are being amortized over a period of three years. The Company capitalized approximately $0.7 million and $2.2 million of purchased or developed computer software for the years ended December 31, 2003 and 2002, respectively. In connection with the Alpha acquisition in September 2003, the Company acquired

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

internal use software with a fair value of approximately $0.7 million. The unamortized computer software costs were approximately $2.9 million and $3.1 million at December 31, 2003 and 2002, respectively. The amounts charged to depreciation expense for the amortization of software costs were approximately $1.7 million, $1.3 million and $0.7 million in fiscal 2003, 2002 and 2001, respectively.

Catalog costs

Catalog costs, consisting primarily of the Company’s annual production for its catalogs, printing, and postage costs, are capitalized and amortized over the expected life of the catalog, not to exceed twelve months for the subsequent year. At December 31, 2003 and 2002, approximately $3.8 million and $1.3 million of prepaid catalog costs were reported as other current assets, respectively. Total catalog expense, net of expected vendor co-op advertising allowances earned and reimbursements by customers for catalogs purchased, was approximately $2.2 million, $0.5 million and $0.8 million in fiscal 2003, 2002 and 2001, respectively. The Company periodically advertises through means other than its catalog and expenses these costs as incurred. Other advertising expense was approximately $0.5 million, $0.2 million and $0.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Goodwill and other intangibles

Effective December 31, 2001, the Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” (“SFAS No. 142”). As a result, the Company ceased the amortization of goodwill and performed a goodwill impairment evaluation upon adoption as of each fiscal year end using discounted expected future cash flows. The Company will continue to perform impairment evaluations for goodwill and indefinite-lived intangible assets at least annually, or upon a triggering event, using discounted expected future cash flows in accordance with SFAS No. 142. Had the Company applied SFAS No. 142 in fiscal 2001, the impact on net income would have been an increase in net income of approximately $0.3 million.

The gross carrying amounts and accumulated amortization for the Company’s goodwill and intangible assets at December 31, 2003 and 2002 are summarized below:

		December 31, 2003		December 31, 2002
	Amortizable Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
Goodwill	N/A	$138,513	$(544)	$9,334	$(544)
Trademarks / Trade names—Indefinite life	N/A	35,600	—	—	—
Trademark/Trade names—Defined life	5 years	4,500	(240)	—	—
Customer Relationships	2 to 8 years	53,100	(8,719)	5,500	(3,500)
Other	3 to 5 years	1,297	(364)	664	(233)

		$233,010	$(9,867)	$15,498	$(4,277)

Changes to goodwill from December 31, 2002 through December 31, 2003 were the result of a reduction of approximately $0.3 million of deferred tax estimates related to the acquisition of Full Line Distributors, Inc. (“Full Line”) (see Note 4) and additions of approximately $2.4 million and $127.1 million related to the acquisitions of TSM and Alpha, respectively. Substantially all goodwill is currently not deductible for income tax purposes.

The Company had approximately $4.3 million and $0 of net trademark and trade name intangible assets with defined lives as of December 31, 2003 and 2002, respectively. These assets were the result of the Alpha

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

acquisition in September 2003 and are being amortized on a straight-line basis over a five year period. Amortization expense was approximately $0.2 million for the year ended December 31, 2003.

The Company had approximately $44.4 million and $2.0 million of net customer relationship intangible assets at December 31, 2003 and December 31, 2002, respectively. Customer relationship intangibles are being amortized over the estimated useful lives on a basis proportionate to the discounted expected future cash flows underlying the initial valuation of the intangible. The gross carrying value of the customer relationship intangible assets were $53.1 million at December 31, 2003 and $5.5 million at December 31, 2002.

In addition, the Company had other intangible assets of approximately $0.9 million and $0.4 million at December 31, 2003 and 2002, respectively. These intangible assets consist primarily of supply agreement intangible assets resulting from the Full Line and Alpha acquisitions and are being amortized on a straight-line basis over the average life of the asset. The gross carrying value of other intangibles were approximately $1.3 million and $0.7 million at December 31, 2003 and 2002, respectively.

Amortization expense for intangibles assets other than goodwill approximated $5.7 million, $3.7 million and $0 for the years and ended December 31, 2003, 2002 and 2001, respectively. Estimated amortization expense for the next five fiscal years beginning December 31, 2003 is expected to be approximately $12.5 million, $10.1 million, $8.3 million, $6.6 million and $5.1 million, respectively.

Derivative accounting

Effective December 31, 2000, the Company accounts for derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”) as amended by SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Under SFAS No. 133, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying and designated by management as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. The Company has elected not to apply hedge accounting to its outstanding interest rate swaps, as described in Note 5.

Stock options

The Company accounts for stock-based compensation using the intrinsic value method described in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” and in accordance with APB No. 25, compensation cost for stock options is recognized in income based on the excess, if any, of the fair market value of the stock at the date of grant over the amount an employee must pay to acquire the stock. The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS No. 123.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net income (loss) if we had applied the fair value recognition provisions of SFAS No. 123.

	Year Ended
	December 31, 2003	December 31, 2002	December 31, 2001
	(in thousands)
Net income (loss), as reported	$(12,456)	$(1,400)	$1,283
Pro Forma SFAS No. 123 expense	(20)	(16)	(12)

Pro Forma net income (loss)	$(12,476)	$(1,416)	$1,271

Financial instruments disclosure

Cash, accounts receivable net, accounts payable and accrued expenses approximate fair value because of the short maturity of those instruments. The fair value of the Company’s long-term debt is estimated to approximate carrying value based on the variable nature of the interest rates and current market rates available to the Company. Included in the accounts payable balance at December 31, 2003 and 2002 were outstanding checks of approximately $30.8 million and $14.3 million, respectively.

Co-op marketing and advertising allowances

The Company records co-op marketing and advertising allowances received from vendors as a reduction of directly corresponding costs incurred within warehousing, selling and administrative expenses. Such amounts netted against warehousing, selling and administrative expenses were approximately $3.1 million, $2.9 million and $1.9 million for fiscal 2003, 2002 and 2001, respectively.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities reported in its consolidated financial statements and accompanying notes. These assumptions also affect the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

New accounting pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for how an issuer classifies and measures three classes of freestanding financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and generally is effective at the beginning of the first interim period beginning after June 15, 2003, excluding mandatorily redeemable non-controlling interests associated with finite-lived subsidiaries, for which the accounting provisions of this Statement have been deferred indefinitely pursuant to FASB Staff Position 150-3. The Company has determined that it currently has no instruments within the scope of this Statement.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies accounting for derivative

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company has not entered into any derivative instruments or hedging activities since June 30, 2003; accordingly, SFAS No. 149 did not have a material effect on the Company’s financial condition, results of operations or cash flows.

In January 2003, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure” (“SFAS No. 148”). This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of this Statement were required to be adopted for fiscal years ending after December 15, 2002. The Company adopted the disclosure provisions of this Statement and continued to account for stock-based employee compensation using the provisions of APB No. 25, “Accounting for Stock Issued to Employees.” Had compensation costs for the Company’s option program been determined under SFAS No. 123, based on the fair value at grant date, the Company’s pro forma net income would have approximated actual net income. See “stock options” included elsewhere in this Note 2.

In December 2003, the FASB issued a revision to Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”) which was first issued in January 2003 and requires the consolidation of variable interest entities, as defined. FIN 46 is applicable to variable interest entities created after January 31, 2003. Variable interest entities created prior to February 1, 2003 must be consolidated effective December 31, 2003. Disclosures are required currently if the Company expects to consolidate any variable interest entities. The Company has not yet determined the effect FIN 46 will have on its financial condition, results of operations or cash flows.

Reclassifications

Certain amounts reported in the prior-year financial statements and notes thereto have been reclassified to conform with 2003 classifications.

3.    Shareholders’ Equity

On September 22, 2003, the Company issued new equity to Bain Capital and related investors with proceeds aggregating $76.0 million, less related fees and expenses of approximately $0.3 million. The $76.0 million of new equity was comprised of:

•	25,282,963 shares of Class B common stock with a par value of $0.01 per share. These shares are non-voting, but are otherwise identical to the existing shares of Class A common stock.

•	2,452,012 shares of Class L, Series 3 common stock with a par value of $0.01 per share. These shares are non-voting and have a liquidation preference over the Class A and B common stock. The liquidation preference per share is calculated as $23.90 plus an amount accumulating from the date of issuance at a rate of 12.5% per annum, and compounding quarterly, on the outstanding accumulated preference. In addition, the Class L, Series 3 shareholders were also issued warrants for the purchase of 272,445 shares of Class L, Series 3 common stock at an exercise price of $15.75 per share. The Class L, Series 3 warrants expire on September 22, 2013 and were valued at approximately $1.3 million in the accompanying financial statements.

•

2,370,584 shares of Class L, Series 4 common stock with a par value of $0.01 per share. These shares are non-voting and have a liquidation preference over the Class A and B common stock. The liquidation

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

preference per share is calculated at $16.32 plus an amount accumulating from the date of issuance at a rate of 15.0% per annum, and compounding quarterly, on the outstanding accumulated preference.

Effective May 3, 2000 the Company entered into an agreement and plan of merger (the “Merger Agreement”) with BB Merger Corp., a transitory Delaware merger corporation formed by Bain Capital, Inc., resulting in a recapitalization of the company and ensuing change in ownership (the “Recapitalization”). Pursuant to the Merger Agreements, on May 3, 2000, BB Merger Corp. was merged into the Company, with the Company being the surviving corporation. In connection with the Recapitalization, the former shareholders of the Company converted a significant portion of their prior Class A and Class B common stock into a right to receive specified payments, while simultaneously, certain equity investors, affiliates of Bain Capital, Inc. and executives of the Company acquired an approximate 86% economic equity stake in the Company. The remaining 14% was owned by former shareholders of the Company.

In connection with the Recapitalization, the Company entered into a non-contingent deferred compensation agreement with an officer of the Company for $1.0 million payable in seven years. The deferred benefit is accelerated in the event of a sale of the Company, or in the event of death or permanent disability of the recipient. Interest is accrued on a monthly basis at the short term applicable federal rate and is compounded annually. This interest amount is charged to operations as a transaction cost and is included in other long-term liabilities at December 31, 2003 and 2002.

4.    Acquisitions

In accordance with SFAS No. 141 “Business Combinations,” the purchase price paid in each acquisition has been allocated to the assets acquired and liabilities assumed. In June 2003, the Company acquired substantially all of the assets of TSM, a regional sportswear distributor with one location in Louisville, Kentucky, and in September 2003, the Company acquired all of the outstanding capital stock of Alpha, a national sportswear and accessories distributor with five locations located throughout the United States. The primary benefit inherent in the TSM acquisition was in the form of operating synergies expected to result from the elimination of duplicative infrastructure, job functions, and selling, general and administrative costs. Accordingly, the excess purchase price paid for TSM over the fair value of tangible assets acquired and liabilities assumed was allocated to goodwill. The acquisition of Alpha brings the Company greater scale, broader product offering, extended national presence and differentiated customer selling support. The purchase price allocation for the acquisition of Alpha was performed with the assistance of an independent appraisal firm to determine valuations of certain tangible and identifiable intangible assets. The Alpha purchase price allocation is preliminary with respect to certain assets and accrued liabilities.

The following table represents the preliminary allocation of the purchase price to assets acquired and liabilities assumed for the acquisitions of TSM and Alpha:

	TSM	Alpha
	(in thousands)
Accounts receivable	$768	$49,313
Inventory	1,961	53,508
Other assets	138	4,592
Fixed assets	48	7,611
Customer relationships	—	47,600
Trademarks and trade names	—	40,100
Other intangible assets	—	733
Goodwill	2,442	127,080
Accounts payable and other liabilities	(2,759)	(42,136)
Long-term debt	—	(150)
Deferred taxes, net	—	(40,462)

Purchase Price	$2,598	$247,789

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The unaudited pro forma financial information presented below gives effect to the TSM and Alpha acquisitions as if they occurred as of the beginning of fiscal 2002. The information presented below is for illustrative purposes only and is not indicative of results which would have been achieved or may be achieved in the future.

	Year Ended
	December 31, 2003	December 31, 2002[1]
	(in thousands)
Net Sales	$798,601	$858,886
Gross Profit[1]	135,013	149,632
Income from Operations	5,826	26,639
Net Income (Loss)	(12,942)	(353)

[1]	Pro forma financial information for Alpha in fiscal 2002 also gives pro forma effect to the May 31, 2002 acquisition of Kay’s Enterprises by Alpha as if it had occurred on January 1, 2002.

In December of 2001, the Company completed the purchase of Gulf Coast through an asset purchase agreement for a total purchase price of approximately $5.8 million including an amount paid for the immediate retirement of Gulf Coast outstanding indebtedness of $3.2 million and net of cash acquired of approximately $0.6 million. Gulf Coast was a sportswear distributor with four locations in the United States. In connection with the acquisition, the Company recorded liabilities of $1.2 million and $0.6 million related to the closure of five Gulf Coast warehouses and the involuntary termination of certain employees, respectively. Closure costs principally relate to lease obligations expiring between 2003 and 2005. The Company also recorded a liability of $0.4 million related to a guaranteed eight year consulting agreement with the former owner of Gulf Coast. The acquisition was accounted for by the purchase method of accounting resulting in goodwill of approximately $4.7 million. In fiscal 2002, the purchase accounting was finalized, resulting in a reduction of liabilities of $0.5 million. The Company also recorded a customer based intangible asset comprised of non-contractual customer relationships of $4.0 million resulting in goodwill being adjusted to approximately $0.2 million. The customer relationship intangible asset is being amortized over its estimated life of two years and is recognized as amortization expense.

In August of 2001, the Company completed the purchase of Full Line, a regional sportswear distributor with six locations, for a total purchase price of approximately $21.8 million, representing the acquisition of all capital stock of Full Line for $14.0 million (net of cash acquired of approximately $0.4 million), and the payment of Full Line outstanding indebtedness of approximately $7.8 million. In connection with the acquisition, the Company recorded liabilities of $0.3 million related to the closure of one warehouse and approximately $0.3 million related to the involuntary termination of certain employees. Closure costs principally related to the lease obligation extending through March 2003. The acquisition was accounted for by the purchase method of accounting resulting in a preliminary estimate of goodwill of approximately $1.6 million. In fiscal 2002, the purchase accounting was finalized and the Company recorded a customer based intangible asset comprised of non-contractual customer relationships of $1.5 million and increased liabilities by approximately $0.3 million, resulting in goodwill being adjusted to approximately $0.3 million. The customer relationship intangible asset’s estimated life was one year and was fully amortized in fiscal 2002. The following table summarizes the fiscal 2002 and 2003 activity related to the purchase accounting reserves established at the time of the acquisitions:

	December 31, 2001 Balance	Fiscal 2002 Deductions (1)	December 31, 2002 Balance	Fiscal 2003 Deductions (1)	December 31, 2003 Balance
	(in thousands)
Gulf Coast	$2,200	$(1,763)	$437	$(81)	$356
Full Line	600	(600)	—	—	—

(1)    Deductions primarily represent cash utilized

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Full Line consisted of a distribution and a manufacturing business. At the time of acquisition, the Company committed to a plan to sell the manufacturing business. The net assets of the manufacturing business were included in the 2001 consolidated balance sheet as held for sale at their estimated proceeds, net of costs of disposition. During the period from August 14, 2001 (the date Full Line was acquired) through December 29, 2001 the sportswear manufacturing business generated sales of approximately $3.2 million, gross margin of approximately $1.1 million and operating losses of approximately $0.3 million. The losses and allocated interest expense of approximately $0.2 million were capitalized as a component of net assets held for sale and were included in the acquisition of Full Line in the 2001 statement of cash flows.

In January of 2002, the Company sold substantially all assets of its Full Line sportswear manufacturing business for cash of $6.4 million, the approximate net book value of these assets. In connection with the transaction, the Company entered into an exclusive supply agreement expiring January 9, 2004. The Company holds options to extend the agreement for three subsequent one year periods. Under the initial agreement, the Company has committed to purchase a minimum of $6.0 million of product per year, which increases by $1.0 million for each option year the Company elects to extend the exclusive agreement. The Company exercised the exclusivity option for 2004, resulting in a fiscal 2004 purchase commitment of $7.0 million. Any shortfall in committed purchases for a given year may be carried forward or backward one year, subject to certain limits. If after carryforward or backward, actual purchases still fall short of committed levels, a penalty of 7.5% of the shortfall will be incurred.

The following table represents the final allocation of the purchase price to assets acquired and liabilities assumed for the Gulf Coast and Full Line acquisitions.

	Gulf Coast	Full Line
	(in thousands)
Accounts receivable	$2,857	$6,023
Inventories	6,263	16,769
Other assets, including fixed assets	506	3,791
Assets held for sale	—	6,502
Customer relationship intangibles	4,000	1,500
Goodwill	231	342
Accounts payable and other liabilities	(8,076)	(13,150)

Total	$5,781	$21,777

The results of operations for each acquisition have been included in the consolidated financial statements since the date of acquisition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Long-Term Debt and Capital Lease Obligations

Long-term debt and capital lease obligations consisted of the following:

	December 31, 2003	December 31, 2002
	(in thousands)
Revolving credit facility	$85,900	$67,200
Senior subordinated notes	—	12,667
Subordinated debt—selling shareholder	—	5,778
Senior notes	175,000	—
Kay’s seller note	150	—
Capital lease obligations	2,317	1,884

	263,367	87,529
Less: current portion	1,424	968

Total long-term debt and capital lease obligations, excluding current portion	$261,943	$86,561

Revolving Credit Facility

In connection with the Alpha acquisition, the Company retired its existing revolving credit facility and entered into a new revolving credit facility. The new revolving credit facility is available until September 2008 and provides for aggregate borrowings of up to $175.0 million, subject to borrowing base limitations. The new revolving credit facility is secured by first priority pledges of all the equity interests owned by the Company in its domestic subsidiaries and 66% of all equity interests in any future foreign subsidiaries. The new revolving credit facility is also secured by first priority interests in, and mortgages on, substantially all tangible and intangible assets of the Company and each of its direct and indirect domestic subsidiaries. Availability under the new revolving credit facility is based on a borrowing base calculated using advance rates applied to eligible accounts receivable and eligible inventory. The revolving credit facility contains both affirmative and negative covenants which, among other things, may require the Company to meet certain financial tests (including a minimum interest coverage ratio and minimum levels of EBITDA, as defined in the credit facility), and places limits upon capital expenditures, disposals of assets, mergers and acquisitions, further indebtedness, transactions with affiliates and other customary restrictions. The occurrence of certain of these events may accelerate required repayment. As of December 31, 2003, the Company was in compliance with all covenants.

The revolver agreement provides for interest based upon a fixed spread above the bank’s prime lending rate, or other rate options which are periodically fixed at a spread over the bank’s LIBOR lending rate. In addition, an unused credit facility fee ranging from 0.375% to 0.5% is charged quarterly on the average daily unused portion of the facility. The unused credit facility fees amounted to approximately $0.1 million for the period from September 22, 2003 through December 31, 2003. The effective interest rate at December 31, 2003 was 5.7% and the 2003 weighted average interest rate on the new revolving credit facility was 5.2%. As of December 31, 2003, outstanding borrowings on the revolving credit facility were $85.9 million, which left $37.7 million of available borrowing base capacity. The effective interest rate at December 31, 2002 was 5.1%

Deferred financing fees related to the revolving credit facility of $7.1 million are being amortized on a straight-line basis over the life of the facility.

The revolving credit facility also contains a provision for up to $25.0 million of letters of credit, subject to borrowing base availability and total amounts outstanding under the revolving credit agreement of $175.0 million. As of December 31, 2003, the Company had approximately $6.1 million of outstanding letters of credit related to commitments for the purchase of inventory.

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Subordinated Notes

On June 27, 2003, the Company completed the conversion of all outstanding Senior Subordinated Notes (approximately $13.2 million carrying value at time of conversion) into 966,791 shares of Class L, Series 2 (“Class L-2”) and recognized a loss of approximately $1.9 million reflecting the difference between the carrying value of the notes and the estimated fair value of the Class L-2 shares. The Class L–2 shares are non-voting and provide for a liquidation preference over Class A shares with respect to any distribution by the Company to holders of its capital stock equal to the conversion value of the shares plus an amount that accrues at an annual rate of 15% compounded on a quarterly basis. Class L-2 shares have a par value $0.01 per share and are identical to Class A common shares in all other respects.

Subordinated Debt—Selling Shareholder

On September 22, 2003, in connection with the Alpha acquisition, the Company repaid all of the outstanding subordinated debt—selling shareholder (approximately $6.1 million carrying value at time of repayment) for $4.5 million, recognizing a gain of approximately $1.6 million.

Senior Notes

On September 22, 2003, in connection with the Alpha acquisition, the Company completed a private offering of $175.0 million 11 1/4% Senior Notes due October 15, 2010. The proceeds of the private offering were used to finance the Alpha acquisition, repay existing indebtedness of the Company and Alpha, and to pay related fees and expenses. The Senior Notes are guaranteed on a senior unsecured basis by all existing and future material domestic subsidiaries, and pay interest semi-annually in arrears on April 15 and October 15 of each year. The indenture governing the Senior Notes contains customary affirmative and negative covenants which, among other things, limit the Company’s ability to incur additional indebtedness, pay dividends, merge or consolidate, or otherwise sell or dispose of substantially all of the Company’s assets. The occurrence of certain of these events may accelerate required repayment of the notes.

Interest rate swaps

As a condition of its Revolving Credit Facility, the Company was required to enter into interest rate protection agreements (“swaps”). The Company does not use derivatives for speculative purposes.

The Company had outstanding interest rate swap agreements with a commercial bank as follows:

	Notional Amounts
	December 31, 2003	December 31, 2002
	(in thousands)
Maturity—May 2005	$20,000	20,000
Maturity—October 2008	10,000	10,000

	$30,000	$30,000

The Company is exposed to credit loss in the event of nonperformance by the counter party. The Company does not anticipate nonperformance to be likely.

The fair value of the Company’s interest rate protection agreements approximated $(2.0) million at December 31, 2000. Upon adoption of SFAS No. 133 on December 31, 2000, the Company reduced other

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

comprehensive income by this amount, less the tax effect, as a result of the transition. Immediately following adoption, the Company elected to not apply hedge accounting for these swap agreements. The fair value of these interest rate swaps decreased to approximately $(3.2) million and $(4.5) million at December 31, 2003 and December 31, 2002, respectively. These decreases in value during fiscal 2003, 2002 and 2001 have been recognized in earnings. In addition, approximately $0.2 million, $0.4 million and $0.5 million, net of tax, of the initial transition adjustment was reclassified to earnings during the years ended December 31, 2003, 2002 and 2001, respectively. The Company expects to reclassify approximately $0.1 million, net of tax, during the next 12 months. The swaps were classified as long-term debt at December 31, 2003 and 2002 based on the expected timing of the cash flows related to the swaps.

Redeemable Securities

Certain key executives of the Company hold common shares that may be put to the Company at their then fair market value if the executive terminates for any reason other than for cause or without good reason. As of December 31, 2003 and 2002, the recorded value of the redeemable securities of $1.4 million and $0.8 million, respectively, are net of the related executive note receivables outstanding of approximately $0.7 million. As of December 31, 2002 the common shares were carried at their fair market value as of the original grant date, as redemption was considered to be uncertain for the majority of executives holding shares in the Company. Effective September 22, 2003, one executive experienced a triggering event which may result in the exercise of the put feature of the related common shares. As a result, the common shares owned by that executive were re-valued as of September 27, 2003 and the related accretion was recorded resulting in an adjustment to additional paid-in capital of $55,000 during the year ended December 31, 2003. Redemption is considered to be uncertain for all other executives as of December 31, 2003 and 2002 based on the fact that a triggering event has not occurred leading to an executive’s termination for any other reason than for cause or without good reason.

These shares, net of the related note receivable, have been recorded as mezzanine debt on the consolidated balance sheet at each of the following dates:

	Number of Shares	Common Stock at Par Value	Additional Paid-in Capital
	(in thousands, except share amounts)
December 31, 2003
Class A	670,738	$6.7	$124
Class L, Series 1	41,818	0.4	658
Class L, Series 2	40,429	0.4	636
December 31, 2002
Class A	670,738	$6.7	$124
Class L, Series 1	41,818	0.4	658

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.    Fixed Assets

Property and equipment (and the estimated useful lives of the related assets) consisted of the following:

	December 31, 2003	December 31, 2002
	(in thousands)
Leasehold improvements (10 years)	$3,113	$1,174
Machinery and equipment (5–7 years)	13,021	8,260
Furniture and fixtures (7 years)	5,901	3,006
Computers and software (3–5 years)	20,730	9,071
Vehicles (5 years)	71	—
Construction in process	—	293

	42,836	21,804
Less: accumulated depreciation	26,497	11,217

Fixed assets, net	$16,339	$10,587

Depreciation expense was approximately $4.7 million, $3.7 million and $2.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

7.    Leases

Capital leases

As of December 31, 2003, capital lease obligations included in long-term debt are as follows:

(in thousands)
Payable in:
2004	$1,393
2005	790
2006	254
2007	30

Total minimum capital lease payments	2,467
Less—imputed interest	150

Present value of net minimum capital lease payments	$2,317

The net book value of property and equipment recorded under capital leases as of December 31, 2003 and 2002 was approximately $1.8 million and $1.7 million, respectively, representing certain equipment and software. Accumulated depreciation of the property and equipment recorded under capital leases was approximately $0.7 million and $2.5 million as of December 31, 2003 and 2002, respectively. Interest expense on the outstanding obligations under the capital leases was approximately $0.2 million, $0.2 million and $0.3 million in fiscal 2003, 2002 and 2001, respectively.

Operating leases

The Company leases facilities and equipment pursuant to operating leases expiring at various times over the next twelve years. Total rent expense incurred under the leases was approximately $5.0 million, $4.9 million and $3.6 million in fiscal 2003, 2002 and 2001, respectively. The Company has certain operating lease agreements which contain provisions for scheduled rent increases. Rent expense for these agreements is recognized on a straight-line basis over the minimum lease term.

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The future minimum operating lease payments for noncancelable operating leases are as follows:

(in thousands)
Payable in:
2004	$7,647
2005	6,306
2006	5,281
2007	4,645
2008	4,123
Thereafter	15,511

Total future minimum lease payments	$43,513

8.    Related Party Transactions

In May 2000, the Company entered into an Advisory Services Agreement with Bain Capital, Inc. pursuant to the Merger Agreement and Recapitalization of the Company. The Advisory Services Agreement required the Company to pay a quarterly advisory fee of approximately $0.2 million for a ten year period. In an event of a change of control or Initial Public Offering prior to the ten year period, Bain Capital would have received a lump sum payment equivalent to three years of advisory fees. The agreement also required the Company to pay investment banking fees in the amount of 1% of certain prescribed transactions, part of which could have been used to offset the quarterly advisory fee otherwise due. Payments for investment banking services were $0, $0 and approximately $0.3 million in fiscal 2003, 2002 and 2001, respectively, and advisory service payments were approximately $0.6 million in each year.

In connection with the acquisition of Alpha in September 2003, the Advisory Services Agreement was cancelled and replaced by a discretionary, contingency-based agreement, subject to certain limitations set forth therein. Under the amended and restated Advisory Services Agreement, for the first two full fiscal years following the acquisition and related equity investment by Bain Capital, Bain Capital may be paid a management fee for strategic, financial and other advisory services up to an annual maximum of $1.5 million at the discretion of the Company’s board of directors. In the event Bain Capital receives a fee for fiscal 2004, it will also receive a pro rata portion of such fee for the period from the closing of the acquisition through December 31, 2003. For each full fiscal year beginning in fiscal 2006, Bain Capital may be paid a fee up to an annual maximum of $3.0 million at the discretion of the Company’s board of directors. Before any such management fees may be paid, EBITDA, as defined in the amended and restated advisory agreement, after giving effect to payment of the management fee, must be greater than $52.0 million in order for Bain Capital to earn a fee. For purposes of calculating whether the payment of a management fee is permitted in fiscal 2004, EBITDA in fiscal 2004 will be adjusted for certain cost savings set forth in the agreement that are expected to be achieved in the next twelve months, without duplication of such cost savings actually realized through fiscal year 2004, as reviewed and approved by the Company’s board of directors in their reasonable discretion. Except as described in this paragraph, the new Advisory Services Agreement is substantially identical to the prior advisory services agreement. We believe that the terms of such advisory agreement with Bain Capital are no less favorable than those that could have been obtained pursuant to a similar agreement with an unrelated third party.

In connection with the Recapitalization, the Company loaned an officer $1.0 million as a note receivable with interest at the annual short-term federal rate compounded annually. The note is due May 3, 2007. As security, the officer has pledged shares in the Company. $0.7 million of the employee note and related interest are netted against the related redeemable securities that are included as mezzanine debt on the consolidated balance sheets. The remaining $0.3 million and related interest is included in the shareholders’ equity section of the consolidated balance sheets. As disclosed in Note 3, the Company also entered into a non-contingent deferred compensation agreement with the same officer for $1.0 million also payable in 2007.

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

9.    Defined Contribution Plans

The Company is a sponsor of an employee savings 401(k) plan covering substantially all employees who meet predetermined eligibility requirements. Contributions made by the Company are at the discretion of the Board of Directors. For the years ended December 31, 2003 and 2002, such contributions amounted to 50% of the first 6% of compensation deferred by the employee. Contributions to the plan for 2003, 2002 and 2001 were approximately $0.3 million in each year. In addition, Alpha maintains an employee savings 401(k) plan covering substantially all full-time employees who meet predetermined eligibility requirements. The Company makes a matching contribution of the first 2% of each participant’s annual earnings contributed to the plan. The Company’s contributions to the plan from the date of acquisition (September 22, 2003) to December 31, 2003 were $76,000.

10.    Commitments and Contingencies

Self-Insured Health Plan

The Company maintains a self-insured health plan for all of its Broder division employees. The Company has purchased stop loss insurance to supplement the health plan, which will reimburse the Company for individual claims in excess of $0.1 million, $0.1 million and $0.1 million annually or aggregate claims exceeding approximately $2.5 million, $2.9 million and $2.4 million in fiscal 2003, 2002 and 2001, respectively. At December 31, 2003 and 2002, approximately $0.5 million was included in accrued liabilities.

Litigation

The Company is not a party to any pending legal proceedings that management believes would, if adversely determined, individually or in the aggregate, have a material adverse effect on the Company’s financial condition or results of operations.

Employment Agreements

The Company has entered into employment agreements with certain employees, which provide that the employee will not compete in the wholesale distribution of imprintable sportswear and accessories business for a specified period after their respective termination dates. The employment agreements also define employment terms including salary, bonus and benefits to be provided to the respective employees.

Advisory Agreement

In connection with the acquisition of Alpha, the Company entered into a new Advisory Services Agreement with Bain Capital in September 2003. See Note 8.

11.    Stock Option Plan

The Company adopted a Stock Option Plan (the “Plan”) effective with the Recapitalization under which officers, key employees, and non-employee directors or consultants may be granted options to purchase shares of the Company’s authorized but unissued Class A and Class L common stock. The maximum number of shares of the Company’s Class A and Class L common stock available for issuance under the Plan is 1,500,000 and 50,000 shares, respectively. As of December 31, 2003, the maximum number of shares available for future grants under the Plan were 400,000 Class A shares and 50,000 Class L shares. During fiscal 2000, 550,000 shares of Class A common stock options were authorized at an exercise price of $0.1944 per share (the Tranche I options) and an additional 550,000 shares of Class A common stock options were authorized at an exercise price of $3.41 per

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

share (the Tranche II options). During fiscal 2002, 400,000 shares of Class A common stock options were granted at an exercise price of $6.00 per share (Tranche III options). The Tranche III options were cancelled and terminated during fiscal 2002. Options otherwise unallocated from Tranche I and Tranche II will be allocated on a prorata basis to the then current option holders in the event of certain corporate transactions. Options expire no later than ten years from the grant date and vest over four years. Vesting may be accelerated in the event of specified transactions.

	Options Allocated to Key Employees	Unallocated Options	Total # of Shares	Weighted Avg. Price Per Share
Tranche I
Options outstanding at December 31, 2000	446,500	103,500	550,000	$0.1944

Options exercised	(350,000)	—	(350,000)	0.1944
Options granted	—	—	—	0.1944
Options cancelled	—	—	—	0.1944

Options outstanding at December 31, 2001	96,500	103,500	200,000	$0.1944

Options exercised—forfeited	100,000	—	100,000	0.1944
Options granted	150,000	(150,000)	—	0.1944
Options cancelled	(272,500)	272,500	—	0.1944

Options outstanding at December 31, 2002	74,000	226,000	300,000	$0.1944

Options exercised	—	—	—	0.1944
Options granted	171,000	(171,000)	—	0.1944
Options cancelled	(21,000)	21,000	—	0.1944

Options outstanding at December 31, 2003	224,000	76,000	300,000	0.1944

Exercisable at December 31, 2001	24,125	—	24,125	$0.1944
Exercisable at December 31, 2002	36,250	—	36,250	$0.1944
Exercisable at December 31, 2003	82,750	—	82,750	$0.1944

Tranche II
Options outstanding at December 31, 2000	446,500	103,500	550,000	$3.4100

Options exercised	—	—	—	3.4100
Options granted	—	—	—	3.4100
Options cancelled	—	—	—	3.4100

Options outstanding at December 31, 2001	446,500	103,500	550,000	$3.4100

Options exercised	—	—	—	3.4100
Options granted	194,000	(194,000)	—	3.4100
Options cancelled	(294,500)	294,500	—	3.4100

Options outstanding at December 31, 2002	346,000	204,000	550,000	$3.4100

Options exercised	—	—	—	3.4100
Options granted	149,000	(149,000)	—	3.4100
Options cancelled	(21,000)	21,000	—	3.4100

Options outstanding at December 31, 2003	474,000	76,000	550,000	3.4100

Exercisable at December 31, 2001	111,625	—	111,625	$3.4100
Exercisable at December 31, 2002	161,250	—	161,250	$3.4100
Exercisable at December 31, 2003	270,250	—	270,250	$3.4100

Tranche III
Options outstanding at December 31, 2001	—	—	—	—
Options granted	400,000	—	400,000	$6.0000
Options cancelled	(400,000)	—	(400,000)	6.0000

Options outstanding at December 31, 2002	—	—	—	—

A summary of options outstanding as of December 31, 2003 is as follows:

	Range of Exercise Prices	Number of Options Outstanding	Number of Options Exercisable	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
Tranche I	$0.1944	300,000	82,750	$0.1944	7.8 yrs.
Tranche II	3.4100	550,000	270,250	3.4100	7.0 yrs.

The Company applies APB Opinion No. 25 “Accounting for Stock Issued to Employees” in accounting for its employee stock options. Accordingly, no compensation expense has been recognized in the Company’s

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

financial statements because the exercise price of the Company’s employee stock options is equal to or greater than the market price of the Company’s common stock on the date of grant. Had compensation costs for the Company’s option program been determined under SFAS No. 123, based on the fair value at grant date, the Company’s pro forma net income would have approximated actual net income. The fair value of each option was estimated on the grant date using the Black-Scholes option pricing model with no assumed dividends, 50% assumed volatility, a weighted average risk free interest rate of 5%, 5% and 6.67% for fiscal 2003, 2002 and 2001 options, respectively, and expected lives of five years.

12.    Income Taxes

The federal and state income tax provision is summarized as follows:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(in thousands)
Current
Federal	$(505)	$(148)	$469
State	100	503	65

	(405)	355	534

Deferred
Federal	(6,133)	(295)	(98)
State	(1,626)	27	(52)

	(7,759)	(268)	(150)

Total income tax (benefit) expense	$(8,164)	$87	$384

Total income tax expense differed from the amount computed by applying the U.S. federal income tax rate of 34% to earnings before income tax expense as a result of the following:

	Year Ended December 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(in thousands)
Computed expected tax at 34% rate	$(7,011)	$(515)	$567
Differential of tax basis on assets sold	—	(375)	—
State and local taxes, net of federal tax benefit	(1,151)	418	(82)
Consulting agreement	—	(125)	(120)
Tax attributable to assets held for sale	—	—	(116)
Permanent difference, primarily intangible amortization	32	825	(15)
Other	(34)	(141)	150

Income tax (benefit) expense	$(8,164)	$87	$384

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Deferred income tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	December 31, 2003	December 31, 2002
	(in thousands)
Deferred tax assets
Inventory, principally due to costs capitalized for tax purposes in excess of those capitalized for financial reporting purposes and obsolescence reserve	$5,283	$1,250
Reserve for self insurance	59	56
Reserve for bad debts	1,120	336
Deferred compensation	430	301
Deferred rent	219	159
Acquisition costs	500	37
Vacation and bonus	439	131
Unrealized loss on interest rate swaps	1,134	1,650
NOL carryforward	1,350	154
Restructuring costs	3,338	—
Other	126	33

Total deferred tax assets	13,998	4,107

Deferred tax liabilities
Other intangibles related to the acquisition of Alpha	(33,757)	—
Tax depreciation in excess of book depreciation	(1,863)	(858)
Goodwill and amortization	(5,521)	(22)

Total deferred tax liabilities	(41,141)	(880)

Net deferred tax (liability) asset	$(27,143)	$3,227

Total income tax expense differed from the amount computed by applying the U.S. federal income tax rate of 34% to earnings before income tax expense primarily as a result of state and local taxes. The Company had a net operating loss carry forward of approximately $1.4 million at December 31, 2003. These carry forwards expire in 2023 and may be limited should certain changes in the Company’s ownership occur.

13.    Deferred Financing Costs

In May 2000, the Company entered into a five-year $90.0 million revolving credit facility, which was amended and restated to $137.5 million in August 2001. Total fees incurred in connection with the credit facility and the amendment were approximately $3.7 million and were being amortized over the term of the facility.

In September 2003, in connection with the Alpha acquisition, the Company replaced the $137.5 million revolving credit facility with the $175.0 million revolving credit facility (see Note 5). Costs to secure the facility of approximately $7.1 million were included in deferred financing fees and are being amortized over the term of the facility, which expires in September 2008. As a result of the new revolving credit facility, approximately $1.4 million of unamortized deferred financing fees related to the August 2001 credit agreement were expensed.

Also in September 2003, the Company completed a private offering of $175.0 million 11 ¼% Senior Notes due October 2010 (see Note 5). The Company incurred approximately $11.0 million in financing fees in connection with the placement of the Senior Notes and the fees are being amortized on a straight-line bases over the life of the Senior Notes.

Amortization of deferred financing fees charged to interest expense were approximately $2.6 million, $0.8 million and $0.7 million during the fiscal years ended December 31, 2003, 2002 and 2001, respectively.

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.    Segment Information

In accordance with SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” the Company’s principal operating segments are grouped into two business units: the Broder division, and with the September 22, 2003 acquisition of Alpha, the Alpha division. Operating segments are defined as components of the business for which separate information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. While management expects these segments to exhibit similar long-term financial performance because they have similar economic characteristics, the nature of each division’s products is similar, the type of customer is similar and the method used to distribute their products is similar, the Company has determined that it has two operating segments as of December 31, 2003 because a comprehensive integration of the two businesses had not occurred. Until such time as a comprehensive integration of the two businesses has occurred, the Company intends to separately identify and manage certain key elements of each division. The following table presents information used by the Company’s chief operating decision makers in deciding how to allocate resources and in assessing performance. The information for the Broder division represents the full fiscal year 2003, and the information for the Alpha division represents the period from the date of acquisition (September 22, 2003) through December 31, 2003. Prior to September 22, 2003, the Company had only one operating segment.

	Broder	Alpha	Consolidated
	(in thousands)
Statement of Operations Information for Fiscal 2003

Net sales	$370,578	$117,207	$487,785
Cost of sales	317,171	93,952	411,123

Gross profit	53,407	23,255	76,662
Warehousing, selling and administrative	55,391	18,228	73,619
Restructuring and asset impairment charges	9,073	—	9,073

Income (loss) from operations	$(11,057)	$5,027	$(6,030)

Balance Sheet Information as of December 27, 2003

Accounts receivable, net	$29,657	$37,851	$67,508
Inventory	75,923	55,662	131,585
Fixed assets, net	9,276	7,063	16,339
Goodwill and intangible assets	11,138	212,005	223,143
Accounts payable	43,641	36,594	80,235

15.    Restructuring and Asset Impairment

Following the September 2003 acquisition of Alpha, the Company changed its inventory replenishment strategy and began the initiative to consolidate corporate headquarters of the combined Company. As a result, the Company effected a restructuring and asset impairment plan designed to reduce its cost structure by closing two distribution centers, disposing of the related fixed assets and reducing its workforce.

During the fourth quarter of 2003, the Company recorded a $9.1 million restructuring charge in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities,” on the Company’s Broder division which is included in total operating expense for the year ended December 31, 2003. This charge consisted of the fair value of the future lease obligations as of the cease-use date, net of expected sub-lease rentals, severance related payments for distribution center and corporate office staff reductions and fixed asset impairment charges related to the disposal of distribution center fixed assets. The distribution centers were closed during the fourth quarter of 2003. The Company expects to incur a total of approximately $10.6 million in

BRODER BROS., CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

connection with the 2003 restructuring plan, consisting of approximately $7.0 million in distribution center closure costs, $0.9 million in non-cash fixed asset impairment charges and approximately $2.7 million in cash severance and related benefits. The majority of severance payments related to corporate employees are expected to be paid during the third quarter of 2004 due to planned corporate employee termination dates.

The Broder division’s restructuring activity is summarized as follows:

	Balance at December 31, 2002	Restructuring Charge	Cash Payments	Non-Cash Items Expensed Immediately	Other (1)	Balance at December 31, 2003
	(in thousands)
Distribution center closure costs
Lease termination costs	$—	$6,762	$—	$—	$388	$7,150
Severance and related benefits	—	330	(150)	—	—	180
Non-cash asset write-offs	—	948	—	(948)	—	—
Corporate workforce reduction
Severance and related benefits	—	1,033	(115)	—	—	918

	$—	$9,073	$(265)	$(948)	$388	$8,248

(1) Reduction of the deferred rent liability related to the Wadesboro, NC distribution center.

REPORT OF INDEPENDENT AUDITORS

Board of Directors

Alpha Shirt Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Alpha Shirt Holdings, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alpha Shirt Holdings, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

/s/ Ernst & Young LLP

January 22, 2003

ALPHA SHIRT HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
	(dollars in thousands, except par value amounts)
ASSETS
Current assets:
Cash	$778	$2,487
Accounts receivable, net	27,074	30,466
Inventory, net	42,509	37,753
Deferred income taxes	2,639	1,815
Other current assets	8,996	5,127

Total current assets	81,996	77,648
Property, plant and equipment, net	8,662	8,999
Goodwill	47,039	46,323
Intangibles, net	1,200	1,456
Other noncurrent assets	104	108

Total assets	$139,001	$134,534

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,795	$31,680
Accrued expenses	6,970	3,448
Current maturities of long term-debt	7,299	3,548
Other current liabilities	175	87

Total current liabilities	42,239	38,763
Long-term debt—net of current portion	31,226	41,134
Revolving line of credit	160	2,925
Deferred income taxes	5,068	3,099
Other liabilities	1,495	1,691

Total liabilities	80,188	87,612
Shareholders’ equity:
Class A common stock, $1,000 par value: authorized shares 50,000, issued 30,750	30,750	30,750
Class B nonvoting common stock, $1,000 par value: authorized shares 20,000, issued and outstanding, 3,750	3,750	3,750
Additional paid-in capital	2,520	2,520
Accumulated other comprehensive loss	(840)	(935)
Retained earnings	23,649	11,853
Less treasury stock, 925 shares, class A common	(1,016)	(1,016)

Total shareholders’ equity	58,813	46,922

Total liabilities and shareholders’ equity	$139,001	$134,534

See accompanying notes.

ALPHA SHIRT HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Year ended December 31,
	2002	2001	2000
	(dollars in thousands)
Net sales	$409,040	$391,142	$417,136
Costs of goods sold	335,818	326,751	354,030

Gross profit	73,222	64,391	63,106
Warehousing, selling, and administrative	45,778	44,570	43,955
Depreciation	2,828	2,895	2,654
Amortization of intangible assets	380	2,046	2,055

	24,236	14,880	14,442
Interest expense	5,183	6,356	8,790
Other expenses (income)	1	(2)	23

Income before taxes	19,052	8,526	5,629
Income tax expense	7,256	3,091	2,092

Net income	$11,796	$5,435	$3,537

See accompanying notes.

ALPHA SHIRT HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2002	2001	2000
	(dollars in thousands)
Cash flows from operating activities
Net income	$11,796	$5,435	$3,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,208	4,941	4,709
Provision for bad debts	901	1,184	1,351
Loan discount amortization	315	315	315
(Increase) decrease in assets, net of business acquired:
Accounts receivable	3,575	3,873	(3,415)
Inventory	(1,458)	11,347	(148)
Deferred income tax asset	(312)	97	290
Other assets	(3,757)	1,122	(4,528)
Increase (decrease) in liabilities:
Accounts payable	(5,967)	(662)	(3,263)
Accrued expenses	3,437	63	(1,992)
Deferred income tax liabilities	1,969	874	1,164
Other liabilities	(525)	8	19

Net cash provided by (used in) operating activities	13,182	28,597	(1,961)
Cash flows from investing activities
Purchase of property and equipment	(2,369)	(1,695)	(2,866)
Purchase of business, Kay’s Enterprises	(2,985)	—	—

Net cash used in investing activities	(5,354)	(1,695)	(2,866)
Cash flows from financing activities
Debt payments	(6,772)	(3,439)	(2,893)
Borrowings on revolving credit agreement	298,104	283,694	379,233
Repayments on revolving credit agreement	(300,869)	(306,236)	(371,766)

Net cash (used in) provided by financing activities	(9,537)	(25,981)	4,574

Net (decrease) increase in cash	(1,709)	921	(253)
Cash at beginning of year	2,487	1,566	1,819

Cash at end of year	$778	$2,487	$1,566

See accompanying notes.

ALPHA SHIRT HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(dollars in thousands, except for share amounts)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Comprehensive Income	Class A Treasury Stock		Total
	Number of Shares	Dollars	Number of Shares	Dollars					Number of Shares	Dollars
Balance at December 31, 1999	30,750	$30,750	3,750	$3,750	$2,520	$—	$2,881	$—	(300)	$(300)	$39,601
Net income							3,537	3,537			3,537

								3,537

Balance at December 31, 2000	30,750	30,750	3,750	3,750	2,520	—	6,418		(300)	(300)	43,138
Comprehensive income, net of tax
Net income							5,435	5,435	(625)	(716)	4,719
Swap market value						(1,465)		(1,465)			(1,465)
Tax benefit						530		530			530

								4,500

Balance at December 31, 2001	30,750	30,750	3,750	3,750	2,520	(935)	11,853		(925)	(1,016)	46,922
Comprehensive income, net of tax
Net income							11,796	11,796			11,796
Swap market value						113		113			113
Tax benefit						(18)		(18)			(18)

								$11,891

Balance at December 31, 2002	30,750	$30,750	3,750	$3,750	$2,520	$(840)	$23,649		(925)	$(1,016)	$58,813

See accompanying notes.

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002

(dollars in thousands)

1.    Background and Business

Alpha has distribution facilities in Philadelphia, Pennsylvania; Fort Wayne, Indiana; La Mirada, California; St. Petersburg, Florida and Stafford, Texas. The Company distributes imprintable sportswear including tee shirts, golf shirts, fleece, jackets, bags and caps. Alpha distributes to more than 44,000 customers in the screen printing, embroidering, retail, and advertising specialty industries. The Company’s customers are primarily located in the United States. No single customer accounts for more than 1% of sales. Approximately 81% of the Company’s sales are generated from products obtained from 10 suppliers for all years presented.

2.    Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions are eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Accounts Receivable

Allowances for doubtful accounts of $1,608 and $1,871 are recorded as of December 31, 2002 and 2001, respectively, for potential bad debts.

For the years ended December 31, 2002, 2001, and 2000 changes to the allowances for doubtful accounts consisted of the following:

	2002	2001	2000
Balance at beginning of year	$1,871	$1,905	$1,581
Provision for bad debts	901	1,184	1,351
Recoveries credited to allowance	119	113	126
Write-offs	(1,283)	(1,331)	(1,011)
Acquisition adjustment	—	—	(142)

Balance at end of year	$1,608	$1,871	$1,905

Inventories

Inventories, consisting of clothing and apparel, are valued at the lower of cost or market as determined by the first in, first out method. As of December 31, 2002 and 2001, allowances of $897 and $561, respectively, are recorded for obsolete or excess inventories.

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

For the years ended December 31, 2002, 2001, and 2000 changes to the allowances for obsolete or excess inventories consisted of the following:

	2002	2001	2000
Balance at beginning of year	$561	$700	$1,549
Additions charged to expense	923	205	671
Write-offs	(587)	(344)	(1,520)

Balance at end of year	$897	$561	$700

Property, Equipment and Leasehold Improvements

Property and equipment acquired in the acquisitions was recorded at fair value. Property, equipment and leasehold improvements purchased are recorded at cost and all property, plant, and equipment is depreciated on a straight-line basis over the estimated useful life of the respective assets.

At December 31, 2002 and 2001, property and equipment consists of the following:

	Estimated Useful Life	2002	2001
Vehicles	5 years	$71	$61
Furniture and fixtures	8 years	2,864	2,685
Warehouse equipment	8 years	4,970	4,271
Computer equipment	3–5 years	8,929	7,705
Leasehold improvements	Lease term	1,268	898

		18,102	15,620
Less accumulated depreciation		(9,440)	(6,621)

		$8,662	$8,999

Assets under capital leases consisting of telephone equipment with a cost of $191 and accumulated depreciation of $74 are included above.

Intangibles

Goodwill represents the excess of purchase price over the fair value of the net assets of the acquired businesses based on their respective fair values at the date of acquisition. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles (“SFAS 142”) (see Note 4).

Other intangible assets consist primarily of deferred financing costs, which relate to debt issuance costs. Deferred financing costs are amortized over the term of the debt (see Note 4).

Income Taxes

The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company is taxed as a C corporation.

Revenue Recognition

The Company records sales upon the shipment of products to the customer. Revenue includes selling price of the product and all shipping and handling costs paid by the customer. Volume discounts are recorded at the time of the sale. The Company records an allowance for sales returns based upon historical experience.

Advertising and Promotion Costs

Advertising and promotion costs are expensed as incurred. Net advertising expense was $139, $637 and $730 for the years ended December 31, 2002, 2001, and 2000 respectively.

Catalog Costs

Annually, the Company incurs production costs related to the product catalog for the upcoming year. These costs are deferred and expensed ratably over the year the catalog is in use. Catalog expense was $4,189, $4,459, and $3,293 respectively for the years ended December 31, 2002, 2001, and 2000.

Stock Options

The Company accounts for stock options in accordance with Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees, and its related interpretations. Accordingly, no compensation expense is recognized for options granted under the Company’s option plan, which have an exercise price equal to the fair value on the date of the grant. The Company has adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123) (see Note 10).

Segment Information

Based on the nature of the Company’s operations, facilities and management structure the Company considers its business to constitute a single segment for financial reporting purposes.

Reclassification

Certain prior year balances have been reclassified to conform to current year presentation.

Purchasing, Receiving and Inspection Costs

Historically, Alpha has reflected the cost of purchasing, receiving and inspection in the warehousing, selling and administrative line item. For the fiscal years ended December 31, 2000, 2001 and 2002, these costs totaled approximately $1.8 million, $1.8 million and $2.0 million, respectively. Had these costs been included in cost of sales, they would have increased cost of sales for the aforementioned periods by 0.6%, 0.6% and 0.6%, respectively.

Interest Rate Swap Agreements

The Company uses interest rate swap agreements for purposes other than trading. Interest rate swap agreements are used by the Company to modify variable rate obligations to fixed rate obligations, thereby

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

reducing the exposure to market rate fluctuations. The interest rate swap agreements are designated as hedges, and effectiveness is determined by matching the principal balance and terms with that specific obligation. Such an agreement involves the exchange of amounts based on fixed interest rates for amounts based on variable interest rates over the life of the agreement without an exchange of the notional amount upon which payments are based. The differential to be paid or received as interest rates change is accounted for on the accrual method of accounting. In the event that the counterparty fails to perform under the agreements, the Company bears the credit risk that the payments due to the Company may not be collected. Gains and losses on terminations of interest rate swap agreements are deferred and amortized over the remaining term of the original contract life of the terminated swap agreement. In the event of early extinguishment of the obligation, any realized or unrealized gain or loss from the swap would be recognized in income at the time of extinguishment. Fair values for the Company’s interest rate swaps are estimated to be ($1,352,000) and ($1,465,000) at December 31, 2002 and 2001, respectively, based on the termination value of the agreements.

The fair values of the interest rate swaps are recorded in the balance sheets as of December 31, 2002 and 2001 as follows:

	2002	2001
Other current liabilities	$175	$87
Other liabilities	1,177	1,378

Pending Accounting Pronouncements

In June 2001, Statement of Financial Accounting Standards No. 143 “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) was issued. SFAS No. 143 provides new guidance on the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. This standard was effective for the Company as of January 1, 2003. The Company does not expect the adoption of FAS No. 143 to have a material impact on its financial condition or results of operations.

In July 2002, Statement of Financial Accounting Standards No. 146, “Accounting for Costs associated with Exit or Disposal Activities” (“SFAS No. 146”) was issued. This standard addresses the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, and is effective for exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of FAS No. 146 to have a material impact on its financial condition or results of operations.

In January 2003, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation—Transition and Disclosure”. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of this Statement were required to be adopted for fiscal years ending after December 15, 2002. The Company adopted the disclosure provisions of this Statement and continued to account for stock-based employee compensation using the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees”. Had compensation costs for the Company’s option program been determined under SFAS No. 123, based on the fair value at grant date, the Company’s pro forma net income would have approximated actual net income.

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

In November 2002, FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FASB Interpretation No. 45”) was issued. The accounting recognition provisions of FASB Interpretation No. 45 are effective January 1, 2003 on a prospective basis. They require that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. Under prior accounting principles, a guarantee would not have been recognized as a liability until a loss was probable and reasonably estimable. The Company does not expect the adoption of FASB Interpretation No. 45 to have a material impact on its financial condition or results of operations.

In January 2003, FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FASB Interpretation No. 46”), was issued. It clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which the equity investors do not have a controlling financial interest or do not have sufficient equity at risk. FASB Interpretation No. 46 became effective on January 31, 2003 for entities acquired after such date. The effective date for entities acquired on or before January 31, 2003 is July 1, 2003. The Company has not completed its evaluation of FASB Interpretation No. 46 and, therefore, is unable to estimate its impact on the Company’s consolidated financial statements at this time.

3.    Fair Value Disclosures

The Company’s financial instruments include cash, accounts receivable, accounts payable, accrued expenses, long-term debt and obligations under capital leases. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash, accounts receivable and accounts payable:    The carrying amounts reported in the balance sheet approximate fair value.

Long-term debt and obligations under capital leases:    The carrying amount of the Company’s borrowings under its variable rate long-term debt agreements approximate their fair value. The fair value of the Company’s fixed rate long-term debt and obligations under capital leases are estimated using discounted cash flow analyses, based on the estimated current incremental borrowing rate for similar types of borrowing agreements.

The carrying amounts and fair value of the Company’s long-term debt and obligations under capital leases are as follows:

	2002	2001
Carrying Value	$38,685	$47,607
Fair Value	39,092	48,246

4.    Goodwill and Other Intangibles

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles (“SFAS 142”). As a result of adopting SFAS 142, the Company no longer amortizes goodwill. Goodwill must be tested at least annually for impairment, including an initial test that was completed in connection with the adoption of SFAS 142. The test for impairment uses a fair-value based approach, whereby if the implied fair value of a reporting unit’s goodwill is less than its carrying amount, goodwill would be considered impaired. The Company did not incur any impairment charges in connection with the adoption of SFAS 142.

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

The following presents the results of operations as if SFAS 142 had been adopted on January 1, 2000:

	2001	2000
Net income, as reported	$5,436	$3,537
Add back of goodwill amortization, net of tax	1,080	1,088

Adjusted net income	$6,516	$4,625

The change in the goodwill balance from December 31, 2001 to December 31, 2002 was due to the acquisition of Kay’s Enterprises, Inc. on May 31, 2002 (see Note 5).

The Company’s adoption of SFAS 142 had no effect on its other intangible assets. Other intangible assets consist primarily of deferred financing costs. The following represents the other intangible assets:

	2002		2001
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Deferred financing costs	$2,262	$1,206	$2,262	$858
Other intangible assets	222	78	98	46

Total	$2,484	$1,284	$2,360	$904

5.    Acquisition

In May 2002 the Company purchased certain of the assets and liabilities of Kay’s Enterprises, Inc. (Kay’s), a Texas Corporation. The total purchase price was $3.3 million, comprised of $3.0 million in cash and the issuance of a $300 note payable to the former owner of Kay’s. The note bears a 10% interest rate, payable in two annual installments commencing May 31, 2003. The acquisition has been accounted for using the purchase method of accounting and Kay’s results of operations have been included in the consolidated statement of income of the Company since the acquisition date. The fair value of identifiable net tangible assets acquired was approximately $2.4 million. The net assets purchased were as follows:

Accounts receivable	$1,084
Inventory	3,298
Property, plant and equipment	122
Other assets	108

Total assets	4,612

Accounts payable	2,082
Other liabilities	85

Total liabilities	2,167

Net assets purchased	$2,445

The purchase price in excess of net tangible assets acquired of approximately $716 has been allocated to goodwill and is expected to be deductible for income tax purposes. Approximately $124 has been allocated to acquisition costs and is being amortized over the length of a non-compete agreement, which expires December 31, 2004.

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

The following pro forma results of operations for the years ended December 31, 2002, 2001 and 2000 are presented to reflect the acquisition as if it had occurred as of the beginning of the periods presented.

	Year ended December 31,
	2002	2001	2000
Net sales	$418,092	$410,223	$436,816
Net income	11,839	5,364	3,688

6.    Leases

The Company leases its warehouses and certain equipment under various operating leases. At December 31, 2002, annual future minimum lease payments under these operating leases are as follows:

2003	$3,165
2004	1,996
2005	1,183
2006	972
2007	987
Thereafter	3,872

Total minimum lease payments	$12,175

Rent expense for the years ended December 31, 2002, 2001, and 2000 was $2,978, $2,765, and $2,581 respectively. The Company has certain operating lease agreements which contain provisions for scheduled rent increases. Rent expense for these agreements is recognized on a straight-line basis over the minimum lease term.

7.    Debt

Long-term debt consists of the following at December 31, 2002 and 2001:

	2002	2001
Term loan A	$6,250	$8,750
Term loan B	13,300	13,500
Term loan C	1,676	5,600
Revolving line of credit	160	2,925
Senior subordinated notes	16,635	16,320
Promissory note payable (to former shareholder)	310	413
Promissory note payable (to former owner of Kay’s)	300	—
Capital leases	54	99

	38,685	47,607
Less: current portion	(7,299)	(3,548)

	$31,386	$44,059

Effective April 30, 1999, the Company entered into a Credit and Security Agreement with a consortium of lenders. This agreement was amended effective September 17, 1999. At December 31, 2002, this agreement provides for a total credit facility of $81,226. The facility provides for borrowings under term loans in the aggregate principal amount of $21,226 and letters of credit and revolving loans in the aggregate principal amount of $60,000. The amount available under this credit facility as of December 31, 2002 is $55,132.

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

Term loan A requires increasing quarterly payments through April 1, 2005. Term loan A may be a combination of prime rate loans or LIBOR loans at the option of the Company. The portion of term loan A, which is a prime rate loan, bears interest at the greater of the prime rate or one-half of 1% (½%) in excess of the federal funds rate plus the applicable margin. The applicable margin can range from 25 basis points to 125 basis points based upon the ratio of total senior funded indebtedness to earnings before interest, taxes, depreciation and amortization (EBITDA). The portion of term loan A, which is a LIBOR rate loan, bears interest at the LIBOR rate plus the applicable margin. The applicable margin can range from 200 basis points to 300 basis points based upon the ratio of total senior funded indebtedness to EBITDA. Term loan A bears a weighted average interest rate of 3.57% and 4.38% at December 31, 2002 and 2001, respectively.

Term loan B requires quarterly payments through April 1, 2006. Term loan B may be a combination of prime rate loans or LIBOR loans at the option of the Company. The portion of term loan B, which is a prime rate loan, bears interest at the greater of the prime rate or one-half of 1% (½%) in excess of the federal funds rate plus the applicable margin. The applicable margin can range from 75 basis points to 175 basis points based upon the ratio of total senior funded indebtedness to EBITDA. The portion of term loan B, which is a LIBOR rate loan, bears interest at the LIBOR rate plus the applicable margin. The applicable margin can range from 250 basis points to 350 basis points based upon the ratio of total senior funded indebtedness to EBITDA. Term loan B bears a weighted average interest rate of 3.94% and 4.81% at December 31, 2002 and 2001, respectively.

Term loan C requires quarterly payments through April 1, 2006. Term loan C may be a combination of prime rate loans or LIBOR loans at the option of the Company. The portion of term loan C, which is a prime rate loan, bears interest at the greater of the prime rate or one-half of 1% (½%) in excess of the federal funds rate plus the applicable margin. The applicable margin can range from 50 basis points to 150 basis points based upon the ratio of total senior indebtedness to EBITDA. The portion of term loan C, which is a LIBOR rate loan, bears interest at the LIBOR rate plus the applicable margin. The applicable margin can range from 225 basis points to 325 basis points based upon the ratio of total senior indebtedness to EBITDA. Term loan C bears a weighted average interest rate of 3.80% and 4.62% at December 31, 2002 and 2001, respectively.

The Credit and Security Agreement also requires the Company to make a prepayment of the above referenced term loans in the event that the Company’s cash flows exceed a defined amount. The prepayment required is 50% of any Excess Cash Flows as defined in the agreement. Any prepayments are applied to the prepayment of term loan C, then prepayment in full of term loan B, and lastly to the prepayment of term loan A. Therefore, the term loans may be paid in full prior to their scheduled maturities. For the year ended December 31, 2003, the Company anticipates making an excess cash flow payment of $3,948.

The revolving line of credit matures on April 29, 2004. Requests for letters of credit will be issued provided that the aggregate undrawn face amount of all issued and outstanding letters of credit does not exceed $5,000 and the aggregate amount of letters of credit and outstanding debt does not exceed $60,000. On December 31, 2002 the Company had outstanding debt of $160 and issued and outstanding letters of credit in the amount of $4,708. A commitment fee is paid on the unused portion of this revolving line of credit. The commitment fee can vary from 25 basis points to 50 basis points based upon certain performance ratios as defined in the agreement. At the option of the Company, advances under the revolving line of credit may be prime rate loans, LIBOR loans, or a combination of the two. Prime rate revolving loans bear interest at the greater of the prime rate or one-half of 1% (½%) in excess of the federal funds rate plus the applicable margin. The applicable margin can range from 25 basis points to 125 basis points based upon the ratio of total senior funded indebtedness to EBITDA. LIBOR rate revolving loans bear interest at the LIBOR rate plus the applicable margin. The applicable margin can range from

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

200 basis points to 300 basis points based upon the ratio of total senior indebtedness to EBITDA. Advances under the revolving line of credit bear a weighted average interest rate of 5.00% and 4.78% at December 31, 2002 and 2001, respectively.

The Credit and Security agreement is collateralized by the Company’s tangible and intangible assets (including cash, accounts receivable, inventory, property, plant and equipment) and all the proceeds, products, profits, and rents of any of the above. The Credit and Security agreement contains provisions pertaining to the maintenance of certain financial ratios, annual capital expenditures, restrictions as to the payment or commitment to pay management fees and principal payment acceleration.

On April 30, 1999, the Company issued $18,000 of 12% Senior Subordinated Notes due May 1, 2007. In addition, under the terms of this issuance, detachable warrants to purchase 3,261.07 shares of class B nonvoting common stock at two cents per share were issued. These warrants are exercisable from April 30, 1999 through May 1, 2007 and were valued by management at $2,520 based on recent equity transactions with discounts for dilution and lack of control and marketability. The carrying value of the senior subordinated notes will be subject to periodic accretion, in order for the carrying amount to equal the Company’s obligation upon maturity. As a result, the senior subordinated notes have an effective interest rate of approximately 13.75%.

Maturities of long-term debt are (including an anticipated excess cash flow payment of $3,948 in 2003):

2003	$7,299
2004	3,119
2005	1,553
2006	10,079
2007	16,635
Thereafter	—

$38,685

The Company’s effective interest rate exclusive of the impact of swaps on all debt is 8.35% and 7.92% at December 31, 2002 and 2001, respectively. Interest paid on the Company’s line of credit and long-term debt totaled $5,003, $5,934, and $8,890 for the years ended December 31, 2002, 2001 and 2000, respectively.

The Company has entered into interest rate swap agreements, which effectively fix the rate of interest on a portion of the variable rate debt as follows:

Notional Amount	Interest Rate	Maturity
$18,000	5.88%	April 1, 2004
10,000	5.07%	April 1, 2003

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

8.    Income Taxes

A reconciliation of the income tax provision based on the statutory corporate tax rate to the provision reflected in the consolidated financial statements for December 31, 2002, 2001, and 2000 is as follows:

	2002	2001	2000
Statutory federal income tax rate	35.0%	34.0%	34.0%
State tax expense, net	2.7%	2.0%	2.9%
Other	0.4%	0.2%	0.3%

Effective tax rate	38.1%	36.2%	37.2%

The income tax provision for the years ended December 31, 2002, 2001, and 2000 consists of the following components:

	2002	2001	2000
Federal:
Current	$5,441	$2,001	$576
Deferred	1,013	831	1,268
State:
Current	396	125	59
Deferred	406	133	189

	$7,256	$3,090	$2,092

Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31, 2002 and 2001 are:

	2002	2001
Deferred tax assets:
Inventory	$786	$540
Other accruals	1,853	1,275

Total deferred tax assets	2,639	1,815

Deferred tax liabilities:
Tax over book amortization	(3,943)	(2,331)
Tax over book depreciation	(1,125)	(768)

Total deferred tax liabilities	(5,068)	(3,099)

Net deferred tax liability	$(2,429)	$(1,284)

The Company paid taxes of $4,396, $2,383, and $960 for the years ended December 31, 2002, 2001, and 2000, respectively.

9.    Employee Retirement Plan

The Company maintains a defined contribution 401(k) savings plan for substantially all full-time employees. Participants may contribute up to 15% of their salary to the plan, subject to IRS limitations. The

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

Company makes a matching contribution of the first 2% of each participant’s annual earnings contributed to the plan. The Company’s contributions to the plan for the years ended December 31, 2002, 2001, and 2000 were $199, $261, and $204, respectively.

10.    Stock Option Plan

During 2002, 2001, and 2000, the Board of Directors granted to Directors and key members of management, nonqualified options to purchase 500, 500, and 1,125 shares, respectively, of Class A common stock of the Company at exercise prices, representing the fair value of the common stock at the date of the grant, ranging from $1.0 to $1.5 per share. Options generally vest over two to four years and have a term of 10 years.

A summary of stock option activity for the plan is as follows:

	Number of Options	Weighted Avg. Exercise Price Per Share
Outstanding at January 1, 2000	712.5	$1.000
Granted	1,125.0	1.013
Exercised	—	—
Forfeited	—	—
Expired	—	—

Outstanding at January 1, 2001	1,837.5	$1.012
Granted	500.0	1.178
Exercised	(550.0)	1.274
Forfeited	(237.5)	1.438
Expired	—	—

Outstanding at December 31, 2001	1,550.0	$1.067
Granted	500.0	1.500
Exercised	—	—
Forfeited	—	—
Expired	—	—

Outstanding at December 31, 2002	2,050.0	$1.173

Stock options exercisable at December 31, 2002	1,385.0	$1.034

The Company applies the provisions of APB Opinion 25, and related interpretations in accounting for its stock option plan. Had compensation cost for the Company’s stock option plan been determined using fair values at the grant dates for awards under the plan as defined by SFAS No. 123, the Company’s pro forma net income for the years ended December 31, 2002, 2001, and 2000 would have been as follows:

	2002	2001	2000
Net income as reported	$11,796	$5,435	$3,537
Stock option expense, net of tax	(356)	(49)	(108)

Pro forma net income	$11,440	$5,386	$3,429

ALPHA SHIRT HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2002

(dollars in thousands)

For purposes of determining the pro forma disclosures, the fair value of each option grant is estimated on the date of grant using the minimum value method, with the following assumptions: dividend yield of 0%; risk-free interest rate of 2.17%; and expected lives of four-five years. Because option grants and awards generally vest over several years and additional awards are expected to be made in the future, the pro forma results should not be considered to be representative of the effects on reported results for future years.

The following table summarizes information about stock options outstanding as of December 31, 2002:

Range of Exercise Prices	Shares	Weighted Average Remaining Life	Weighted Average Exercise Price
$1.000 to $1.099	1,000	3 years	$1.000
$1.100 to $1.199	225	3 years	1.100
$1.200 to $1.299	325	3 years	1.250
$1.300 to $1.500	500	3 years	1.500

	2,050	3 years	$1.173

11.    Related Party Transactions

On June 9, 2001 in conjunction with the repurchase of 625 shares of Class A common stock from a former shareholder, for which the Company owed $716, the Company issued a note payable to the former shareholder in the amount of $413, forgave a note receivable from the former shareholder in the amount of $200, and paid cash of $103. The note bears a 6.30% interest rate, payable in quarterly installments commencing June 30, 2001 and ending June 9, 2005.

FNL Management Corp., an affiliate of the majority stockholder of the Company, provides certain administrative services to the Company. For each of the years ended December 31, 2002, 2001, and 2000, the Company paid $800 to FNL Management Corp. for such services.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the directors and officers of Broder Bros., Co. (“Issuer”) are insured or indemnified against liability in their capacities as such. All of the directors and officers of the other Registrants are covered by insurance policies maintained and held in effect by the Issuer against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

The Issuer is incorporated under the laws of the State of Michigan. Under the Michigan Business Corporation Act (the “Michigan Statute”), a corporation is permitted to indemnify any person who was, is or is threatened to be made a party to any proceeding, other than an action, suit or proceeding by or in the right of the corporation, by reason of the fact that he or she was serving in an indemnified capacity against expenses, including attorney fees, and judgments, penalties, fines and amounts paid in settlement that are actually and reasonably incurred by him or her in connection with the proceeding, if the indemnified person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval with respect to a claim, issue, or matter in which the indemnified person has been found liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

The Michigan Statute further provides that its provisions concerning indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under a corporation’s articles of incorporation, its bylaws or a contractual arrangement. In addition, the Michigan Statute authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was serving in an indemnified capacity against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Michigan Statute.

The bylaws of Issuer provide that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”) by reason of the fact that he is or was a director or officer of the Issuer or is or was serving at the request of the Issuer as a director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless by the Issuer to the fullest extent which it is empowered to do so unless prohibited from doing so by the Michigan Statute, against all expense, liability and loss (including attorneys’ fees actually and reasonably incurred by such person in connection with such proceeding) and such indemnification shall inure to the benefit of his heirs, executors and administrators, provided however that, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors of the corporation.

The bylaws of the Issuer further provide that the foregoing right to indemnification is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition. The corporation may also, by action of its board of directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing indemnification of directors and officers.

In addition, the Issuer’s bylaws provide that the Issuer may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Issuer or was serving at the request of the Issuer as director, officer, employee, fiduciary, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, whether or not the corporation would have the power to indemnify such person against such liability under the preceding paragraphs.

The other Registrants, TSM Acquisition Co. (“TSM Acquisition”) and ASHI, Inc. (“ASHI”), are incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”). The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

The by-laws of TSM Acquisition provide for indemnification and insurance of its directors, officers, employees and agents in terms substantially similar to those afforded to the directors, officers, employees and agents of Issuer, to the extent permitted by the Delaware Statute.

The certificate of incorporation of ASHI provides that no director of a corporation shall be personally liable to a corporation or its stockholders except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Statute, or (iv) any transaction from which the director derived an improper personal benefit; and the directors of the corporation shall be entitled to the full extent permitted by Delaware law, as amended from time to time, to the benefits of provisions limiting the personal liability of directors.

The by-laws of ASHI provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware Statute, as the same exists or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as otherwise provided in the by-laws of the corporation with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in the certificate of incorporation is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware Statute requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the corporation with the same scope and effect as the foregoing.

The by-laws of ASHI further provide that the corporation may maintain insurance, at its expense, to protect itself and any directors, officer, employee, agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Statute.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The attached Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are required to be filed herewith pursuant to this Item except as listed below:

Index
Report of Independent Accountants on Financial Statement Schedule	S-1
Schedule II—Consolidated Valuation and Qualifying Accounts	S-2

ITEM 22. UNDERTAKINGS.

(a) The undersigned hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(d) The undersigned hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Broder Bros., Co., a Michigan corporation, has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 26th day of March, 2004.

BRODER BROS., CO.

By:	/S/ DAVID HOLLISTER
David Hollister
Chief Financial Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of March 2004.

Signature	Title

* Vincent Tyra	President, Chief Executive Officer and Director

/S/ DAVID HOLLISTER David Hollister	Chief Financial Officer and Secretary (principal financial and accounting officer)

* Thomas Myers	Director

* Edward Conard	Director

* Stephen Zide	Director

*By:	/S/ DAVID HOLLISTER

Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TSM Acquisition Co., a Delaware corporation, has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 26th day of March, 2004.

TSM ACQUISITION CO.
By:	/S/ DAVID HOLLISTER
David Hollister
Vice President and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of March, 2004.

Signature	Title

* Thomas Myers	President and Director (principal executive officer)

/S/ DAVID HOLLISTER David Hollister	Vice President and Secretary (principal financial and accounting officer)

*By:	/S/ DAVID HOLLISTER

Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, ASHI, Inc., a Delaware corporation, has duly caused this Amendment No. 2 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on the 26th day of March, 2004.

ASHI, INC.
By:	/S/ DAVID HOLLISTER
David Hollister
Vice President, Secretary and Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of March, 2004.

Signature	Title

* Thomas Myers	President and Director (principal executive officer)

/S/ DAVID HOLLISTER David Hollister	Vice President, Secretary and Director (principal financial and accounting officer)

*By:	/S/ DAVID HOLLISTER

Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Purchase Agreement, dated September 17, 2003, by and among Broder Bros., Co. (the “Issuer”), Alpha Shirt Company, Alpha Shirt Holdings, Inc., ASHI, Inc. and TSM Acquisition Co. (the “Guarantors”) and UBS Securities LLC and Banc One Capital Markets, Inc. (collectively the “Initial Purchasers”).

2.1	Stock Purchase Agreement, dated July 12, 2003, by and among Broder Bros., Co., all of Alpha’s existing stockholders and bondholders and FNL Management Corp.

2.2	Amendment No. 1 to Stock Purchase Agreement, dated July 24, 2003, by and among Broder Bros., Co., all of Alpha’s existing stockholders and bondholders and FNL Management Corp.

2.3	Amendment No. 2 to Stock Purchase Agreement, dated September 19, 2003, by and among Broder Bros., Co., all of Alpha’s existing stockholders and bondholders and FNL Management Corp.

3.1	Articles of Incorporation of Broder Bros., Co., as amended and restated by Certificate of Amendment dated September 22, 2003.

3.2	By-laws of Broder Bros., Co.

3.3	Certificate of Incorporation of TSM Acquisition Co.

3.4	By-laws of TSM Acquisition Co.

3.5	Certificate of Incorporation of ASHI, Inc.

3.6	By-laws of ASHI, Inc.

4.1	Indenture, dated as of September 22, 2003, among Issuer, the Guarantors, and Wachovia Bank, National Association, as Trustee.

4.2	Registration Rights Agreement, dated September 22, 2003, among Issuer, the Guarantors and the Initial Purchasers.

5.1	Opinion of Kirkland & Ellis LLP delivered with respect to registrants organized under the laws of the State of Delaware.

5.2	Opinion of Maddin, Hauser, Wartell, Roth & Heller P.C. delivered with respect to registrants organized under the laws of the State of Michigan.

8.1	Opinion of Kirkland & Ellis LLP regarding federal income tax consequences.

10.1	Credit Agreement dated as of September 22, 2003, among the Issuer, the Guarantors, the Lenders named therein, UBS Securities LLC, UBS AG, Cayman Islands Branch, UBS AG, Stamford Branch, and the CIT Group/Commercial Services, Inc.

10.2	Amended and Restated Shareholders Agreement, dated September 22, 2003, by and among the Issuer and each of the shareholders listed in the schedules therein.

10.3	Amended and Restated Registration Agreement, dated September 22, 2003, between the Issuer and certain stockholders of the Issuer.

10.4	Amended and Restated Advisory Agreement, dated September 22, 2003, between the Issuer and Bain Capital, LLC.

10.5	Broder Bros., Co. 2000 Stock Purchase and Option Plan.

10.6	Employment Agreement, dated May 3, 2000, between the Issuer and Vince Tyra.

10.7	Employment Agreement, dated May 3, 2000, between the Issuer and Howard N. Morof.

Exhibit No.	Description

10.8	Deferred Compensation Agreement, dated May 3, 2000, between the Issuer and Vince Tyra.

10.9	Deferred Compensation Agreement, dated May 3, 2000, between the Issuer and Michael T. Brode.

10.10	Executive Stock Agreement, dated May 3, 2000, between the Issuer and Vince Tyra.

10.11	Executive Stock Agreement, dated May 3, 2000, between the Issuer and Howard N. Morof.

10.12	Warrant Agreement, dated May 3, 2000, between the Issuer and the Purchasers named therein.

10.13	Securities Purchase Agreement, dated September 22, 2003, by and among the Issuer and the Purchasers named therein.

10.14	Employment Letter Agreement, dated October 7, 2003, between the Issuer and Howard N. Morof.

10.15	Employment Agreement, dated December 22, 2003, between the Issuer and Joseph G. Putnam.

10.16	Employment Agreement, dated December 22, 2003, between the Issuer and Mark Barrocas.

*10.17	Employment Agreement, dated January 10, 2004, between the Issuer and David Hollister.

*10.18	Employment Agreement, dated January 10, 2004, between the Issuer and Vincent Tyra.

21.1	Subsidiaries of the Issuer.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Ernst & Young LLP.

23.4	Consent of Kirkland & Ellis (Included in Exhibits 5.1 and 8.1).

23.5	Consent of Maddin, Hauser, Wartell, Roth & Heller P.C. (Included In Exhibits 5.2).

24.1	Power of Attorney (included on the signature pages hereto).

25.1	Statement of Eligibility of Trustee on Form T-1 under the Trust Indenture Act of 1939 of Wachovia Bank, National Association.

*99.1	Form of Letter of Transmittal.

*99.2	Form of Tender Instructions.

99.3	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

Report of Independent Auditors on

Financial Statement Schedule

To the Board of Directors

of Broder Bros., Co.:

Our audits of the consolidated financial statements referred to in our report dated March 19, 2004 appearing in the Registration Statement on this Form S-4 of Broder Bros., Co., also included an audit of the financial statement schedule included in this Form S-4. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

Bloomfield Hills, MI

March 19, 2004

S-1

BRODER BROS., CO. AND SUBSIDIARIES

(dollars in thousands)

Schedule II

Consolidated Valuation and Qualifying Accounts

	Balance at Beginning of Period	Additions resulting from Acquisitions	Charged to Costs and Expenses	Charged to Other Accounts— Describe	Deductions— Describe (1)	Balance at End of Period
YEAR ENDED DECEMBER 27, 2003
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$900	$1,767	$2,021	$—	$1,868	$2,820
Excess and discontinued inventory reserve	1,800	1,136	2,156	—	1,103	3,989

YEAR ENDED DECEMBER 28, 2002
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$1,097	$—	$1,015	$—	$1,212	$900
Excess and discontinued inventory reserve	3,828	—	896	—	2,924	1,800

YEAR ENDED DECEMBER 29, 2001
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$700	$766	$875	$—	$1,244	$1,097
Excess and discontinued inventory reserve	2,065	2,098	410	—	745	3,828

1)	Allowance for Doubtful Accounts—Uncollectible accounts written off, net of recoveries.
Excess and Discontinued Inventory Reserve—Loss on sale/disposal of Excess and Discontinued Inventory.

Note: Valuation and Qualifying accounts for Alpha are set forth in Footnote 2 to Alpha Shirt Holdings, Inc. Consolidated Financial Statements for the years ended December 31, 2002, 2001, 2000.

S-2